UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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2015 Annual Meeting of Shareholders
PROXY STATEMENT

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider. You should read the entire Proxy Statement carefully before voting.

ANNUAL MEETING OF SHAREHOLDERS

Date	Thursday, May 28, 2015
Time	9:30 a.m.
Place	W New York – Union Square hotel 201 Park Avenue South (at 17th Street) New York, New York
Record Date	March 30, 2015
Voting	Shareholders as of the record date are entitled to vote.
Each share of common stock of Tiffany & Co., a Delaware corporation (the "Company"), has one vote.
Admission	Attendance at the Annual Meeting will be limited to those persons who were shareholders, or held Company stock through a broker, bank or other nominee, at the close of business on the record date.
Pre-registration is required to attend the Annual Meeting. Registration confirmation and photo ID are also required for admission.
Shareholders of record will have the opportunity to vote by ballot at the Annual Meeting.
Beneficial owners of shares held in street name must contact their broker before the Annual Meeting to obtain a legal proxy and bring the legal proxy with them to the meeting.

MATTERS TO BE VOTED ON AT 2015 ANNUAL MEETING

There are three matters scheduled to be voted on at this year’s Annual Meeting:

Matter	Board Recommended Vote	Required Vote	Broker Discretionary Vote Allowed
Item No. 1: Election of the Board;	"FOR" the election of all 10 nominees for director	Majority of votes cast "for" or "against" the nominee	No
Item No. 2: Ratification of the selection of the independent registered public accounting firm to audit our Fiscal 2015 financial statements; and	"FOR"	Majority of shares present and entitled to vote	Yes
Item No. 3: Approval, on an advisory basis, of the compensation of the Company's named executive officers as disclosed in this Proxy Statement ("Say on Pay").	"FOR"	Majority of shares present and entitled to vote	No

TIFFANY & CO.

ELECTION OF THE BOARD

The following table provides summary information about each director nominee. Each director is elected annually by a majority of votes cast. See "Item 1. Election of the Board" at PS-18 for more information.

Name	Age	Director Since	Principal Occupation	Independent	Audit Committee	Compensation & Stock Option Sub- Committee	Corporate Social Responsibility Committee	Dividend Committee	Finance Committee	Nominating/ Corporate Governance Committee	Other Public Company Boards
Rose Marie Bravo	64	1997	Retired Chief Executive Officer ("CEO") of Burberry Limited	✓		✓				✓	2
Gary E. Costley	71	2007	Retired Chairman and CEO of International Multifoods Corporation	✓		Chair	✓			✓	2
Lawrence K. Fish	70	2008	Retired Chairman and CEO of Citizens Financial Group, Inc.	✓	✓		Chair		✓		3
Abby F. Kohnstamm	61	2001	Executive Vice President and Chief Marketing Officer at Pitney Bowes	✓	✓	✓	✓			✓	0
Charles K. Marquis	72	1984	Senior Advisor to Investcorp International, Inc.	✓	✓	✓				Chair	0
Peter W. May	72	2008	President of Trian Fund Management, L.P.	✓		✓			✓		1
William A. Shutzer	68	1984	Senior Managing Director of Evercore Partners						Chair		1
Robert S. Singer	63	2012	Former CEO of Barilla Holding S.p.A	✓	Chair	✓			✓		3
Michael J. Kowalski	63	1995	Retired CEO of Tiffany & Co.				✓	✓			1
Frederic Cumenal	55	2013	CEO of Tiffany & Co.								0

Each director nominee is a current director and during Fiscal 2014 (February 1, 2014 to January 31, 2015) attended at least 89% of the aggregate number of meetings of the Company’s Board of Directors (the "Board") and those committees on which he or she served.

AUDITORS

The Audit Committee has appointed, and the Board has ratified the appointment of, PricewaterhouseCoopers LLP ("PwC") as the independent registered public accounting firm to audit the Company’s consolidated financial statements for Fiscal 2015 (February 1, 2015 to January 31, 2016). As a matter of good corporate governance, we are asking you to approve this selection.

TIFFANY & CO.

See "Item 2. Ratification of the Selection of the Independent Registered Public Accounting Firm to Audit Our Fiscal 2015 Financial Statements" at PS-34 and "Relationship with Independent Registered Public Accounting Firm" at PS-36 for more information.

EXECUTIVE COMPENSATION MATTERS

See "Item 1. Election of the Board" at PS-18 and "Compensation of the CEO and Other Executive Officers" at PS-38 for more information.

BUSINESS HIGHLIGHTS

Fiscal 2014 was another year of solid performance for the Company. Key highlights of Fiscal 2014 performance were as follows:

Sales Growth:
Net sales increased 5% to $4.25 billion, or 7% on a constant-exchange-rate basis that eliminates the effect from translating sales made outside the U.S. into U.S. dollars (see Appendix I at PS-98). Performance was healthy across all regions in the full year, ranging from total sales growth in local currencies of 10% in Asia-Pacific, to 6% in both the Americas and Europe, to 4% in Japan.

Improved Profitability:
Net earnings were $484 million, or $3.73 per diluted share. Excluding a debt-extinguishment charge related to the redemption of certain of the Company's long-term debt in 2014 and other charges recorded in 2013 (see Appendix I at PS-98), net earnings rose 13%, which exceeded management's initial expectation for the year.

Store Expansion:
Six Company-operated TIFFANY & CO. stores, net, were added across the Americas, Asia-Pacific and Europe, including the addition of a major store on the Champs-Elysées in Paris and the first Company-operated store in Moscow.

Product Introductions:	The TIFFANY T jewelry collection was introduced, representing a modern design targeted to the self-purchaser. The launch was met with customer excitement and generated strong sales.
Returning Capital to Shareholders:
The Company increased the quarterly dividend rate per share by 12% from $0.34 to $0.38, or $1.52 annually, representing the 13th increase in the past 12 years, and spent $27 million to repurchase 301,000 shares of the Company's common stock.

EXECUTIVE COMPENSATION HIGHLIGHTS

The Board of Directors' continued commitment to pay for performance and leading compensation practices in Fiscal 2014 was demonstrated by the following highlights:

•
The majority of compensation payable to the Chief Executive Officer and other named executive officers is tied to the Company's financial performance and/or the performance of the stock price (87% for the Chief Executive Officer and 73% for other named executive officers, on average), with significant emphasis on long-term incentives.

•	Long-term and short-term incentive awards are payable contingent on a variety of performance measures, including net earnings, earnings, return on assets, and change in stock price.

•
Short-term incentive awards for Fiscal 2014 were paid out to the named executive officers at 101% of target, based on achievement of operating earnings for the year relative to target and individual performance factors.

TIFFANY & CO.

•
For the performance period beginning February 1, 2012 and ending January 31, 2015 (Fiscal 2012-Fiscal 2014), performance-based restricted stock units vested at 25% of the original grant to each named executive officer, based on achievement of net earnings per share, on a diluted basis, and return on assets relative to pre-established targets.

•	Incentive compensation is subject to recoupment in the event of an accounting restatement due to material noncompliance with financial reporting requirements.

•
Executive officers are expected under the Company's share ownership policy to hold shares of common stock worth five times base salary for the Chief Executive Officer and two to four times base salary for other named executive officers.

•	In the event of a change in control, severance benefits are only payable upon an involuntary termination ("dual trigger").

•	The Compensation Committee of the Board of Directors (the "Committee") retains an independent compensation consultant to advise on the executive compensation program and practices.

2016 ANNUAL MEETING

If you wish to submit a proposal to be included in the Proxy Statement for our 2016 Annual Meeting, we must receive it no later than December 12, 2015. Proposals should be sent to the Company at 727 Fifth Avenue, New York, New York 10022 to the attention of the Corporate Secretary (Legal Department).

Our By-laws set forth certain procedures for shareholders of record who wish to nominate directors or propose other business to be considered at an annual meeting. In addition, we will have discretionary voting authority with respect to any such proposals to be considered at the 2016 Annual Meeting unless the proposal is submitted to us no earlier than January 29, 2016 and no later than February 28, 2016 and the shareholder satisfies the other applicable requirements of the Securities and Exchange Commission (the "SEC").

TIFFANY & CO.

QUESTIONS YOU MAY HAVE REGARDING THIS PROXY STATEMENT

WHAT IS THE PURPOSE OF THIS PROXY STATEMENT AND THE ACCOMPANYING MATERIAL?
This Proxy Statement and accompanying material, including the form of proxy, have been sent to you on behalf of the Company by order of the Board.
This Proxy Statement was first sent to the Company’s shareholders on or about April 10, 2015, in connection with the Annual Meeting of the shareholders of the Company to be held on Thursday, May 28, 2015, at 9:30 a.m. at the W New York – Union Square hotel, 201 Park Avenue South (at 17th Street) New York, New York.
You are entitled to vote at our 2015 Annual Meeting because you were a shareholder, or held Company stock through a broker, bank or other nominee, at the close of business on March 30, 2015, the record date for this year’s Annual Meeting. That is why you were sent this Proxy Statement and accompanying material.

WHAT INFORMATION IS CONTAINED IN THIS PROXY STATEMENT AND THE ACCOMPANYING MATERIAL?
The information included in this Proxy Statement relates to the proposals to be considered and voted on at the Annual Meeting, the voting process, the compensation of our directors and most highly compensated executive officers, and other required information. This Proxy Statement is accompanied by our Annual Report on Form 10-K, which contains financial and other information about our business during Fiscal 2014.

WHY DID I RECEIVE A NOTICE REGARDING THE INTERNET AVAILABILITY OF THIS PROXY STATEMENT AND THE ACCOMPANYING MATERIAL INSTEAD OF A PAPER COPY OF THE PROXY MATERIALS?
As is the practice of many other companies, the Company is now providing proxy materials by a "notice and access" process. As a shareholder, you will receive a written notice of proxy, by postal service or e-mail, with instructions on how to access the proxy materials. This enables the Company to reduce the cost of paper, printing and postage and to substantially reduce paper use in order to benefit our environment. Those shareholders who wish to receive a paper report may request one. In some instances, shareholders will receive a proxy card and paper report automatically.

HOW CAN I REQUEST AND RECEIVE A PAPER OR E-MAIL COPY OF THE PROXY MATERIALS?

To receive a paper or e-mail copy of the proxy materials, please visit or contact:

1) By Internet:	www.proxyvote.com
2) By Telephone:	1-800-579-1639
3) By E-Mail*:	sendmaterial@proxyvote.com

*
If requesting materials by e-mail, please send a blank e-mail with the 16-Digit Control Number (located on the Notice of Proxy) in the subject line. Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor.

Please make the requests as instructed above on or before May 14, 2015 to facilitate timely delivery.
You may also find important information about the Company, with its principal executive offices at 727 Fifth Avenue, New York, New York 10022, on our website at www.tiffany.com. By clicking "Investors" at the bottom of the page, you will find additional information concerning some of the subjects addressed in this document.

TIFFANY & CO.

Important Notice Regarding Internet Availability of Proxy Materials for the Shareholder Meeting to be Held on May 28, 2015.
The Proxy Statement and Annual Report on Form 10-K are available to shareholders at www.proxyvote.com

WHAT MATTERS WILL BE VOTED ON AT THE 2015 ANNUAL MEETING?

There are three matters scheduled to be voted on at this year’s Annual Meeting:

Item No. 1: Election of the Board;
Item No. 2: Ratification of the selection of the independent registered public accounting firm to audit our Fiscal 2015 financial statements; and
Item No. 3: Approval, on an advisory basis, of the compensation of the Company's named executive officers as disclosed in this Proxy Statement ("Say on Pay").

In addition, such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof may be voted on.

DOES THE BOARD OF DIRECTORS RECOMMEND VOTING IN FAVOR OF THE PROPOSALS?
The Board recommends a vote "FOR" each of the director nominees and the proposals set forth in Items 2 and 3.

WHAT SHARES CAN I VOTE?
You may vote all of the shares of the Company's common stock that you owned at the close of business on March 30, 2015, the record date.

HOW MANY VOTES DO I HAVE?
Each share of the Company’s common stock has one vote. The number of shares, or votes, that you have at this year’s Annual Meeting is indicated on the enclosed proxy card or notice.

HOW DO I VOTE MY SHARES?
You can vote your shares at the Annual Meeting either by submitting your vote or instruction prior to the meeting, or by attending the meeting and voting in person.
Voting instructions, whether voting is in person or by proxy, vary depending on whether you are a shareholder of record (also known as a "registered shareholder") or a beneficial owner of shares held in street name:
Shareholder of Record: If your shares are registered directly in your name with the Company's transfer agent, Computershare, you are considered the shareholder of record with respect to those shares. Instructions for how to vote your shares are set forth below.
Beneficial Owner of Shares Held in Street Name: If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the "beneficial owner" of shares held in "street name." The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. Those instructions are contained in the "voting instruction form" sent to you.

TIFFANY & CO.

HOW DO I VOTE MY SHARES BEFORE THE ANNUAL MEETING IF I AM A SHAREHOLDER OF RECORD?
You can vote by proxy by having one or more individuals who will be at the Annual Meeting vote your shares for you. These individuals are called "proxies," and using them to cast your ballot at the Annual Meeting is called voting "by proxy."
Proxies will extend to, and be voted at, any adjournment or postponement of the Annual Meeting.
If you vote by proxy, you will have designated three officers of the Company to act as your proxies at the Annual Meeting. One of them will then vote your shares at the Annual Meeting in accordance with the instructions you have given them on the proxy card or by telephone or the Internet with respect to each of the proposals presented in this Proxy Statement.
While we know of no other matters to be acted upon at this year's Annual Meeting, it is possible that other matters may be presented at the meeting. If that happens and you have signed and not revoked a proxy, your proxy will vote on such other matters in accordance with his or her best judgment.
A shareholder of record may vote by proxy any of the following ways:

•
Via the Internet. You may vote by proxy via the Internet by following the instructions provided in the notice or proxy card; have your notice or proxy card in hand as you will be prompted to enter your control number.

•
Via Telephone. You may vote by proxy via telephone by following the instructions provided in the proxy card; have your notice or proxy card in hand as you will be prompted to enter your control number.

•	By Mail. You may vote by proxy by filling out the proxy card and returning it in the envelope provided.

CAN I CHANGE MY VOTE AFTER I HAVE DELIVERED MY PROXY?
If you decide to vote by proxy (whether by Internet, telephone or mail), you can revoke – that is, change or cancel – your vote at any time before your proxy casts his or her vote at the Annual Meeting. Revoking your vote by proxy may be accomplished in one of three ways:

•	You can send an executed, later-dated proxy card to the Corporate Secretary of the Company, call in different instructions, or provide different instructions through the Internet voting site; or

•	You can notify the Corporate Secretary of the Company in writing that you wish to revoke your proxy; or

•	You can attend the Annual Meeting and vote in person.

HOW DO I VOTE MY SHARES BEFORE THE ANNUAL MEETING IF I AM A BENEFICIAL OWNER OF SHARES HELD IN STREET NAME?
You may instruct your broker how to vote on your behalf in any of the following ways:

•
Via the Internet. You may instruct your broker as to your vote via the Internet by visiting www.proxyvote.com and entering the control number found in the notice or voting instruction form sent to you.

•
Via Telephone. You may instruct your broker as to your vote by calling the toll free number found in your voting instruction form and entering the control number found in the notice or voting instruction form sent to you.

•	By Mail. You may instruct your broker as to your vote by mail by filling out the voting instruction form provided to you and returning it in the envelope provided.

TIFFANY & CO.

Shares held in a broker’s name may be voted by the broker, but only in accordance with the rules of the New York Stock Exchange. For more details, see "WHAT IS A BROKER NON-VOTE?" immediately below.

WHAT IS A BROKER NON-VOTE?
Shares held in a broker’s name may be voted by the broker, but only in accordance with the rules of the New York Stock Exchange. Under those rules, your broker must follow your instructions. If you do not provide instructions to your broker, your broker may vote your shares based on its own judgment or it may withhold a vote. Whether your broker is permitted to vote or withhold its vote is determined by the New York Stock Exchange rules and depends on the proposal being voted upon. With respect to voting on the election of the Board and Say on Pay, your broker will be required to withhold its vote unless you provide instructions on those proposals.
If your broker withholds its vote, that is called a "broker non-vote." As stated below, broker non-votes are counted as present for a quorum. See "WHAT CONSTITUTES A QUORUM?" below.

CAN I CHANGE THE INSTRUCTION TO MY BROKER?
You may vote in person at the Annual Meeting, or you may change your instruction to your broker by submitting a subsequent instruction through one of the means set forth above under "HOW DO I VOTE MY SHARES BEFORE THE ANNUAL MEETING IF I AM A BENEFICIAL OWNER OF SHARES HELD IN STREET NAME?".

HOW WILL MY SHARES BE VOTED IN THE ABSENCE OF INSTRUCTIONS?
If you do not give any specific instructions as to how your shares are to be voted when you sign a proxy card or vote by telephone or by Internet, your proxies will vote your shares in accordance with the following recommendations of the Board:

•	FOR the election of all 10 nominees for director named in this Proxy Statement;

•	FOR the ratification of the selection of PwC as the independent registered public accounting firm to audit our Fiscal 2015 financial statements; and

•	FOR approval of the compensation paid to the Company’s named executive officers in Fiscal 2014.

Shares held in the Company’s Employee Profit Sharing and Retirement Savings Plan will not be voted by the Plan’s trustee unless specific instructions for voting are given by Plan participants to whose accounts such shares have been allocated.

DO I NEED TO ATTEND THE ANNUAL MEETING?
No. You may authorize your shares to be voted by following the instructions presented in the notice or proxy card.

IF I WISH TO ATTEND THE ANNUAL MEETING AND VOTE IN PERSON, WHAT DO I NEED TO DO?
To attend the Annual Meeting, you will need to pre-register as instructed on your notice or proxy card and print out the registration confirmation. You will be required to show the registration confirmation as well as photo identification to enter the Annual Meeting.

TIFFANY & CO.

To vote in person at the Annual Meeting:

•	For shareholders of record, you will have the opportunity to vote by ballot at the meeting.

•
For beneficial owners of shares held in street name, contact your broker before the Annual Meeting to obtain a legal proxy, and bring the legal proxy with you to the meeting. To submit a vote by ballot at the meeting, you will be required to show the legal proxy as well as photo identification.

WHAT CONSTITUTES A QUORUM?
A "quorum" is the minimum number of shares that must be present at an Annual Meeting for a valid vote. For our Annual Meeting, a majority of shares issued and outstanding on the record date and entitled to vote at the Annual Meeting must be present.
The number of shares issued and outstanding at the close of business on March 30, 2015, the record date, was 129,279,450. Therefore, 64,639,726 shares must be present at our 2015 Annual Meeting for a quorum to be established.
To determine if there is a quorum, we consider a share "present" if:

•	The shareholder who owns the share is present in person at the Annual Meeting, whether or not he or she chooses to cast a ballot on any proposal; or

•	The shareholder is represented by proxy at the Annual Meeting.
If a shareholder is represented by proxy at the Annual Meeting, his or her shares are deemed present for purposes of a quorum, even if:

•	The shareholder withholds his or her vote or marks "abstain" for one or more proposals; or

•	There is a "broker non-vote" on one or more proposals.

WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL?
Each nominee for director shall be elected by a majority of the votes cast "for" or "against" the nominee at the Annual Meeting. That means that the number of shares voted "for" a nominee must exceed the number of shares voted “against” that nominee. To vote "for" or "against" any of the nominees named in this Proxy Statement, you can so mark your proxy card or ballot or, if you vote via telephone or Internet, so indicate by telephone or electronically.
You may abstain on the vote for any nominee but your abstention will not have any effect on the outcome of the election of directors. A broker non-vote has the same effect as an abstention: neither will have any effect on the outcome of the election of directors. To abstain on the vote on any or all of the nominees named in this Proxy Statement, you can so mark your proxy card or ballot or, if you vote via telephone or Internet, so indicate by telephone or electronically.
The proposal to ratify the selection of PwC as the independent registered public accounting firm for Fiscal 2015 will be decided by the affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter. That means that the proposal will pass if more than half of those shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter vote "for" the proposal. Therefore, if you "abstain" from voting – in other words, you indicate "abstain" on the proxy card, by telephone or by Internet – it will have the same effect as an "against" vote. Broker non-votes on this proposal will have no effect.
The advisory proposal to approve the compensation of our named executive officers will be decided by the affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter. That means that the advisory proposal will be approved if more than half

TIFFANY & CO.

of those shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter vote "for" the proposal. Therefore, if you "abstain" from voting – in other words, you indicate “abstain” on the proxy card, by telephone or by Internet – it will have the same effect as an "against" vote. Broker non-votes on this proposal will have no effect.

WHAT HAPPENS IF A DIRECTOR NOMINEE DOES NOT RECEIVE A MAJORITY OF THE VOTES CAST?
In the event that any of the current directors standing for reelection does not receive a majority of "for" votes of the votes cast "for" or "against" his or her candidacy, such person would continue to serve as a director until he or she is succeeded by another qualified director or until his or her earlier resignation or removal from office. Each of the nominees for director has agreed to tender his or her resignation in the event that he or she does not receive such a majority. Under the Corporate Governance Principles adopted by the Board, the Nominating/Corporate Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation or whether other action should be taken.

HOW ARE PROXIES SOLICITED?
We have hired the firm of Georgeson Inc. to assist in the solicitation of proxies on behalf of the Board. Georgeson Inc. has agreed to perform this service for a fee of not more than $8,000, plus out-of-pocket expenses.
Employees of Tiffany and Company, a New York corporation and the principal subsidiary of the Company ("Tiffany"), may also solicit proxies on behalf of the Board. These employees will not receive any additional compensation for their work soliciting proxies and any costs incurred by them in doing so will be paid for by Tiffany.
Proxies may be solicited by mail, in person, by facsimile, by telephone or by e-mail. In addition, we will pay for any costs incurred by brokerage houses and others for forwarding proxy materials to beneficial owners.

WHO WILL COUNT THE VOTES?
All votes will be tabulated by American Election Services, LLC, the inspector of elections appointed for the Annual Meeting.

WHERE CAN I FIND THE VOTING RESULTS OF THE ANNUAL MEETING?
We will announce preliminary voting results at the Annual Meeting and publish final results in a Form 8-K filed with the SEC within four business days after the Annual Meeting.

TIFFANY & CO.

OWNERSHIP OF THE COMPANY

SHAREHOLDERS WHO OWN AT LEAST FIVE PERCENT OF THE COMPANY

The following table shows all persons who were known to us to be "beneficial owners" of at least five percent of Company stock as of March 23, 2015. Footnote (a) below provides a brief explanation of what is meant by the term "beneficial ownership." This table is based upon reports filed with the SEC. Copies of these reports are publicly available from the SEC. All of the reports included a certification to the effect that the shares were not acquired and were not being held for the purpose of or with the effect of changing or influencing the control of the Company and were not acquired and were not being held in connection with or as a participant in any transaction having that purpose or effect.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (a)		Percent of Class
Qatar Investment Authority	16,222,436	(b)	12.55%
Q-Tel Tower, 8 th Floor
Diplomatic Area Street, West Bay
P.O. Box 23224, Doha, State of Qatar
Prudential Financial, Inc.	9,248,567	(c)	7.16%
751 Broad Street
Newark, New Jersey 07102
The Vanguard Group, Inc.	9,105,067	(d)	7.05%
100 Vanguard Blvd.
Malvern, Pennsylvania 19355
Capital World Investors	7,174,430	(e)	5.55%
333 South Hope Street
Los Angeles, California 90071

a) "Beneficial ownership" is a term broadly defined by the SEC and includes more than the typical form of stock ownership, that is, stock held in the person’s name. The term also includes where a person has the right to acquire stock within 60 days or has or shares the power to vote the stock or to sell it. Accordingly, some of the shares reported as beneficially owned in this table may actually be held by other persons or organizations. Those other persons and organizations are described in the reports filed with the SEC.

b) Qatar Investment Authority, a citizen of Qatar, reported such beneficial ownership to the SEC on its Schedule 13G/A as of February 12, 2014 and stated that it had sole voting and disposition power with respect to all such shares.

c) Prudential Financial Inc. ("Prudential") reported such beneficial ownership to the SEC on its Schedule 13G as of February 13, 2015 and stated that, as a parent holding company of the entities referenced below, it beneficially owned the number of shares referred to above. This Schedule stated that Prudential had sole power to vote 554,200 shares of the Company's common stock, shared power to vote 4,888,498 shares, sole power to dispose or direct the disposition of 554,200 shares, and shared power to dispose or direct the disposition of 8,694,367 shares, for an aggregate amount of 9,248,567 shares beneficially owned. Prudential is the parent holding company of (i) Jennison Associates LLC ("Jennison"), which beneficially owns 9,104,753 shares of the Company's common stock and (ii) Quantitative Management Associates LLC, which beneficially owns 143,814 shares of the Company's common stock, for an aggregate amount of 9,248,567 shares beneficially owned that was reported by Prudential. Jennison does not file jointly with Prudential, and as such, on February 10, 2015, Jennison filed a Schedule 13G with the SEC reporting its beneficial ownership of the aforementioned 9,104,753 shares of the Company's common stock. That Schedule stated that Jennison had sole power to vote 5,298,884 shares and shared power to dispose or direct the disposition of 9,104,753 shares. Jennison furnishes investment advice to several investment companies, insurance separate accounts,

TIFFANY & CO.

and institutional clients ("Managed Portfolios"). As a result of its role as investment advisor of the Managed Portfolios, Jennison may be deemed to be the beneficial owner of the shares of the Company's common stock held by such Managed Portfolios, and Prudential may be deemed to have the power to exercise or to direct the exercise of such voting and/or dispositive power that Jennison may have with respect to the shares of the Company's common stock held by the Managed Portfolios. The mailing address for Jennison is 466 Lexington Avenue, New York, New York 10017.

d) The Vanguard Group, Inc. reported such beneficial ownership to the SEC on its Schedule 13G/A as of February 10, 2015 and stated that, as an investment advisor, it beneficially owned the number of shares referred to above. This Schedule stated that it had sole power to vote 201,454 shares of the Company's common stock, sole power to dispose or direct the disposition of 8,917,108 shares, and shared power to dispose or direct the disposition of 187,959 shares, for an aggregate amount of 9,105,067 shares beneficially owned.

e) Capital World Investors reported such beneficial ownership to the SEC on its Schedule 13G/A as of February 13, 2015 and stated that, as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940, it had sole voting and disposition power with respect to all such shares.

OWNERSHIP BY DIRECTORS, DIRECTOR NOMINEES AND EXECUTIVE OFFICERS

The following table shows the number of shares of the Company’s common stock beneficially owned as of March 23, 2015 by those persons who are director nominees or who served as directors; the principal executive officer (the "CEO") and the principal financial officer (the "CFO") during Fiscal 2014; the three next most highly compensated executive officers of the Company as of the end of Fiscal 2014; and the directors and executive officers (see "Executive Officers of the Company" at PS-16) as a group. In the notes to the table below, "Vested Stock Options" refer to stock options that are exercisable as of March 23, 2015 or will become exercisable within 60 days of that date.

Name	Amount and Nature of Beneficial Ownership		Percent of Class [a]
Directors
Rose Marie Bravo	34,574	[b]	*
Gary E. Costley	16,857	[c]	*
Frederic Cumenal	118,659	d	*
Lawrence K. Fish	51,706	e	*
Abby F. Kohnstamm	66,206	f	*
Michael J. Kowalski (CEO during Fiscal 2014)	284,268	g	*
Charles K. Marquis	173,256	h	*
Peter W. May	53,206	i	*
William A. Shutzer	338,593	j	*
Robert S. Singer	16,501	k	*
Executive Officers
James N. Fernandez (CFO during Fiscal 2014)	61,686	[l]	*
Ralph Nicoletti (CFO during Fiscal 2014)	7,494	[m]	*
Jill Beraud	500		*
Pamela H. Cloud	85,838	[n]	*
All executive officers and directors as a group (19 persons):	1,591,657	[o]	1.2%

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a)	An asterisk (*) is used to indicate less than 1% of the class outstanding.

b)	Includes 29,794 shares issuable upon the exercise of Vested Stock Options. Includes 780 shares issuable upon the maturity of restricted stock grants made to directors on May 22, 2014.

c)	Includes 15,077 shares issuable upon the exercise of Vested Stock Options. Includes 780 shares issuable upon the maturity of restricted stock grants made to directors on May 22, 2014.

d)	Includes 97,668 shares issuable upon the exercise of Vested Stock Options and 4,203 shares issuable upon the vesting of performance-based restricted stock units on March 25, 2015.

e)	Includes 11,217 shares issuable upon the exercise of Vested Stock Options. Includes 780 shares issuable upon the maturity of restricted stock grants made to directors on May 22, 2014.

f)	Includes 49,794 shares issuable upon the exercise of Vested Stock Options. Includes 780 shares issuable upon the maturity of restricted stock grants made to directors on May 22, 2014.

g)
Includes 171,000 shares issuable upon the exercise of Vested Stock Options, 7,844 shares issuable upon the vesting of performance-based restricted stock units on March 25, 2015 and 2,572 shares held by the Kowalski Family Foundation.

h)
Includes 39,794 shares issuable upon the exercise of Vested Stock Options, 28,682 shares held in the Charles and Cynthia Marquis Joint Revocable Trust dated December 8, 2003 and 56,000 shares held in the Marquis 2012 Children's Trust, as Trustee. Mr. Marquis disclaims beneficial ownership of Company stock held by the Marquis 2012 Children's Trust. Includes 780 shares issuable upon the maturity of restricted stock grants made to directors on May 22, 2014.

i)
Includes 12,632 shares Mr. May may be deemed to indirectly beneficially own. Includes 39,794 shares issuable upon the exercise of Vested Stock Options. Includes 780 shares issuable upon the maturity of restricted stock grants made to directors on May 22, 2014.

j)
Includes 49,794 shares issuable upon the exercise of Vested Stock Options; 107,500 shares held by KJC Ltd. of which Mr. Shutzer is the sole general partner and of which three of his adult children are limited partners; 32,210 shares held in trust for one adult child of which trust Mr. Shutzer's wife is sole trustee; and 780 shares issuable upon the maturity of restricted stock grants made to directors on May 22, 2014. Mr. Shutzer disclaims beneficial ownership of Company stock held by KJC Ltd. and shares held in the aforementioned trust.

k)	Includes 8,740 shares issuable upon the exercise of Vested Stock Options. Includes 780 shares issuable upon the maturity of restricted stock grants made to directors on May 22, 2014.

l)	Mr. Fernandez, the Company's former Executive Vice President and Chief Operating Officer, retired effective July 31, 2014, and served as CFO from November 27, 2013 through April 1, 2014.

m)	Includes 7,494 shares issuable upon the exercise of Vested Stock Options. Mr. Nicoletti was appointed as CFO effective April 2, 2014.

n)
Includes 63,975 shares issuable upon the exercise of Vested Stock Options, 1,911 shares issuable upon the vesting of performance-based restricted stock units on March 25, 2015 and 490 shares held in Ms. Cloud's account under the Company’s Employee Profit Sharing and Retirement Savings Plan.

o)
Includes 844,354 shares issuable upon the exercise of Vested Stock Options and restricted stock unit grants that will vest within 60 days of March 23, 2015; 1,274 shares held in accounts under the Company's Employee Profit Sharing and Retirement Savings Plan; and three shares held in the Company's Employee Stock Purchase Plan.

See "Compensation of the CEO and other Executive Officers–Compensation Discussion and Analysis–Equity Ownership by Executive Officers and Non-Executive Directors," beginning at PS-59 for a discussion of the Company’s share ownership policy.

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SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and greater-than-10-percent shareholders to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. These persons are also required to provide us with copies of those reports.
Based on our review of those reports and of certain other documents we have received, we believe that, during and with respect to Fiscal 2014, all filing requirements under Section 16(a) applicable to our directors, executive officers and greater-than-10-percent shareholders were satisfied in a timely manner.

TIFFANY & CO.

EXECUTIVE OFFICERS OF THE COMPANY
The executive officers of the Company are:

Name	Age	Position	Year Joined Tiffany
Frederic Cumenal	55	Chief Executive Officer	2011
Ralph Nicoletti	57	Executive Vice President – Chief Financial Officer	2014
Jill Beraud	55	Executive Vice President	2014
Jean-Marc Bellaiche	45	Senior Vice President – Strategy and Business Development	2014
Victoria Berger-Gross	59	Senior Vice President – Global Human Resources	2001
Pamela H. Cloud	45	Senior Vice President – Merchandising	1994
Leigh M. Harlan	38	Senior Vice President – Secretary and General Counsel	2012
Andrew W. Hart	47	Senior Vice President – Manufacturing, Diamonds and Gemstones	1999
Caroline D. Naggiar	57	Senior Vice President – Chief Marketing Officer	1997
John S. Petterson	56	Senior Vice President – Global Operations and Customer Services	1988

Frederic Cumenal. Mr. Cumenal joined Tiffany in March 2011 as Executive Vice President, with responsibility for the Asia-Pacific, Japan, Europe and Emerging Markets Regions. In 2012, Mr. Cumenal's responsibilities were expanded to all regions. In September 2013, Mr. Cumenal was appointed as President, with responsibility for sales and distribution of TIFFANY & CO. products globally, Product and Store Design, Merchandising and Marketing functions. Mr. Cumenal was elected Chief Executive Officer effective April 1, 2015 and has served on the Tiffany & Co. Board of Directors since 2013. For 15 years prior to joining Tiffany, Mr. Cumenal held senior leadership positions in LVMH Group’s wine and spirits businesses, most recently as President and Chief Executive Officer of Moët & Chandon, S.A. Previously, Mr. Cumenal served as Chief Executive Officer of Domaine Chandon, and was Managing Director of Moët Hennessy Europe.

Ralph Nicoletti. Mr. Nicoletti joined Tiffany on March 19, 2014 and was appointed as Executive Vice President and Chief Financial Officer effective April 2, 2014. Prior to joining Tiffany, Mr. Nicoletti held the role of executive vice president and Chief Financial Officer for Cigna Corporation, the global health services and insurance company, from 2011 to 2013, and for Alberto Culver, Inc., a manufacturer and distributor of beauty products, from 2007 to 2011. Previously, Mr. Nicoletti held a number of financial management positions at Kraft Foods, Inc. during his tenure there from 1979 to 2007.

Jill Beraud. Ms. Beraud joined Tiffany on October 13, 2014 as Executive Vice President, with responsibility for Global Retail Operations, including all sales channels in every region, as well as oversight of strategic store development and real estate. Prior to joining Tiffany, Ms. Beraud served as Chief Executive Officer of Living Proof, Inc., a prestige beauty company, from December 2011 to September 2014, and as President, Starbucks/Lipton Joint Ventures & Chief Marketing Officer, Americas Beverages, at PepsiCo, Inc. from 2009 to 2011. Previously, Ms. Beraud served as Global Chief Marketing Officer at PepsiCo, Inc. from 2008 to 2009, and held various senior leadership positions at L Brands, Inc. from 1995 to 2008. Ms. Beraud began her career at Proctor & Gamble, where she held brand management positions of increasing responsibility from 1986 to 1991.

Jean-Marc Bellaiche. Mr. Bellaiche joined Tiffany on June 2, 2014 as Senior Vice President – Strategy and Business Development, with responsibility for business initiatives outside of jewelry such as watches, leather

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goods, eyewear and fragrance. Mr. Bellaiche was elected as an executive officer of the Company effective April 1, 2015. Prior to joining Tiffany, Mr. Bellaiche held positions of increasing responsibility at the Boston Consulting Group from 1992 to 2014, where he was appointed as a partner and managing director in 2003 and senior partner and managing director – global leader, luxury fashion beauty and department stores, in 2010. In those roles, Mr. Bellaiche was responsible for leading and directing teams of worldwide consulting professionals as they designed and implemented long-term competitive business strategies for that company's clients.

Victoria Berger-Gross. Dr. Berger-Gross joined Tiffany in 2001 as Senior Vice President–Human Resources. Her current title is Senior Vice President–Global Human Resources.

Pamela H. Cloud. Ms. Cloud joined Tiffany in 1994 as an assistant buyer and has since advanced through positions of increasing management responsibility within the Merchandising Division. In 2007, she was promoted to Senior Vice President–Merchandising, responsible for all aspects of product planning and inventory management.

Leigh M. Harlan. Ms. Harlan joined Tiffany in 2012 as Associate General Counsel. In May 2014, she was promoted to Senior Vice President–Secretary and General Counsel, with responsibility for the Company's worldwide legal affairs. Prior to joining Tiffany, Ms. Harlan was an attorney at the law firm of Cravath, Swaine & Moore LLP, where she practiced corporate, transactional and finance law, from 2005 to 2012.

Andrew W. Hart. Mr. Hart joined Tiffany in 1999 as Director–Materials Management and advanced through positions of increasing management responsibility. In 2012, he was promoted to Senior Vice President–Diamonds and Gemstones, with responsibility for the Company’s global diamond and gemstone supply chain. In 2013, Mr. Hart assumed responsibility for jewelry manufacturing as well, with the title of Senior Vice President–Manufacturing, Diamonds and Gemstones.

Caroline D. Naggiar. Ms. Naggiar joined Tiffany in 1997 as Vice President–Marketing Communications. She was promoted to Senior Vice President and assumed her current role and responsibilities as head of advertising and marketing in 1998, and in 2007 she was assigned additional responsibility for the Public Relations department and named Chief Marketing Officer.

John S. Petterson. Mr. Petterson joined Tiffany in 1988 as a management associate and advanced through positions of increasing management responsibility. He was promoted to Senior Vice President–Corporate Sales in 1995. In 2001, Mr. Petterson assumed the role of Senior Vice President–Operations, with responsibility for worldwide distribution, customer service and security activities. His responsibilities were expanded in 2003 to include manufacturing operations. Since 2013, Mr. Petterson has led the Company's global operations and customer service activities as Senior Vice President–Global Operations and Customer Services.

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ITEM 1. ELECTION OF THE BOARD
Each year, we elect directors at an Annual Meeting of Shareholders. At the 2015 Annual Meeting, 10 directors will be elected. Each of them will serve until he or she is succeeded by another qualified director or until his or her earlier resignation or removal from office.
It is not anticipated that any of this year’s nominees will be unable to serve as a director but, if that should occur before the Annual Meeting, the Board may either propose another nominee or reduce the number of directors to be elected. If another nominee is proposed, you or your proxy will have the right to vote for that person at the Annual Meeting.
Why the Nominees were Chosen to Serve. Each of the 10 nominees for director was recommended for nomination by the Nominating/Corporate Governance Committee and nominated by the full Board to stand for election by the shareholders. The specific experience and qualifications that led the Nominating/Corporate Governance Committee to recommend each nominee is set forth in the brief biographies that follow, and all of the nominees have demonstrated through their service on the Board, their skills as insightful questioners and collaborative decision-makers and their ability to express differing viewpoints in a collegial and constructive fashion. Each of the nominees has many and diverse skill sets but those skills that most stand out are identified below at the end of each biography as "Key Skills."
Information concerning each of the nominees of the Board is set forth below:

Michael J. Kowalski
Mr. Kowalski, 63, is the non-Executive Chairman of the Board of Tiffany & Co. Mr. Kowalski has been a director of Tiffany & Co. since January 1995 and has been Chairman since the end of Fiscal 2002. Mr. Kowalski joined Tiffany in 1983 and was Chief Executive Officer from February 1999 until his retirement effective March 31, 2015. Mr. Kowalski also serves on the Board of Directors of the Bank of New York Mellon Corporation. The Bank of New York Mellon Corporation is one of Tiffany & Co.’s principal banking relationships, serving as a co-syndication agent and lender under Tiffany & Co.'s revolving credit facilities, as the trustee under the indenture governing certain of Tiffany & Co.'s senior notes and as the trustee and investment manager for Tiffany’s Employee Pension Plan. The 2015 annual meeting of stockholders of the Bank of New York Mellon Corporation is scheduled to be held on April 14, 2015, and Mr. Kowalski is not standing for re-election to its Board of Directors at such meeting. Mr. Kowalski holds a B.S. from the University of Pennsylvania’s Wharton School and an M.B.A. from the Harvard Business School.

Key Skills: merchandising, management, strategic planning and motivation.

Rose Marie Bravo
Ms. Bravo, CBE, 64, became a director of Tiffany & Co. in October 1997. Ms. Bravo previously served as Chief Executive Officer of Burberry Limited from 1997 until 2006 and as President of Saks Fifth Avenue from 1992 to 1997. Prior to Saks, Ms. Bravo held a series of merchandising jobs at Macy’s, culminating in the Chairman & Chief Executive Officer role at I. Magnin, which was a division of R. H. Macy & Co. Ms. Bravo also serves on the Board of Directors of Estee Lauder Companies Inc. and Williams-Sonoma, Inc.

Key Skills: retail and brand management, merchandising and product development.

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Gary E. Costley
Dr. Costley, 71, was first elected to the Board of Tiffany & Co. in May 2007. He served as Chairman and Chief Executive Officer of International Multifoods Corporation, a manufacturer and marketer of branded consumer food and food service products, from November 1997 until his retirement in June 2004. Dr. Costley was Dean of the Graduate School of Management at Wake Forest University from 1995 until 1997. Dr. Costley held numerous positions at the Kellogg Company from 1970 until June 1994 when he was President of Kellogg North America. Dr. Costley serves on the Board of Directors of The Principal Financial Group and Prestige Brands Holdings, Inc. He has also served on the Board of Directors of the following public company during the past five years: Covance Inc.

Key Skills: multi-divisional operations, global management, marketing and manufacturing.

Frederic Cumenal
Mr. Cumenal, 55, was elected Chief Executive Officer of Tiffany & Co. effective April 1, 2015. Mr. Cumenal served as President of Tiffany & Co. from September 2013 through March 2015, and was appointed to a newly-created seat on the Board of Tiffany & Co. in September 2013. Prior to his appointment as President, he was an Executive Vice President of Tiffany, with responsibility for the sales and distribution of TIFFANY & CO. products globally. Prior to joining Tiffany in March 2011, Mr. Cumenal spent fifteen years in senior leadership positions in LVMH Group’s wine and spirits businesses, most recently as President and Chief Executive Officer of Moët & Chandon, S.A. Previously, Mr. Cumenal served as Chief Executive Officer of Domaine Chandon, and was Managing Director of Moët Hennessy Europe.

Key Skills: international luxury brand management and development and strategic planning.

Lawrence K. Fish
Mr. Fish, 70, retired as Chairman and Chief Executive Officer of Citizens Financial Group, Inc. ("Citizens") in 2007. He served in that role since 2005, and before that as Chairman, President and Chief Executive Officer of Citizens from 1992. Mr. Fish is a member of the Corporation and Executive Committee of Massachusetts Institute of Technology. Mr. Fish serves as Chairman of Houghton Mifflin Harcourt and as a member of the Board of Directors of Textron and National Bank Holdings. He also serves as a Trustee Emeritus of The Brookings Institution and a Director of Management Sciences for Health. Mr. Fish was first elected a director of Tiffany & Co. in May 2008.

Key Skills: risk analysis, finance, brand management and community banking.

Abby F. Kohnstamm
Ms. Kohnstamm, 61, is Executive Vice President and Chief Marketing Officer at Pitney Bowes. In this role, she oversees all of Pitney Bowes's marketing and communications worldwide, as well as citizenship and philanthropy. Before joining Pitney Bowes in June 2013, Ms. Kohnstamm was the President and founder of Abby F. Kohnstamm & Associates, Inc., a marketing and consulting firm. Prior to establishing her company in January 2006, Ms. Kohnstamm served as Senior Vice President, Marketing (Chief Marketing Officer) of IBM Corporation from 1993 through 2005. Before joining IBM, Ms. Kohnstamm held a number of senior marketing positions at American Express from 1979 through 1993. She is also a member of the Board of Directors of the Roundabout Theatre Company and is a Trustee Emeritus of Tufts University after serving 10 years on the Board of Trustees. She became a director of Tiffany & Co. in July 2001. Ms. Kohnstamm also served on the Board of Directors of the following public companies during the past five years: The Progressive Corporation and World Fuel Services Corporation. She holds a B.A. from Tufts University, an M.A. in Education from New York University and an M.B.A. from New York University.

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Key Skills: brand management, global management, strategic planning and media management.

Charles K. Marquis
Mr. Marquis, 72, has been a Senior Advisor to Investcorp International, Inc. since 1999. From 1974 through 1998, he was a partner in the law firm of Gibson, Dunn & Crutcher L.L.P., where he practiced securities and mergers and acquisitions law. He was first elected a director of Tiffany & Co. in November 1984.

Key Skills: finance, risk analysis, crisis management and investor relations.

Peter W. May
Mr. May, 72, has been President and a founding partner of Trian Fund Management, L.P., a New York-based asset management firm, since 2005. Mr. May also serves as non-executive Vice Chairman and as a member of the Board of Directors of The Wendy’s Company (formerly Wendy’s/Arby’s Group, Inc. and previously Triarc Companies, Inc. ("Triarc")). Mr. May served as a director of Deerfield Capital Corp. from December 2007 to June 2010. Mr. May also served as President and Chief Operating Officer of Triarc from April 1993 through June 2007. From 1983 to December 1988, Mr. May served as President and Chief Operating Officer and a director of Triangle Industries, Inc., which, through wholly-owned subsidiaries, was, at the time, a manufacturer of packaging products (through American National Can Company), copper electrical wire and cable and steel conduit and currency and coin handling products. Mr. May holds A.B. and M.B.A. degrees from the University of Chicago and is a Certified Public Accountant (inactive). Mr. May also holds an Honorary Doctorate in Humane Letters from The Mount Sinai School of Medicine of New York University. Mr. May was first elected a director of Tiffany & Co. in May 2008.

Key Skills: multi-divisional operations, brand management, investor relations and finance.

William A. Shutzer
Mr. Shutzer, 68, has been a Senior Managing Director of Evercore Partners, a financial advisory and private equity firm, since 2004. He previously served as a Managing Director of Lehman Brothers from 2000 through 2003, a Partner in Thomas Weisel Partners LLC, a merchant banking firm, from 1999 through 2000, as Executive Vice President of ING Baring Furman Selz LLC from 1998 through 1999, President of Furman Selz Inc. from 1995 through 1997 and as a Managing Director of Lehman Brothers and its predecessors from 1978 through 1994. He was first elected a director of Tiffany & Co. in November 1984. Mr. Shutzer serves on the Board of Directors of ExamWorks Group, Inc. and Evercore Trust Company. He has also served on the Board of Directors of the following public company during the past five years: Mecklermedia Corporation (formerly known as Mediabistro Inc.).

Key Skills: finance, investor relations and strategic development.

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Robert S. Singer
Mr. Singer, 63, served as Chief Executive Officer of Barilla Holding S.p.A, a major Italian food company, from January 2006 to April 2009. From May 2004 to September 2005, Mr. Singer served as President and Chief Operating Officer of Abercrombie & Fitch Co., an American clothing retailer. Prior to joining Abercrombie, Mr. Singer served as Chief Financial Officer of Gucci Group NV, a leading luxury goods company, from September 1995 to April 2004. From 1987 to 1995, Mr. Singer was a Partner at Coopers & Lybrand. Mr. Singer served on the Board of Directors of Benetton S.p.A. from April 2006 to April 2010, and on the Board of Directors of Fairmont Hotels & Resorts, Inc. from 2003 to 2006. Mr. Singer currently serves on the Board of Directors of the following public companies: Mead Johnson Nutrition Company, Coty Inc. and Jimmy Choo PLC. Jimmy Choo PLC was privately held until October 2014 when it became a publicly traded company listed on the London Stock Exchange. Mr. Singer also currently serves on the Board of Directors of several non-public companies. Mr. Singer was first elected a director of Tiffany & Co. in May 2012.

Key Skills: accounting, global retail, financial and general management of luxury brands.
In the event that any of the current directors standing for reelection does not receive a majority of "for" votes of the votes cast "for" or "against" his or her candidacy, such person would continue to serve as a director until he or she is succeeded by another qualified director or until his or her earlier resignation or removal from office. Each of the nominees for director has agreed to tender his or her resignation in the event that he or she does not receive such a majority. Under the Corporate Governance Principles adopted by the Board, the Nominating/Corporate Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation or whether other action should be taken. Please refer to Section 1.i of our Corporate Governance Principles for further information about the procedure that would be followed in the event of such an election result. The Corporate Governance Principles may be viewed on the Company’s website www.tiffany.com, by clicking on "Investors" at the bottom of the page and then selecting "Corporate Governance" from the left-hand column.

THE BOARD RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL 10 NOMINEES FOR DIRECTOR.

TIFFANY & CO.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

CORPORATE GOVERNANCE HIGHLIGHTS

The Company and its Board are committed to maintaining strong corporate governance practices that serve the interests of the Company and its shareholders. The Board recognizes that the Company's corporate governance practices must continually evolve, and the Board monitors developments in governance best practices to ensure that the Company continues to effectively represent the interests of its shareholders. The Board has adopted several corporate governance practices in support of this commitment, including:

•	Annual election of directors;

•	Majority voting standard for director elections – each director must be elected by a majority of votes cast, not a plurality;

•
Director resignation policy – each of the nominees for director has agreed to tender his or her resignation in the event that he or she does not receive a majority of "for" votes of the votes cast "for" or "against" his or her candidacy. The Nominating/Corporate Governance Committee will then make a recommendation to the Board on whether to accept or reject the resignation or whether other action should be taken;

•	Director independence – 7 of our 10 directors are independent;

•
Lead independent director – our Corporate Governance Principles require a lead independent director, tasked with specific responsibilities, to ensure independent oversight whenever the Chairman of the Board is not independent and to facilitate communication by shareholders and employees with non-management directors;

•	Director overboarding policy – directors may not serve on a total of more than six public company boards (including the Board);

•
Resignation on job change or new directorship – a director must submit a letter of resignation to the Nominating/Corporate Governance Committee on a change in employment and upon accepting a directorship with another public company (or any other organization that would require a significant time commitment). The Nominating/Corporate Governance Committee may then accept or decline such resignation;

•
Annual self-evaluation – our independent directors conduct an annual assessment and evaluation of the workings and efficiency of the Board and each of the committees on which they serve and make recommendations for change, if required;

•	Long-standing policies governing business and ethical conduct;

•	Commitment to corporate social responsibility; and

•
Following leading compensation practices – see "Compensation of the CEO and Other Executive Officers–Compensation Discussion and Analysis–Executive Summary–Corporate Governance Best Practices" at PS-44.

THE BOARD, IN GENERAL

The Board is currently comprised of 10 members. The Board can also fill vacancies and newly created directorships, as well as amend the By-laws to provide for a greater or lesser number of directors.

Under the Company’s Corporate Governance Principles, directors may not serve on a total of more than six public company boards. Service on the Board is included in that total.

TIFFANY & CO.

THE ROLE OF THE BOARD IN CORPORATE GOVERNANCE

The Board plays several important roles in the governance of the Company, as set out in the Company’s Corporate Governance Principles. The Corporate Governance Principles may be viewed on the Company’s website www.tiffany.com, by clicking on "Investors" at the bottom of the page and then selecting "Corporate Governance" from the left-hand column. The responsibilities of the Board include:

•	Management succession;

•	Review and approval of the annual operating plan prepared by management;

•	Monitoring of performance in comparison to the operating plan;

•	Review and approval of the Company’s strategic plan prepared by management;

•	Consideration of topics of relevance to the Company's ability to carry out its strategic plan;

•	Review and approval of delegations of authority by which management carries out the day-to-day operations of the Company and its subsidiaries;

•	Review of management's enterprise risk assessment;

•	Review and, if necessary, modification of Board committee charters;

•	Review and approval of the Company's policies with respect to payment of dividends and the repurchase of common stock; and

•	Review and approval of significant actions by the Company.

BOARD LEADERSHIP STRUCTURE

Until March 31, 2015, the offices of Chairman of the Board and Chief Executive Officer were held by the same person, Michael J. Kowalski. Following his retirement as Chief Executive Officer on that date, Mr. Kowalski became the non-Executive Chairman of the Board. The Company also has a lead independent director. Charles K. Marquis occupies such position by virtue of his chairmanship of the Nominating/Corporate Governance Committee.

Mr. Kowalski, as non-Executive Chairman of the Board, sets a preliminary agenda for each board meeting and submits it for the approval of the lead independent director. The Chairman of the Board is required to include in such agenda any item submitted by the lead independent director. The lead independent director also approves meeting schedules for the Board.

Mr. Marquis, as the lead independent director, has the authority to call meetings of the independent directors. Mr. Marquis also chairs meetings of the independent and non-management directors and, during those meetings, acts as a liaison between the Chairman of the Board and the independent directors.

The Board believes the lead independent director position provides additional independent oversight of the Company's management and other Board matters. The selection of a lead independent director facilitates communication among the Company's directors or between any of them and the Chairman of the Board, as well as communication between shareholders and Company employees and the Company's independent and other non-management directors.

The Nominating/Corporate Governance Committee believes our existing leadership structure is appropriate in the context of the existing Board size, the tenure of the directors with the Company, the overall experience of the directors and the experience that the directors have had with Mr. Kowalski, Mr. Cumenal and the executive management group.

Mr. Kowalski served as Executive Chairman of the Board since the start of Fiscal 2003 through March 31, 2015, and the Board has had the opportunity during that time to assess his skills at moderating discussions during meetings, as well as his responsiveness to the Board’s suggestions for the agenda and the information to be provided by management to the Board. The Board believes there is value in having the former Chief

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Executive Officer of the Company serve as non-Executive Chairman of the Board for a number of reasons. The former Chief Executive Officer's in-depth understanding of the Company's operations improves his ability to set the agenda for each Board meeting. Further, his experience in leading the Company and his familiarity with its current management allow the Board additional insight into key matters within its purview, including the strategic planning process and management succession.

The Board, with the assistance of the Nominating/Corporate Governance Committee, will reassess the appropriateness of the existing leadership structure as warranted, including following changes in management, in Board composition or in the nature, scope or complexity of the Company’s operations.

EXECUTIVE SESSIONS OF NON-MANAGEMENT DIRECTORS/PRESIDING NON-MANAGEMENT DIRECTOR

Non-management directors meet regularly in executive session without management participation. This encourages open discussion. In addition, at least once per year the independent directors meet separately in executive session. In these executive sessions, Mr. Marquis, Chairman of the Nominating/Corporate Governance Committee, presides.

COMMUNICATION WITH NON-MANAGEMENT DIRECTORS

Shareholders and other interested persons may send written communications to the entire Board or to any of the non-management directors by addressing their concerns to Mr. Marquis, Chairman of the Nominating/Corporate Governance Committee (lead independent director), at the following address: Corporate Secretary (Legal Department), Tiffany & Co., 727 Fifth Avenue, New York, New York 10022. All communications will be compiled by the Corporate Secretary and submitted to the Board or an individual director, as appropriate, on a periodic basis.

INDEPENDENT DIRECTORS CONSTITUTE A MAJORITY OF THE BOARD

The Board has affirmatively determined that each of the following directors and director-nominees is "independent" under the listing standards of the New York Stock Exchange in that none of them has a material relationship with the Company (directly or as a partner, shareholder or officer of any organization that has a relationship with the Company): Rose Marie Bravo, Gary E. Costley, Lawrence K. Fish, Abby F. Kohnstamm, Charles K. Marquis, Peter W. May and Robert S. Singer.

All of the members of the Audit, Nominating/Corporate Governance and Compensation Committees are independent as indicated in the prior paragraph.

The Board also considered the other tests of independence set forth in the New York Stock Exchange Corporate Governance Rules and has determined that each of the above directors and nominees is independent as defined in such Rules.

In addition, the Board has affirmatively determined that Robert S. Singer, Gary E. Costley, Lawrence K. Fish, Abby F. Kohnstamm and Charles K. Marquis meet the additional, heightened independence criteria applicable to audit committee members under New York Stock Exchange rules.
To our knowledge, none of the independent directors or director-nominees has any direct or indirect relationship with the Company, other than as a director.

BOARD AND COMMITTEE MEETINGS AND ATTENDANCE DURING FISCAL 2014

Pursuant to the Company's Corporate Governance Principles, directors are expected to attend the six regularly scheduled Board meetings, as well as all regularly scheduled meetings for those committees on which they

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serve. Directors are expected to attend such meetings in person or, if such attendance in person is not practicable, by telephone.

The Board holds one of its regularly scheduled meetings on the date of the Annual Meeting of Shareholders to facilitate attendance at the Annual Meeting by the directors. All of the 10 current directors attended the Annual Meeting held in May 2014.

Each current and incumbent director attended at least 89% of the aggregate number of meetings of the Board and those committees (including the Audit Committee, Compensation Committee, Stock Option Subcommittee, Nominating/Corporate Governance Committee, the Finance Committee and the Corporate Social Responsibility Committee) on which he or she served during Fiscal 2014.

•	The full Board held six meetings. Attendance averaged 98% amongst all members.

•	The Audit Committee held eight meetings. Attendance averaged 97% amongst all members.

•	The Compensation Committee and its Stock Option Subcommittee held six meetings. All members attended all meetings.

•	The Nominating/Corporate Governance Committee held six meetings. All members attended all meetings.

•	The Finance Committee held five meetings. All members attended all meetings.

•	The Corporate Social Responsibility Committee held three meetings. All members attended all meetings.

COMMITTEES OF THE BOARD
Board Committee Membership

Director	Audit*	Compensation & Stock Option Sub- committee*	Corporate Social Responsibility	Dividend	Finance	Nominating/ Corporate Governance*
	(Eight Meetings)	(Six Meetings)	(Three Meetings)		(Five Meetings)	(Six Meetings)
Rose Marie Bravo		✓				✓
Gary E. Costley		Chair	✓			✓
Lawrence K. Fish	✓		Chair		✓
Abby F. Kohnstamm	✓	✓	✓			✓
Charles K. Marquis	✓	✓				Chair
Peter W. May		✓			✓
William A. Shutzer					Chair
Robert S. Singer	Chair	✓			✓
Michael J. Kowalski			✓	✓
Frederic Cumenal
* Comprised solely of independent directors.

TIFFANY & CO.

Audit Committee

The Company’s Audit Committee is an "audit committee" established in accordance with Section 3(a)-(58)(A) of the Securities Exchange Act of 1934. The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities with respect to the Company’s financial matters. The Audit Committee operates under a charter adopted by the Board; that charter may be viewed on the Company’s website, www.tiffany.com, by clicking "Investors" at the bottom of the page and then selecting "Corporate Governance" from the left-hand column. Under its charter, the Audit Committee’s responsibilities include:

•
Retaining and terminating the Company’s independent registered public accounting firm, reviewing the quality-control procedures and independence of such firm and evaluating their proposed audit scope, performance and fee arrangements;

•	Approving in advance all audit and non-audit services to be rendered by the independent registered public accounting firm;

•	Reviewing the adequacy of our system of internal accounting and financial controls;

•	Discussing the Company's earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies;

•	Discussing guidelines and policies with respect to risk assessment and risk management;

•
Reviewing with the independent auditor any difficulties the auditor encountered in the course of its audit work, including any restrictions on the scope of the independent auditor's activities or on access to requested information, and any significant disagreements with management;

•	Setting clear hiring policies for employees or former employees of the independent auditor;

•	Establishing procedures for complaints regarding accounting, internal accounting controls or auditing matters; and

•	Conducting a review of our financial statements and audit findings in advance of filing, and reviewing in advance significant proposed changes in our accounting principles.

The Board has determined that all members of the Audit Committee are financially literate, that at least one member of the Audit Committee meets the New York Stock Exchange standard of having accounting or related financial management expertise, and that Mr. Singer meets the SEC criteria of an "audit committee financial expert." The Board considered Mr. Singer’s past experience as Chief Financial Officer of Gucci Group NV, Partner at Coopers & Lybrand, and Chairman of the audit committee for Fairmont Hotels & Resorts, Inc. The Board also considered Mr. Singer's role as Chairman of the audit committee for Jimmy Choo PLC, Coty Inc. and Mead Johnson Nutrition Company ("Mead Johnson"). As announced by Mead Johnson in its proxy statement for its 2015 annual meeting, it is expected that Mr. Singer will serve as a member of the Mead Johnson audit committee in a non-chair capacity following Mead Johnson’s annual meeting, which is scheduled to be held on April 30, 2015. The Board has determined that Mr. Singer's simultaneous service on the audit committee of three other public companies will not impair his ability to effectively serve on the Company's Audit Committee. See "Report of the Audit Committee" at PS-35.

Compensation Committee

The primary function of the Compensation Committee is to assist the Board in compensation matters. The Compensation Committee operates under its charter which may be viewed on the Company’s website, www.tiffany.com, by clicking "Investors" at the bottom of the page, and then selecting "Corporate Governance" from the left-hand column.

Under its charter, the Compensation Committee’s responsibilities include:

•	Reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer;

TIFFANY & CO.

•	Evaluating our Chief Executive Officer's performance in light of those corporate goals and objectives;

•	Determining and approving our Chief Executive Officer's compensation level based on such evaluation;

•	Making recommendations to the Board with respect to the compensation of our other executive officers, including compensation under incentive and equity-based plans;

•	Reviewing and approving remuneration arrangements for executive officers;

•	Making awards to executive officers under the Company's compensation plans, including equity-based plans;

•	Considering the expressed view of shareholders on executive compensation matters, including shareholder proposals, advisory votes, communications with proxy advisory firms and related matters; and

•	Assessing on an annual basis potential material risks to the Company from its compensation programs and plans.

Compensation for the non-management members of the Board is set by the Board with advice from the Nominating/Corporate Governance Committee.

Role of Compensation Consultants

Frederic W. Cook & Co., Inc. ("Cook & Co.") is an independent advisor retained by the Compensation Committee to provide advice with respect to the amount and form of executive compensation. Cook & Co. also provides advice to the Nominating/Corporate Governance Committee with respect to director compensation.

Cook & Co. assists the Compensation Committee's development and evaluation of executive compensation policies and practices and the Compensation Committee's determinations of executive compensation awards by:

•	attending Compensation Committee meetings;

•	meeting with the Compensation Committee without management present;

•
providing third-party data, advice and expertise on proposed executive compensation awards and plan designs (see "Compensation of the CEO and Other Executive Officers–Compensation Discussion and Analysis–Competitive Compensation Analysis - No Benchmarks" at PS-47);

•
reviewing materials prepared by management and advising the Compensation Committee on the matters included in these materials, including the consistency of proposals with the Compensation Committee's compensation philosophy and comparisons to programs at other companies; and

•
preparing its own analysis of compensation matters, including positioning of programs in the competitive market and the design of plans consistent with the Compensation Committee's compensation philosophy.

Independence factors as reflected in the Compensation Committee charter were considered in selecting Cook & Co., and Cook & Co. was found to be independent. The Compensation Committee has instructed Cook & Co. to act independently of management and only at the direction of the Committee, and has advised Cook & Co. that its ongoing engagement will be determined solely by the Compensation Committee. Cook & Co. does not consult with management on compensation to be paid to non-executive employees, nor does it have any potential or actual conflicts with the Company. Management has assisted in arranging meetings between Cook & Co. and the Compensation Committee and in facilitating Cook & Co.'s review of Compensation Committee materials.

For additional information regarding the operation of the Compensation Committee, including the role of consultants and management in the process of determining the amount and form of executive compensation,

TIFFANY & CO.

see "Compensation of the CEO and Other Executive Officers–Compensation Discussion and Analysis–Compensation Evaluation Process” at PS-46 and "Report of the Compensation Committee" at PS-65.

Stock Option Subcommittee

The Stock Option Subcommittee determines the grant of options, restricted stock units, cash incentive awards and other matters under our 2014 Employee Incentive Plan. All members of the Compensation Committee are members of this subcommittee.

Compensation Committee Interlocks and Insider Participation

During 2014, the members of the Compensation Committee and its Stock Option Subcommittee were Rose Marie Bravo, Gary E. Costley, Abby F. Kohnstamm, Charles K. Marquis, Peter W. May and Robert S. Singer. No director serving on the Compensation Committee or its Stock Option Subcommittee during any part of Fiscal 2014 was, at any time either during or before such fiscal year, an officer or employee of Tiffany & Co. or any of its subsidiaries. Suzanne Jackey, an adult stepdaughter of Rose Marie Bravo, was a "related person" in 2014 because she was a salaried employee of Tiffany who received total cash compensation of approximately $214,000 in Fiscal 2014. Ms. Jackey was hired as Tiffany's Director of Product Development and Merchandising – Leather Accessories because she had previously worked for the product development group hired to develop a new product line. Ms. Jackey resigned from her position in November 2014. None of the Company's executive officers serves, or in the past fiscal year served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Board or the Compensation Committee and its Stock Option Subcommittee.

Nominating/Corporate Governance Committee

The primary function of the Nominating/Corporate Governance Committee is to assist the Board in matters of corporate governance. The Nominating/Corporate Governance Committee operates under the charter adopted by the Board. The charter may be viewed on the Company’s website, www.tiffany.com, by clicking "Investors" at the bottom of the page, and then selecting "Corporate Governance" from the left-hand column. Under its charter, the role of the Nominating/Corporate Governance Committee includes recommending to the Board:

•	Policies on the composition of the Board;

•	Criteria for the selection of nominees for election to the Board;

•	Nominees to fill vacancies on the Board;

•	Nominees for election to the Board;

•	Director compensation; and

•	Management succession.

Submitting Candidate Names

If you would like to submit the name of a candidate for the Nominating/Corporate Governance Committee to consider as a nominee of the Board for director, you may send your submission at any time to the Nominating/Corporate Governance Committee, c/o Corporate Secretary (Legal Department), Tiffany & Co., 727 Fifth Avenue, New York, New York 10022.

Process for Identifying and Evaluating Nominees for Director

The Nominating/Corporate Governance Committee evaluates candidates recommended by shareholders in the same manner as it evaluates director candidates suggested by others, including those recommended by director search firms.

TIFFANY & CO.

See our Corporate Governance Principles which are available on our website www.tiffany.com, by clicking "Investors" at the bottom of the page, and then selecting "Corporate Governance" from the left-hand column. In accordance with these principles, candidates for director shall be selected on the basis of their business experience and expertise, with a view to supplementing the business experience and expertise of management and adding further substance and insight into board discussions and oversight of management.

The policy is implemented through discussions at meetings of the Nominating/Corporate Governance Committee and through specifications provided to director search firms when such firms are retained. The Nominating/Corporate Governance Committee has no procedure or means of assessing the effectiveness of this policy other than the process described under "Board Refreshment and Self-Evaluation" below.

The Nominating/Corporate Governance Committee has no other policy with regard to the consideration of diversity in identifying director nominees.

Corporate Social Responsibility Committee

The Board formed the Corporate Social Responsibility Committee in 2009 to assist the Board with its oversight of the Company’s policies and practices involving the environment, vendor workplace conditions and employment practices, community affairs, sustainable product sourcing, corporate charitable giving, governmental relations, political activities and diversity in employment. The Corporate Social Responsibility Committee operates under the charter adopted by the Board. The charter may be viewed on the Company’s website, www.tiffany.com, by clicking "Investors" at the bottom of the page, and then selecting "Corporate Governance" from the left-hand column.

Dividend Committee

The Dividend Committee declares regular quarterly dividends in accordance with the dividend policy established by the Board. The Dividend Committee acts by unanimous written consent. Mr. Kowalski is the sole member of the Dividend Committee.

Finance Committee

The Board formed the Finance Committee to assist the Board with its oversight of the Company’s capital structure, dividend policy, repurchase of the Company’s common stock, debt and equity financings, the retention of investment bankers and other financial advisors to the Board, the Company's hedging policy and guarantee of indebtedness incurred by the Company's subsidiaries as well as of currency, interest rate or commodity hedging transactions entered into by the Company’s subsidiaries. The Finance Committee operates under the charter adopted by the Board. The charter may be viewed on the Company’s website, www.tiffany.com, by clicking "Investors" at the bottom of the page, and then selecting "Corporate Governance" from the left-hand column.

BOARD REFRESHMENT AND SELF-EVALUATION

Directors are required by our By-laws to be less than age 74 when elected or appointed unless the Board waives that provision with respect to an individual director whose continued service is deemed uniquely important to the Company.

The independent directors who serve on the Board conduct an annual assessment and evaluation of the workings and efficiency of the Board and of each of the Board committees on which they serve and make recommendations for change, if required.

TIFFANY & CO.

RESIGNATION ON JOB CHANGE OR NEW DIRECTORSHIP

Under the Company's Corporate Governance Principles, a director must submit a letter of resignation to the Nominating/Corporate Governance Committee on a change in employment or significant change in job responsibilities and upon accepting or resolving to accept a directorship with another public company (or any other organization that would require a significant time commitment). The Committee shall promptly convene to consider, in light of the circumstances, the continued appropriateness of the continued service of the director and may then accept or decline such resignation. The letter of resignation will be of no force and effect if not accepted by the Committee within 10 days of receipt.

MANAGEMENT SUCCESSION PLANNING

One of the Board's primary responsibilities is to ensure that the Company has a high-quality management team in place. The Board, assisted by the Nominating/Corporate Governance Committee, is responsible for selecting, evaluating the performance of, and determining whether to retain or replace our Chief Executive Officer. Pursuant to our Corporate Governance Principles, any such evaluations and determinations must be made with a view towards the effectiveness and execution of the strategies and decisions set forth by the Chief Executive Officer regarding the Company's long-term strategic plan and long-term financial returns.
In contemplation of the retirement, or any other circumstance that requires the replacement, of our Chief Executive Officer, the Board will, in conjunction with our Chief Executive Officer, evaluate the performance and potential of our other executive officers. The Board, assisted by the Nominating/Corporate Governance Committee, will also participate in the planning for the succession of our other executive officers.

BOARD ROLE IN RISK OVERSIGHT

The Board believes (i) that management is responsible for identifying, assessing and managing the various risks that may arise in the Company’s operations and ensuring that the Board is appropriately aware of any such material risks, and (ii) that the Board has a role in overseeing management in the risk management function.

Management’s approach to risk management includes systems of authorities and approval levels; internal control checks and balances; analytical methods for making and evaluating decisions; planning for annual business growth and profitability; strategic planning; and nurturing a corporate culture that rewards integrity and supports the TIFFANY & CO. brand image. This approach to risk management includes these goals: that every risk should, when possible and practicable, be identified, quantified as to monetary impact, assigned a probability factor, and properly delegated to management for a response. Operational risks so categorized are used to inform and shape the internal audit plan and are communicated to the Company’s independent registered public accounting firm so that they can be referenced and used, if deemed appropriate, to inform and shape the external audit plan. Strategic risks are identified and are addressed in the strategic planning process.

Each year management is charged with the preparation of detailed business plans for the coming one-year (the annual operating plan) and three-year (the strategic plan) periods and is required to review these plans, as they are developed and refined, with the Board. Such plans include both financial and non-financial considerations. The Board requires management to plan on the basis of realistic assumptions. In this process, the Board endeavors to assess whether management has made an appropriate analysis of the operational and brand risks inherent in the plans.

Each year the Board reviews and approves the annual operating plan and the strategic plan. The Board also reviews specific risk areas on a regular basis. These are insured risks, management authority, investor relations, litigation risks, foreign currency risks, diamond and product supply risks and inventory risks.

TIFFANY & CO.

The Audit Committee is required to discuss policies with respect to risk assessment and risk management and regularly does so. The Audit Committee concerns itself most specifically with the integrity of the financial reporting process, but also with personnel, asset and information security risks.

The Finance Committee concerns itself principally with liquidity risk.

The Company has not designated an overall risk management officer and has no formal policy for coordination of risk management oversight amongst the two Board committees involved. The committee structure was not organized specifically for the purpose of risk management oversight.

The Board coordinates the risk management oversight function in the following manner. Both the Finance Committee and the Audit Committee share the minutes of their meetings with the Board and report regularly to the Board. All committee meetings are open to the other directors and many regularly attend because the committee meetings are regularly scheduled on the day of, or the day preceding, Board meetings.

BUSINESS CONDUCT POLICY AND CODE OF ETHICS

The Company has a long-standing policy governing business conduct for all Company employees worldwide. The policy requires compliance with law and avoidance of conflicts of interest and sets standards for various activities to avoid the potential for abuse or the occasion for illegal or unethical activities. This policy covers, among other activities, the protection of confidential Company information, the acceptance of gifts from those seeking to do business with the Company, the giving of gifts or other items of value to third parties, processing one’s own transactions, political contributions made through the use of Company funds and reporting dishonest activity. Each year, all employees are required to review the policy, report any violations or conflicts of interest and affirm their obligation to report future violations to management.

The Company has a toll-free "hotline" to receive complaints from employees, vendors, shareholders and other interested parties concerning violations of the Company’s policies or questionable accounting, internal controls or auditing matters. The toll-free phone number is 877-806-7464. The hotline is operated by a third-party service provider to assure the confidentiality and completeness of all information received. Users of this service may elect to remain anonymous.

We also have a Code of Business and Ethical Conduct for the directors, the Chief Executive Officer, the Chief Financial Officer and all other officers of the Company. The Code advocates and requires those persons to adhere to principles and responsibilities governing professional and ethical conduct. This Code supplements our business conduct policy. Waivers may only be made by the Board. A summary of our business conduct policy and a copy of the Code of Business and Ethical Conduct are posted on our website, www.tiffany.com, by clicking "Investors" at the bottom of the page, and then selecting "Corporate Governance" from the left-hand column. The Board has not adopted a policy by which it will disclose amendments to, or waivers from, the Company’s Code of Business and Ethical Conduct on our website. Accordingly, we will file a report on Form 8-K if that Code is amended or if the Board has granted a waiver from such Code, including an implicit waiver. We will file such a report only if the waiver applies to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, and if such waiver relates to: honest and ethical conduct; full, fair, accurate, timely and understandable disclosure; compliance with applicable governmental laws, rules and regulations; the prompt internal reporting of violations of the Code; or accountability for adherence to the Code.

POLITICAL SPENDING

At its November 2011 meeting, the Board adopted the Tiffany & Co. Principles Governing Corporate Political Spending. These principles are intended to ensure oversight, transparency and effective decision-making with respect to the Company’s political spending. The principles may be viewed on the Company’s website,

TIFFANY & CO.

www.tiffany.com, by clicking "Investors" at the bottom of the page, and then selecting "Corporate Governance" from the left-hand column.

In accordance with the Principles Governing Corporate Political Spending, the Company reported the following expenses for Fiscal 2014. The Company paid $314,100 to Cassidy & Associates, a government relations firm based in Washington D.C. that engaged, on behalf of the Company, in lobbying efforts focused on public policy concerning various mining law and sustainability issues and also addressed certain trade and industry matters for the Company. Cassidy & Associates did not use any funds from the Company to assist candidates for office or to influence the outcome of ballot initiatives. Additionally, funds in an amount less than $345, which reflect a portion of the membership dues the Company or its affiliates paid to major trade associations (defined to include those trade associations to which the Company and its affiliates pay at least $25,000 in annual dues), were used by such trade associations for political expenditures.

COMMITMENT TO CORPORATE SOCIAL RESPONSIBILITY

Corporate social responsibility has long been a priority of the Company. We strive to protect the interests of our shareholders, customers and other stakeholders through responsible business decisions that reflect the integrity of the TIFFANY & CO. brand in both the short- and long-term; enhance the communities in which our business operates; improve our environmental performance; and promote responsible practices within our supply chain and our industry.

Underscoring the importance of sustainability and corporate responsibility to the Company, the Board established a Corporate Social Responsibility Committee in 2009. See "Corporate Social Responsibility Committee" at PS-29 for more information.

The Company publicly discloses information regarding its corporate social responsibility strategy, programs and performance at www.tiffany.com/CSR.

LIMITATION ON ADOPTION OF POISON PILL PLANS

On January 19, 2006, the Board terminated the Company’s shareholder rights plan (typically referred to as a "poison pill") and adopted the following policy:

"This Board shall submit the adoption or extension of any poison pill to a stockholder vote before it acts to adopt such poison pill; provided, however, that this Board may act on its own to adopt a poison pill without first submitting such matter to a stockholder vote if, under the circumstance then existing, this Board in the exercise of its fiduciary responsibilities deems it to be in the best interests of the Company and its stockholders to adopt a poison pill without the delay in adoption that is attendant upon the time reasonably anticipated to seek a stockholder vote. If a poison pill is adopted without first submitting such matter to a stockholder vote, the poison pill must be submitted to a stockholder vote within one year after the effective date of the poison pill. Absent such submission to a stockholder vote, and favorable action thereupon, the poison pill will expire on the first anniversary of its effective date."

TRANSACTIONS WITH RELATED PERSONS

The Board has adopted policies and procedures for the review and approval or ratification of any transaction with the Company (or any subsidiary) in which (i) the aggregate amount involved will, or may be expected to, exceed $120,000 in any fiscal year and (ii) any director or executive officer, any nominee for election as a director, any immediate family member of such an officer, director or nominee or any five-percent holder of the Company’s securities has a direct or indirect material interest. Any such transaction is referred to the Nominating/Corporate Governance Committee for review. The Nominating/Corporate Governance Committee

TIFFANY & CO.

will then evaluate such transaction and, where the Nominating/Corporate Governance Committee determines in its business judgment that such transaction is in the best interest of the Company, recommend such transaction for approval or ratification to the Board.

The Board ratified the hiring in Fiscal 2009 by Tiffany management of the following related person: Suzanne Jackey, an adult stepdaughter of Rose Marie Bravo, a director and a nominee for director. Ms. Jackey was hired as Tiffany's Director of Product Development and Merchandising – Leather Accessories because she had previously worked for the product development group hired to develop a new product line. Ms. Jackey resigned from her position in November 2014. Ms. Jackey received total cash compensation of approximately $214,000 in Fiscal 2014.

CONTRIBUTIONS TO DIRECTOR-AFFILIATED CHARITIES
Pursuant to the Company's Corporate Governance Principles, contributions made by the Company during any fiscal year to charitable organizations with which the Company's directors are affiliated, through memberships on the governing body of such charitable organization, are required to be disclosed in the Company's annual proxy statement for such fiscal year. The contributions listed below were made during Fiscal 2014. None of the independent directors serve as an executive officer of these charities:

•	Carnegie Hall: $5,000 cash grant to support opening night gala and contribution of $4,450 vermeil medallion for medal of excellence gala (Mr. May is a Trustee).

•	Partnership for New York City: $15,000 annual dues contributions (Mr. May and Tiffany are each partners).

•
Mt. Sinai Medical Center: $5,000 table purchase for Dubin Breast Cancer Center luncheon and combination of ticket subscription and merchandise grants totaling $2,650 to Sexual Assault and Violence Intervention Program Dinner (Mr. May is Chairman of the Board of Trustees).

•	Paul Taylor Dance Company: combination of sponsorship for anniversary gala and merchandise grants of $88,700 (Mr. Shutzer is a Trustee).

•	Prep for Prep: merchandise grants totaling $6,600 (Mr. Shutzer is a Trustee).

•	Roundabout Theatre Company: $20,000 table purchase for spring gala (Ms. Kohnstamm is a member of the Board of Directors).

TIFFANY & CO.

ITEM 2. RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM TO AUDIT OUR FISCAL 2015 FINANCIAL STATEMENTS

The Audit Committee has appointed, and the Board has ratified the appointment of, PwC as the independent registered public accounting firm to audit the Company’s consolidated financial statements for Fiscal 2015. As a matter of good corporate governance, we are asking you to approve this selection.

PwC, directly and through its predecessor firms, has served as the Company’s independent registered public accounting firm since 1984.

A representative of PwC will be in attendance at the Annual Meeting to respond to appropriate questions raised by shareholders and will be afforded the opportunity to make a statement at the meeting, if he or she desires to do so.

The Board may review this matter if this appointment is not approved by the shareholders.

THE BOARD RECOMMENDS A VOTE "FOR" APPROVAL OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2015.

TIFFANY & CO.

REPORT OF THE AUDIT COMMITTEE
The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities with respect to the Company’s financial matters. The Audit Committee operates under a charter adopted by the Board; that charter may be viewed on the Company’s website, www.tiffany.com, by clicking "Investors" at the bottom of the page and then selecting "Corporate Governance" from the left-hand column. The Company's management is responsible for the Company's internal controls and for preparing the Company's financial statements contained in the Company's public reports. The Company's independent registered public accounting firm, PricewaterhouseCoopers LLP ("PwC"), is responsible for auditing the annual financial statements prepared by management and for expressing opinions on the Company's consolidated financial statements and on the effectiveness of the Company's internal control over financial reporting in accordance with the Public Company Accounting Oversight Board (the "PCAOB").

Included in the Company’s Annual Report to Shareholders are the consolidated balance sheets of the Company and its subsidiaries as of January 31, 2015 and 2014, and the related consolidated statements of earnings, comprehensive earnings, stockholders' equity, and cash flows for each of the three years in the period ended January 31, 2015. These statements (the "Audited Financial Statements") are the subject of a report by PwC. The Audited Financial Statements are also included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.
The Audit Committee reviewed and discussed the Audited Financial Statements with the Company’s management and PwC, as appropriate, and otherwise fulfilled the responsibilities set forth in its charter. The Audit Committee has also discussed with the Company’s management and PwC their evaluations of the effectiveness of the Company’s internal controls over financial reporting, as well as the quality of the accounting principles applied and the reasonableness of the significant accounting judgments and estimates incorporated in the Audited Financial Statements.
The Audit Committee has discussed with PwC the matters required to be discussed by PCAOB Auditing Standard No. 16, "Communications with Audit Committees." In connection with such discussion, the Audit Committee and PwC also discussed the business, compliance and financial reporting risks to which the Company is subject. The Audit Committee received from PwC the written disclosure and letter required by PCAOB Rule 3526 "Communication with Audit Committees Concerning Independence," and has discussed with them their independence. The Audit Committee has considered whether the provision by PwC of the tax consultation, tax compliance and other non-audit-related services disclosed below under "Relationship with Independent Public Accounting Firm–Fees and Services of PricewaterhouseCoopers LLP" is compatible with maintaining PwC’s independence and has concluded that providing such services is compatible with PwC’s independence from the Company and its management.
Based upon the review and discussions referred to above, the Audit Committee recommended to the Company’s Board that the Audited Financial Statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2015.

Signed:
Robert S. Singer, Chair
Lawrence K. Fish
Abby F. Kohnstamm
Charles K. Marquis
Members of the Audit Committee

TIFFANY & CO.

RELATIONSHIP WITH INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

PwC serves as the Company’s independent registered public accounting firm and, through its predecessor firms, has served in that capacity since 1984.

The Audit Committee has selected PwC as the independent registered public accounting firm to audit the Company’s financial statements and effectiveness of internal controls for the fiscal year ending January 31, 2016. The Audit Committee is directly responsible for appointing the independent auditors. In making this selection, the Audit Committee considered the independence of PwC, and whether the audit and non-audit services PwC provides to the Company are compatible with maintaining that independence.

The Audit Committee has adopted a policy requiring advance approval of PwC’s fees and services by the Audit Committee; this policy also prohibits PwC from performing certain non-audit services for the Company including: (i) bookkeeping, (ii) systems design and implementation, (iii) appraisal or valuation, (iv) actuarial, (v) internal audit, (vi) management or human resources, (vii) investment advice or investment banking, (viii) legal services, and (ix) expert services unrelated to the audit. All fees paid to PwC by the Company as shown in the table that follows were approved by the Audit Committee pursuant to this policy.

FEES AND SERVICES OF PRICEWATERHOUSECOOPERS LLP

The following table presents fees for professional audit services rendered by PwC for the audit of the Company’s consolidated financial statements and the effectiveness of internal controls over financial reporting for the years ended January 31, 2015 and 2014, and for its reviews of the Company’s unaudited condensed consolidated interim financial statements. This table also reflects fees billed for other services rendered by PwC.

	January 31, 2015	January 31, 2014
Audit Fees	$3,330,000	$3,017,000
Audit-related Fees	212,100	34,000
Audit and Audit-related Fees	3,542,100	3,051,000
Tax Fees [a]	1,652,400	2,202,200
All Other Fees [b]	182,700	228,200
Total Fees	$5,377,200	$5,481,400

a)
Tax fees consist of fees for tax compliance and tax consulting services. These fees included estimated tax filing and compliance fees of $1,456,900 for the year ended January 31, 2015 and actual fees of $1,795,000 for the year ended January 31, 2014.

b)
All other fees consist primarily of the Sustainability Assurance procedures, Kimberley Process Agreed Upon Procedures and costs for research software for the years ended January 31, 2015 and January 31, 2014.

TIFFANY & CO.

ITEM 3. APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS

Rule 14a-21(a) was adopted by the SEC. It was adopted under the Securities Exchange Act of 1934, as amended by the Dodd-Frank Act, and requires the Company to include in its proxy statement, at least once in every three years, a separate shareholder advisory vote to approve the compensation of the Company’s named executive officers. Accordingly, we are presenting the following resolution for the vote of the shareholders at the 2015 Annual Meeting:
RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K under the Securities Exchange Act of 1934 in this Proxy Statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion be and hereby is APPROVED.

The disclosed compensation paid to the Company’s named executive officers (Messrs. Kowalski, Cumenal, Fernandez and Nicoletti, and Mmes. Beraud and Cloud) for which your approval is sought may be found at PS-38 through PS-93 inclusive of this Proxy Statement.

At the 2014 Annual Meeting, the Company included in its proxy statement a separate shareholder advisory vote to approve the compensation of the Company’s named executive officers. The Company’s Say on Pay proposal passed with 98.4% of the shareholder votes in favor of the Company’s compensation program. Of the shareholder votes that were not in favor of the Company's compensation program, 24% were abstaining shares. The Committee considered shareholder approval of the compensation program when implementing changes for Fiscal 2015.

THE BOARD RECOMMENDS A VOTE "FOR" APPROVAL OF THE COMPENSATION PAID TO THE NAMED EXECUTIVE OFFICERS IN FISCAL 2014.

TIFFANY & CO.

COMPENSATION OF THE CEO AND OTHER EXECUTIVE OFFICERS
Contents

Compensation Discussion and Analysis	Page PS-39
Report of the Compensation Committee	Page PS-65
Summary Compensation Table – Fiscal 2014, 2013 and 2012	Page PS-66
Grants of Plan-Based Awards Table – Fiscal 2014	Page PS-70
Discussion of Summary Compensation Table and Grants of Plan-Based Awards	Page PS-73
Outstanding Equity Awards at Fiscal Year-End Table	Page PS-80
Option Exercises and Stock Vested Table – Fiscal 2014	Page PS-82
Pension Benefits Table	Page PS-83
Nonqualified Deferred Compensation Table	Page PS-88
Potential Payments on Termination or Change in Control	Page PS-90
Director Compensation Table – Fiscal 2014	Page PS-94
Equity Compensation Plan Information	Page PS-96

TIFFANY & CO.

COMPENSATION DISCUSSION AND ANALYSIS ("CD&A")
This Compensation Discussion and Analysis explains the Company's compensation program as it pertains to the Company's named executive officers for Fiscal 2014.
NAMED EXECUTIVE OFFICERS

The Company's named executive officers for Fiscal 2014 were as follows:

Michael J. Kowalski	Chief Executive Officer
James N. Fernandez	Chief Operating Officer, retired July 31, 2014 Chief Financial Officer, Feb. 1, 2014 to April 1, 2014
Ralph Nicoletti	Executive Vice President – Chief Financial Officer, effective April 2, 2014
Frederic Cumenal	President
Jill Beraud	Executive Vice President
Pamela H. Cloud	Senior Vice President–Merchandising

EXECUTIVE SUMMARY
2014 Company Performance
Fiscal 2014 was another year of solid performance for the Company, as reflected by the following key highlights:

Stock Price at January 31, 2014	Stock Price at January 31, 2015	Total Dividends Paid Per Share	Total Shareholder Return
$83.19	$86.64	$1.48	6%

Fiscal 2013 Net Earnings (on a Non-GAAP basis – see Appendix I at PS-98)	Fiscal 2014 Net Earnings (on a Non-GAAP basis – see Appendix I at PS-98)	Percentage Increase
$480.6 million	$545.1 million	13%

Fiscal 2013 Operating Earnings (on a Non-GAAP basis – see Appendix I at PS-98)	Fiscal 2014 Operating Earnings	Percentage Increase
$793.9 million	$891.4 million	12%

TIFFANY & CO.

Key highlights of Fiscal 2014 performance were as follows:

Sales Growth:
Net sales increased 5% to $4.25 billion, or 7% on a constant-exchange-rate basis that eliminates the effect from translating sales made outside the U.S. into U.S. dollars (see Appendix I at PS-98). Performance was healthy across all regions in the full year, ranging from total sales growth in local currencies of 10% in Asia-Pacific, to 6% in both the Americas and Europe, to 4% in Japan.

Improved Profitability:
Net earnings were $484 million, or $3.73 per diluted share. Excluding a debt-extinguishment charge related to the redemption of certain of the Company's long-term debt in 2014 and other charges recorded in 2013 (see Appendix I at PS-98), net earnings rose 13%, which exceeded management's initial expectation for the year.

Store Expansion:
Six Company-operated TIFFANY & CO. stores, net, were added across the Americas, Asia-Pacific and Europe, including the addition of a major store on the Champs-Elysées in Paris and the first Company-operated store in Moscow.

Product Introductions:	The TIFFANY T jewelry collection was introduced, representing a modern design targeted to the self-purchaser. The launch was met with customer excitement and generated strong sales.
Returning Capital to Shareholders:
The Company increased the quarterly dividend rate per share by 12% from $0.34 to $0.38, or $1.52 annually, representing the 13th increase in the past 12 years, and spent $27 million to repurchase 301,000 shares of the Company's common stock.

2014 Incentive Compensation
Short-Term Incentive Award
Under the targets and guidelines established by the Compensation Committee (the "Committee") at the start of the year, each named executive officer, other than Ms. Beraud, was eligible to be paid out up to 200% of his or her target short-term incentive award, dependent on corporate and individual performance, as described below. Based on achievement of pre-established goals, the Committee exercised its negative discretion to pay-out Fiscal 2014 short-term incentive awards to the named executive officers as follows:

	Potential Pay-out Based on Achievement of Operating Earnings Target (160% of Target)	Potential Pay-out Based on Individual Performance (40% of Target)	Potential Total Pay-out of Annual Incentive Award (200% of Target)	Actual Pay-out of Annual Incentive Award (101% of Target)
Michael J. Kowalski	$2,400,000	$600,000	$3,000,000	1,515,000
Frederic Cumenal	$1,800,000	$450,000	$2,250,000	1,136,250
Ralph Nicoletti	$840,000	$210,000	$1,050,000	530,250
Pamela H. Cloud	$528,000	$132,000	$660,000	333,300
Jill Beraud	$—	$—	$—	—
Pursuant to the Company's compensatory arrangements with Ms. Beraud upon her hire in October 2014, Ms. Beraud was not eligible to receive a performance-based short-term incentive award for Fiscal 2014, but rather received a one-time cash payment equal to 100% of her target short-term incentive award, pro-rated for that portion of Fiscal 2014 during which she was employed. Please see a full discussion of Ms. Beraud's compensatory arrangements within "Discussion of Summary Compensation Table and Grants of Plan-Based Awards" at PS-73.

TIFFANY & CO.

Performance-Based Restricted Stock Units
The performance-based restricted stock unit awards made to the executive officers in January 2012, for the three-year period ended January 31, 2015, vested at 49% of target shares (25% of maximum shares). This was based on cumulative EPS of $11.24 for the three-year period, against the earnings-per-share ("EPS") target of $13.94 for the three-year period; and on the average return-on-assets ("ROA") target not having been met for the three-year period ended January 31, 2015. The achievement of goals resulted in pay-outs as follows:

	Potential Performance-Based Restricted Stock Units under January 2012 Award (200% of target)	Actual Performance-Based Restricted Stock Units to Vest under January 2012 Award, in accordance with achievement of pre-established goals
Michael J. Kowalski	50,000	12,500
Frederic Cumenal	28,600	7,150
Pamela H. Cloud	13,000	3,250
James N. Fernandez's retirement as Chief Operating Officer

In July 2014, Mr. Fernandez retired from the role of Chief Operating Officer. As a result, he forfeited all remaining awarded but unvested compensation up through that date, including:

•	performance-based restricted stock units awarded in January 2012, 2013 and 2014, vesting in March 2015, 2016 and 2017 respectively; and

•	unvested stock options awarded in January 2011, 2012, 2013 and 2014.

At its March 2015 meeting, the Committee used its discretion to pay Mr. Fernandez a one-time payment of $297,500. This amount reflects a pro-rated portion of his Fiscal 2014 short-term incentive award, based on the short-term incentive awards paid to the other named executive officers (101% of target), and commensurate to the number of months in Fiscal 2014 during which Mr. Fernandez remained employed (6/12).

2014 Changes in Executive Management
Fiscal 2014 saw the culmination of a multi-year succession process for the Company, notably:

•	The announced promotion of Frederic Cumenal, President, to Chief Executive Officer, effective April 1, 2015, to occur upon the retirement of Michael J. Kowalski, effective March 31, 2015;

•	The announced transition of Mr. Kowalski from the role of Executive Chairman of the Board to a non-employee director serving as Chairman of the Board, effective April 1, 2015;

•	The appointment of Ralph Nicoletti as Chief Financial Officer, effective April 2, 2014;

•	The retirement of James N. Fernandez, Chief Operating Officer and former Chief Financial Officer, effective July 31, 2014; and

•
The appointment of Jill Beraud as Executive Vice President, effective October 13, 2014, with responsibility for Global Retail Operations including all sales channels in every region, as well as oversight of strategic store development and real estate.

TIFFANY & CO.

Michael J. Kowalski's retirement as CEO and transition
from Executive Chairman of the Board to non-employee
director serving as Chairman of the Board

In light of Mr. Kowalski's announced retirement, effective March 31, 2015, the Committee did not grant Mr. Kowalski a long-term incentive award at its January 2015 meeting, when annual awards to the executive officers were granted. Further, under the applicable terms of the performance-based restricted stock unit awards granted to Mr. Kowalski in January 2013 and January 2014, and the unvested stock options granted to him in January 2012, 2013, and 2014, such units and options were all subject to forfeiture upon retirement.

In recognition of Mr. Kowalski's contributions to the Company, role in succession planning, and ongoing support of Mr. Cumenal in his transition to Chief Executive Officer, the Committee took action in March 2015 to amend the terms of award for those performance-based restricted stock units granted in January 2013 and January 2014, and scheduled to vest contingent on Company performance in March 2016 and March 2017 respectively.  The sole purpose of the amended terms of awards is to provide for continued vesting of such awards following Mr. Kowalski’s retirement on the terms and conditions previously established by the Committee. The performance goals established by the Committee in each of 2013 and 2014 were not amended in any respect.

Frederic Cumenal's Promotion to CEO

The Committee considered Mr. Cumenal's total target direct compensation and potential adjustments in conjunction with Mr. Cumenal's promotion to Chief Executive Officer. Consideration was given to current market data, improved alignment of the CEO total target direct compensation with the market, and the opportunity to recognize Mr. Cumenal's expected future contributions through increased compensation. This process culminated in the Committee's approval of the following adjustments to Mr. Cumenal’s compensation arrangements for Fiscal 2015.

	Compensation as President - Fiscal 2014 ($ amount/percentage of base salary)	Compensation as CEO - Fiscal 2015 ($ amount/percentage of base salary)
Base Salary	$900,000	$1,250,000
Target Short-term Incentive	$ 1,125,000 (125%)	$ 1,875,000 (150%)
Target Long-term Incentive	$ 2,700,000 (300%)	$ 6,250,000 (500%)
Total Target Direct Compensation	$4,725,000	$9,375,000

The total target direct compensation for Mr. Cumenal for Fiscal 2015 places him below the median for the peer group described at PS-49. Mr. Cumenal's base salary falls below the peer group median; his target short-term incentive award, as a percentage of salary, falls at the peer group median; and his long-term incentive award falls below the peer group median.

TIFFANY & CO.

Target Compensation for Named Executive Officers in Fiscal 2015

The Committee approved the following target direct compensation for Fiscal 2015, at its January 2015 meeting.

	Annual Base Salary	Target Short-Term Incentive Award ($/% of base salary)	Target Long-Term Incentive Award ($/% of base salary)	Total Target Direct Compensation
Michael J. Kowalski - base salary ceases upon retirement as of March 31, 2015	$1,000,000	n/a	n/a	$1,000,000
Frederic Cumenal	$1,250,000	$1,875,000 (150%)	$6,250,000 (500%)	$9,375,000
Jill Beraud	$850,000	$595,000 (70%)	$1,700,000 (200%)	$3,145,000
Ralph Nicoletti	$750,000	$525,000 (70%)	$1,500,000 (200%)	$2,775,000
Pamela H. Cloud	$575,000	$345,000 (60%)	$1,150,000 (200%)	$2,070,000
The Committee did not grant short-term nor long-term incentive awards to Mr. Kowalski, with respect to Fiscal 2015, due to his announced retirement effective March 31, 2015.

TIFFANY & CO.

Corporate Governance Best Practices

The Board seeks to ensure that the Company’s executive compensation program conforms to sound corporate governance principles and policies, as demonstrated by the following practices:

WHAT WE DO		WHAT WE DON'T DO
☑
Pay for performance: 87% of CEO compensation and, on average, 73% of other named executive officer compensation, is tied to the Company's financial performance and/or the performance of the stock price.
		☒	Tax gross-ups: No tax gross-ups, for example for life insurance benefits, are paid to executive officers, other than for one-time relocation expenses.
☑	Limited use of employment agreements: Employment agreements and formal severance arrangements are used only as necessary to attract newly-recruited senior executives.	☒	Pay current dividends on unvested long-term incentives: Current dividends are not paid on unvested restricted stock units and stock options.
☑	Independent Executive Compensation Advisor: The Committee retains an independent compensation consultant to advise on the executive compensation program and practices.	☒
Repricing of underwater stock options without shareholder approval: The Company's shareholder-approved employee and director incentive plans do not permit repricing of underwater stock options without shareholder approval.

☑
Share Ownership Policy: Executive officers are expected to acquire and hold Company common stock worth two to five times their annual base salary. Non-employee directors are expected to own Company common stock worth five times their annual retainer.
		☒	Allow pledged shares to count under Share Ownership Policy: Shares of the Company's common stock that are pledged to a third party do not count toward the share ownership requirements.
☑
"Dual trigger" requirement for Change in Control severance benefits: Following a change in control, outstanding equity awards and unvested retirement benefits will only be accelerated, and cash severance benefits will only be paid, in the event of an involuntary termination of employment.
		☒	Grant stock options below 100% of fair market value: The Company's shareholder-approved employee and director incentive plans do not permit stock options to be granted below 100% of fair market value.
☑	Provide limited perquisites: Perquisites provided to executive officers on a limited basis only, for example, life insurance benefits and executive long term disability benefits.	☒
Permit hedging of Company stock: The Company's policy on Insider Information, applicable to all employees, officers, and directors, expressly prohibits speculative transactions (i.e. hedging) such as the purchase of calls or puts, selling short or speculative transactions as to any rights, options, warrants or convertible securities related to Company securities.

☑
Clawback policy: Incentive-based compensation such as cash incentive awards and performance-based restricted stock units, is subject to recoupment in the event of an accounting restatement due to material noncompliance with financial reporting requirements.

Say on Pay

In May 2014, the Company’s Say on Pay proposal passed with 98.4% of the shareholder advisory votes in favor of the Company’s executive compensation program, which indicated to the Committee that shareholders were supportive of the Company's compensation design and philosophy, and that significant changes were not warranted. The Committee will continue to consider Say on Pay results, as well as shareholder feedback, in the design of the compensation program.

TIFFANY & CO.

OVERVIEW OF COMPENSATION COMPONENTS

The Committee has established an executive compensation plan that contains the following key components:
The above chart reflects the average ratio for all named executive officers, including the Chief Executive Officer, for Fiscal 2015. See charts of "CEO Target Pay Mix" and "Named Executive Officer Target Pay Mix" under "Relative Values of Key Compensation Components" at PS-50.

The Company also offers the following compensation components, in addition to the annual compensation program described above:

Time-vesting restricted stock units
Used periodically on a selective basis, typically in connection with a promotion or new hire, to recognize prior performance or to attract or retain key talent. Typically time-vesting after three years of continued employment.

Benefits	Used to attract and retain executives. Includes a comprehensive program of benefits that includes retirement benefits and life insurance benefits that build cash value.

TIFFANY & CO.

SHORT- AND LONG-TERM PLANNING FOR SUSTAINABLE EARNINGS GROWTH
The performance of management in developing and executing plans and in managing external variables determines the Company’s success in achieving its financial and brand stewardship goals – both short- and long-term.
As part of each year’s planning process, the executive officers develop and submit for Board approval:

•	A three-year strategic plan that balances financial and "brand stewardship" objectives (see below); and

•	An annual operating plan for the fiscal year.
Each plan must incorporate goals which are both challenging and realistic for sales, gross margins, marketing expenditures, staffing, other expenses, inventory management, capital spending and all other elements of the Company’s financial performance.
"Brand stewardship" refers to actions taken by management to maintain, in the minds of consumers, strong associations between the TIFFANY & CO. brand and product quality, product exclusivity (luxury), the highest levels of customer service, compelling store design and product display and responsible product sourcing practices.
The Committee recognizes that tradeoffs between near-term financial objectives and brand stewardship are often difficult. For example, introducing new designs can enhance brand image and attract new customers, but affect overall margin negatively in the short term; and increased staffing can positively affect customer service while negatively affecting earnings in the short-term. Through the planning process, management must bring into balance expectations for annual earnings growth and concerns for brand stewardship and sustainable earnings growth.
OBJECTIVES OF THE EXECUTIVE COMPENSATION PROGRAM
The Committee has established the following objectives for the compensation program:

•	To attract, motivate and retain the management talent necessary to develop and execute both the annual operating plan and the strategic plan;

•	To reward achievement of short- and long-term financial goals; and

•	To link management’s interests with those of the shareholders.
The total executive compensation program includes base salary, short- and long-term incentives and benefits.
SETTING EXECUTIVE COMPENSATION
The Committee determines all remuneration arrangements for executive officers and compensation plans in which officers of the Company are eligible to participate, as more fully described in the Committee Charter. In January of each year, the Committee reviews the target amount of total compensation for each executive officer, as well as the target levels of key components of such compensation. This follows a process in which the Committee conducts a detailed review of each executive officer’s compensation.
COMPENSATION EVALUATION PROCESS
The following are key components of the Committee's evaluation process.
Consideration of Say on Pay
The Committee weighs the level of shareholder support for the compensation program as demonstrated by the Say on Pay vote.

TIFFANY & CO.

Independent Compensation Advisor
In connection with carrying out its responsibilities, the Committee considers the advice of Cook & Co., its independent compensation advisor, and the competitive compensation analysis provided by Cook & Co. See "Board of Directors and Corporate Governance - Committees of the Board - Role of Compensation Consultants" at PS-27 for discussion of selection process for Cook & Co., inclusive of an independence analysis.
Tally Sheets
The Committee regularly reviews "tally sheets," prepared by the Company's Human Resources division for each executive officer. The tally sheets include data concerning historical compensation and wealth accumulation data from employment with Tiffany.
Consultations with the Chief Executive Officer
In periodic meetings with the Committee, the Chief Executive Officer provides his views as to the individual performance of the other executive officers, and the Committee solicits his recommendations with respect to their compensation. His input is especially important with respect to the evaluation of the individual performance parameters used in determining short-term incentives, as well as for setting base salary and target incentive compensation as a ratio of base salary. The Committee also relies on its own business judgment as to each executive officer's maturity, experience and tenure, capacity for growth, expected future contributions, complexity of role, demonstrated success and desirability to the Company's competitors.
Coordination with Financial Results and Annual and Strategic Planning Process
In January, the Committee reviews a forecast of financial results for the fiscal year ending that month with the Chief Financial Officer and reviews calculations of the tentative payouts for short- and long-term incentives on that basis. Final calculations are reviewed and approved at the March meeting, when fiscal year financial results are nearly final, and when the annual operating plan and the strategic plan are presented for approval by the Board. After the public disclosure of financial results, the final calculation is made and the Committee authorizes management to make payment on prior year short-term incentive awards and performance-based restricted stock unit awards for which the three-year performance period ended in the prior year and to enter into written agreements with respect to current year short-term incentive awards.
The Committee awards stock options to executive officers at a meeting that occurs on the Wednesday immediately preceding the third Thursday of January each year, or when individual promotions are recognized. The Committee has never delegated to management its authority to make awards of stock options. Since 2005, awards of performance-based restricted stock units have also been made at the January meeting with reference to a preliminary draft of the Company’s strategic plan, although the specific financial goals are not set until the March meeting when the strategic plan is adopted.
COMPETITIVE COMPENSATION ANALYSIS - NO BENCHMARKS
Each year the Committee refers to competitive compensation (market) data because the Committee believes that such data are helpful in assessing the competitiveness of the total compensation offered to the Company’s executive officers. However, the Committee does not consider such market data sufficient for a full evaluation of appropriate compensation for any individual executive officer. Accordingly, the Committee:

•
Has not set a "benchmark" to such data for any executive officer, although it does look to see if the Company’s total executive compensation program falls between the 25th and 75th percentile of market data;

•	Does not rely exclusively on compensation surveys or publicly available compensation information when it determines the compensation of individual executive officers; and

TIFFANY & CO.

•	Also considers those factors described above in "Compensation Evaluation Process."
The Committee also reviews a competitive compensation analysis by Cook & Co., which included the following elements of compensation for each executive officer:

•	base salary;

•	target short-term incentive;

•	target total cash compensation (salary plus target short-term incentive);

•	target long-term incentive;

•	target total direct compensation (target total cash compensation plus target long-term incentive); and

•	target total compensation (target total direct compensation plus all other compensation, above market interest on deferred compensation and change in pension value).
DEFINING APPROPRIATE COMPARATORS
Defining an appropriate comparator group within the retail industry is a challenge because there are few U.S.-based companies of similar size in the luxury retail business with an integrated manufacturing function and extensive international organization similar to the Company. In addition, the Committee believes that an appropriate comparator group must include non-retail companies because a competitive market for the services of our executives exists, even among companies outside the retail industry. Accordingly, to fully understand market compensation levels for comparable executive positions, the analysis includes data for both retail and general industry companies, with greater emphasis on the former.
For the named executive officers, a defined peer group was used for comparative purposes, comprised of U.S. public companies similar to Tiffany, selected by the Committee. For the executive officers as a whole, third-party surveys for both retail and general industry were used.

TIFFANY & CO.

Peer Group
For the five highest paid executive officers the Committee reviewed comparisons to the five highest paid executives of the peer group. In selecting the peer group, the Committee sought to include companies similar to Tiffany across a range of factors, including size, business model (e.g. significant international sales, manufacturing/sourcing operations), products and customers. The peer group used in Fiscal 2015 consists of 20 companies, including 19 companies from the peer group used in Fiscal 2014. One company, Zales, was removed from the peer group due to its acquisition by another peer, Signet, and Michael Kors was added, resulting in the following peer group for the Fiscal 2015 review:

	Financial Data				Common Factors
	Revenue (Millions)	Net Income (Millions)	Market Cap (Millions)	Operating Margin	Multi-Channel Retailing	Mfg. Operations	Significant Foreign Sales	Similar Products/Customers
Burberry	$3,503	$500	$10,298	19%	✓	✓	✓	✓
Coach	$4,694	$683	$9,472	22%	✓		✓	✓
Coty	$4,567	$(97)	$5,875	4%	✓	✓	✓	✓
Elizabeth Arden	$1,174	$(146)	$489	(19)%	✓		✓	✓
Fossil	$3,423	$357	$5,408	11%	✓	✓	✓	✓
Hanesbrands	$5,088	$347	$10,550	15%		✓
L Brands	$11,055	$927	$21,084	14%				✓
Estee Lauder	$10,969	$1,204	$28,785	14%	✓	✓	✓	✓
Lululemon Athletica	$1,676	$244	$6,003	17%	✓		✓
Michael Kors	$3,589	$724	$16,146	30%	✓
Nordstrom	$12,918	$728	$13,985	10%	✓			✓
Pier 1 Imports	$1,819	$94	$1,187	4%	✓			✓
PVH	$8,247	$341	$9,422	10%	✓		✓	✓
Ralph Lauren	$7,584	$753	$14,506	14%	✓		✓	✓
Restoration Hardware	$1,668	$65	$3,172	11%	✓			✓
Signet Jewelers	$4,627	$363	$9,627	5%	✓		✓	✓
Sotheby's	$940	$132	$2,736	44%	✓		✓	✓
Starwood Hotels	$5,996	$526	$13,830	14%	✓		✓	✓
VF Corporation	$11,993	$1,293	$29,177	6%		✓	✓
Williams-Sonoma	$4,531	$287	$6,067	8%	✓			✓
In terms of size, the Company's revenues and net income were between the 25th percentile and median of the peer companies, market capitalization was between the median and 75th percentile and operating margin was above the 75th percentile.
For Fiscal 2014, target total direct compensation for each of the named executive officers other than the Chief Executive Officer (Messrs. Nicoletti and Cumenal, and Mmes. Beraud and Cloud) was in the median to the 75th percentile range. Target total direct compensation for the Chief Executive Officer was positioned at the 25th percentile. Target total compensation, which includes the value of pension accruals and all other compensation, was at the median for the Chief Executive Officer, between the median and 75th percentile for Ms. Beraud, and at or above the 75th percentile for Messrs. Nicoletti and Cumenal and Ms. Cloud.

TIFFANY & CO.

Survey Data
The Committee used third-party survey data to evaluate compensation for the Chief Executive Officer and all other executive officers. The surveys used were:

•	Towers Watson Retail Survey;

•	Towers Watson General Industry Survey; and

•	Hay Group Luxury Retail Survey.
Relative to the survey data, target total direct compensation for the Chief Executive Officer and for Ms. Beraud were each at the median. The remainder of the named executive officers fell at or above the 75th percentile.

RELATIVE VALUES OF KEY COMPENSATION COMPONENTS
In January 2015, as part of its annual review of the target level of short- and long-term incentives for each executive officer, the Committee adopted the following incentive opportunities expressed as a percentage of base salary. These percentages, when applied to base salary, resulted in the amount of incentives granted to each executive officer. The Committee split the estimated value of the long-term incentives evenly between the grant-date fair market value of the targeted number of performance-based restricted stock units and the estimated (Black-Scholes) value of stock options.

Executive	Position	Target Short-term Incentive as a Percent of Salary	Target Long-term Incentive as a Percent of Salary
Frederic Cumenal	President as of March 31, 2015/CEO as of April 1, 2015	150%	500%
Ralph Nicoletti	EVP - CFO	70%	200%
Jill Beraud	EVP	70%	200%
Pamela H. Cloud	SVP - Merchandising	60%	200%
The Committee did not grant short-term nor long-term incentive awards to Mr. Kowalski, with respect to Fiscal 2015, due to his announced retirement effective March 31, 2015.
The Fiscal 2015 target incentive opportunities are unchanged from Fiscal 2014 for the named executive officers, other than for Mr. Cumenal, for whom target incentives were increased in connection with his promotion to CEO on April 1, 2015.

The Committee believes that the portion of an executive officer’s compensation that is "at risk" (subject to adjustment for corporate performance factors and changes in the Company's stock price) should vary proportionately to the amount of responsibility the executive officer bears for the Company’s performance. The Committee also believes that a minimum of 60% of the total target compensation of the Chief Executive Officer and 50% of the total target compensation of the other executive officers should be comprised of long-term incentives to link realized compensation to the Company's longer-term operating and stock price performance.

TIFFANY & CO.

Based on target levels for incentive compensation for Fiscal 2015, the mix of pay for the Chief Executive Officer and named executive officers, on average, is shown below:
BASE SALARY

The Committee pays the executive officers competitive base salaries as one part of a total compensation program to attract and retain them, but does not use base salary increases as the primary means of recognizing talent and performance.

In January 2015, the Committee reviewed base salaries for all executive officers. The Committee increased the base salaries for Mr. Cumenal and Ms. Cloud and one other executive officer.

Executive	Position	Fiscal 2014 Base Salary	Fiscal 2015 Base Salary	Percent Increase from Fiscal 2014 to Fiscal 2015
Michael J. Kowalski - base salary ceases upon retirement as of March 31, 2015	Retirement from CEO role effective March 31, 2015	$1,000,000	$1,000,000	—%
Frederic Cumenal	Promoted from President to CEO effective April 1, 2015	$900,000	$1,250,000	38.9%
Jill Beraud	Appointed EVP effective October 13, 2014	$850,000	$850,000	—%
Ralph Nicoletti	Appointed EVP-CFO effective April 2, 2014	$750,000	$750,000	—%
Pamela H. Cloud	SVP - Merchandising	$550,000	$575,000	4.5%
Base salaries for Fiscal 2015 for recently hired executive officers as well as for longer tenured executive officers were determined based on multiple factors, including competitive market compensation levels for comparable positions; executive experience and skill set; expected contributions; breadth, scope and complexity of role; internal equity; and overall shareholder support as evidenced by the 2014 Say on Pay vote.

TIFFANY & CO.

SHORT-TERM INCENTIVES
The Committee uses short-term incentives to motivate executive officers to achieve the annual financial goals and to demonstrate strategic leadership. Short-term incentives consist of annual cash incentive awards under the 2014 Employee Incentive Plan for the executive officers . Short-term incentive awards have an individual component but are primarily formula-driven, with payments based on the degree of achievement of the annual earnings targets (which agree to the Company's annual operating plan) set by the Committee under the plan. The 2014 Employee Incentive Plan permits the Committee, in evaluating achievement of a performance goal, to exclude certain events. See "Discussion of Summary Compensation Table and Grants of Plan-Based Awards–Non-Equity Incentive Plan Awards–Permissible Adjustments to Evaluation of Performance" at PS-73.
For short-term incentives paid in respect of Fiscal 2014, the Committee determined a portion of the awards based on the following individual factors: strategic thinking; leadership, including development of effective management teams and employee talent; demonstrated adherence to the Company’s Business Conduct Policy – Worldwide; financial metrics relevant to specific areas of responsibility; and specific objectives set for the executive officer. These same factors will be used to determine a portion of the short-term incentives to be paid in respect of Fiscal 2015. An increased target short-term incentive, relative to other forms of compensation, provides greater pay opportunity for the executive officers, while ensuring such compensation is tied to the performance of the Company.
The Committee deemed an increase to the target short-term incentive opportunity for Mr. Cumenal to be appropriate for Fiscal 2015, in connection with his promotion to Chief Executive Officer. Other than Mr. Cumenal, the Committee did not increase short-term incentive award opportunities for any of the named executive officers, as a percentage of base salary, for Fiscal 2015.
The maximum short-term incentive established by the Committee for each of the named executive officers is equal to twice the target.
Fiscal 2014
For Fiscal 2014, and other than for Ms. Beraud (who, pursuant to her compensatory arrangements, was not eligible to receive a performance-based short-term incentive award for Fiscal 2014), the Committee established target and maximum short-term incentive opportunities for the executive officers, the payment of which would be wholly contingent on the Company meeting an operating earnings threshold. The Committee also determined that, if the operating earnings threshold was met, then the actual amount of the short-term incentive award pay-out would be determined in part based on corporate performance (the "Corporate Portion") and in part based on individual performance (the "Individual Portion"). Further, for the Corporate Portion of the award, the Committee exercised its discretion to establish earnings targets which were substantially in excess of the threshold amount.
At the beginning of the fiscal year, the Committee established the operating earnings threshold at $534 million (subject to permitted adjustments). Achievement of this threshold could result in potential pay-out up to 200% of the target short-term incentives, with the Committee retaining negative discretion to determine actual pay-outs based on corporate and individual performance. The Committee expressed its intention to pay up to 160% of the target short-term incentives based on corporate performance, and up to 40% of the target short-term incentives based on individual performance, provided the threshold is met.

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Corporate Portion

Performance Goals. The Committee advised the executive officers that it would use its discretion to determine pay-out of the Corporate Portion of the award based on the following operating earnings targets, subject to proration if Fiscal 2014 operating earnings fell between the amounts in the first column:

If Operating Earnings, as adjusted, Equal:	Then Percentage Pay-out of Incentive Award Will Be:
$711 million or below	0%
$889 million	80% of Target Short-term Incentive Award
$1,067 million	160% of Target Short-term Incentive Award
Actual Pay-out. In March 2015, after reviewing and concurring with the recommendation of the Chief Executive Officer, the Committee determined that the pay-out percentage for the Corporate Portion would be 81% of the target short-term incentive award, as Fiscal 2014 operating earnings were $891.4 million.
Individual Portion
Actual Pay-out. In March 2015, the Committee reviewed and concurred with the Chief Executive Officer's recommendations with respect to the pay-out of the Individual Portion for all other executive officers. The Committee independently evaluated the performance of the Chief Executive Officer for purposes of the Individual Portion. Each named executive officer's individual performance was compared to the specific objectives set at the beginning of Fiscal 2014, or for Mr. Nicoletti, upon hire. The Committee determined to pay each named executive officer who was eligible for a short-term incentive award 20% of the target incentive award based on the Individual Portion.
The named executive officers who were eligible for a short-term incentive award were each paid, in total, 101% of their target short-term incentives for Fiscal 2014.
Fiscal 2015
For Fiscal 2015, the Committee decided to retain the short-term incentive structure from Fiscal 2014. In March 2015, the Committee established $533 million as the operating earnings threshold necessary for a pay-out of the Fiscal 2015 short-term incentives. As in Fiscal 2014, the Committee expressed its intention to pay the executive officers up to 160% of their target short-term incentives based on corporate performance and up to 40% of their target short-term incentives based on individual performance, provided the threshold is met.
Corporate Portion
For Fiscal 2015, the Committee advised the executive officers that it intended to pay the incentive awards based on the following operating earnings targets, subject to proration, if Fiscal 2015 operating earnings fall between the amounts in the first column:

If Operating Earnings, as adjusted, Equal:	Then Percentage Pay-Out of Incentive Award Will Be:
Below $710 million	0%
$710 million	25% of Target Short-term Incentive Award
$888 million	80% of Target Short-term Incentive Award
$1,065.6 million	160% of Target Short-term Incentive Award
As reflected in the tables above, incentive award targets for the Fiscal 2015 incentive awards are slightly below those for the Fiscal 2014 incentive awards.  Incentive award targets are established by the Committee each year and agree to the Company’s annual operating plan.  As such, these targets may vary from year to

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year as a result of variances in the Company’s annual operating plans from year to year.  Please see page K-47 of the Annual Report on Form 10-K for the year ended January 31, 2015, for the Fiscal 2015 outlook and underlying assumptions.
Individual Portion
Executive officers may receive up to 40% of the target short-term incentives based on the factors described at PS-73.

Five-year History of Short-term Incentive Pay-outs
The following is the record of short-term incentive pay-outs (including bonuses) for the executive officers as a group average as a percent of target over the past five fiscal years:

Fiscal Year	Total Pay-Out as a Percentage of Target Short-term Incentive Award/Bonus
2014	101%
2013	124%
2012	15%
2011	121%
2010	152%
Five-Year Average	103%
For further description of the incentive awards, including incentive award targets from year-to-year and the conditions under which the Committee may exercise discretion, see "Discussion of Summary Compensation Table and Grants of Plan-Based Awards–Non-Equity Incentive Plan Awards" at PS-73.
LONG-TERM INCENTIVES
The Committee uses long-term incentives to align management interest with those of shareholders, to motivate management to achieve sustainable earnings growth, asset efficiency and stock price growth and to promote the retention of executive officers.
The Committee considers equity-based awards to be appropriate because, over the long term, the Company’s stock price should be a good indicator of management’s success in achieving the above objectives.
The total value of each executive officer's target grant each year is based on a percentage of base salary as indicated above for named executive officers under "Relative Values of Key Compensation Components" at PS-50 for Fiscal 2015, and the ratio of long-term incentive to base salary is reviewed annually at the same time that base salaries are reviewed.
The Committee awards two different types of equity awards – performance-based restricted stock units and stock options – because each form of award complements the other and ensures that realized compensation is linked to both long-term operating and stock price performance.

•
Performance-based restricted stock units reward executives for meeting key financial goals that are important to the long-term performance of the Company, even if the achievement of those goals is not necessarily reflected in the share price as the market does not always respond to earnings growth in a predictable manner.

•	Stock options reward executives in a rising market and provide returns aligned with those of shareholders, whether or not performance goals have been met. This balances an inherent challenge

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associated with performance-based restricted stock units, as non-controllable and highly variable external factors affect the Company's performance and make it difficult to establish appropriate strategic performance goals.
In order to provide balance to the Company’s long-term incentives, the Committee determined that the ratio of the estimated value of performance-based restricted stock unit awards to the estimated value of stock option awards should be as nearly 50/50 as practicable. For purposes of achieving this mix, the Committee values the awards as follows:

•	for stock options, on the basis of the Black-Scholes model; and

•
for performance-based restricted stock units, using the per share market value immediately prior to the grant on the assumption that units would vest at the EPS target described under "Performance-Based Restricted Stock Unit Grants" below (achievement of the ROA goal was not considered in making this allocation).

Performance-Based Restricted Stock Unit Grants
Complete vesting of performance-based restricted stock units granted in January 2015, March 2014, January 2014 and January 2013 is dependent upon achievement of EPS thresholds. If these thresholds are met, the Committee will have discretion to vest the maximum number of stock units granted or any lesser number down to zero. The Committee has communicated to the executive officers that it will exercise its discretion to reduce the number of units vesting on the basis of both a cumulative EPS goal and an average ROA goal over each of the three-year performance periods.

•
The Company’s stock price over the long term is primarily driven by growth in EPS. The Committee determined that EPS performance should be the primary determiner of vesting, and no shares will vest unless a threshold level of EPS performance is achieved.

•
The Company’s ROA is also likely to significantly affect its stock price over the long term. This is due, in part, to the significance of inventory and capital expenses in its business. Thus the Committee uses ROA as a supplemental indicator of management’s success in achieving sustainable earnings growth.

•	The EPS and ROA goals were set by the Committee to agree to the Company’s strategic plan as approved by the Board.

•
The EPS goal is cumulative over the three-year performance period and on a diluted basis. The ROA goal is calculated for each year, as a percentage, and then averaged over each of the three years in the performance period.

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For the Fiscal 2015 and Fiscal 2014 awards, the Committee established three goals for EPS which will, in conjunction with ROA performance, determine the number of shares that vest, and has provided the following chart to the executive officers to illustrate the manner in which the Committee intends to exercise its discretion at the conclusion of the three-year performance period, subject to interpolation if actual EPS falls between the EPS Threshold and EPS Target, or between the EPS Target and EPS Maximum:

EPS Performance	Percentage of Target Shares Earned under EPS Goal	ROA ADJUSTMENT TO SHARES EARNED UNDER EPS GOAL				Percentage of Target Shares Earned with Impact of ROA Adjustment
		ROA Achievement of 0 to 89.9%	ROA Achievement of 90.0% to 99.9%	ROA Achievement of 100.0% to 109.9%	ROA Achievement of 110% or Greater
EPS Threshold Not Reached	0%	No ROA Adjustment	No ROA Adjustment	No ROA Adjustment	No ROA Adjustment	0%
EPS Threshold Reached	25%	No ROA Adjustment	No ROA Adjustment	0% to 9% upward adjustment contingent on level of ROA achievement, e.g. Achievement of 105% of ROA Target = 5% adjustment upward; Achievement of 109% of ROA Target = 9% adjustment upward	+10%	25% to 35%
EPS Target Reached	100%	-10%	-1% to -9% downward adjustment contingent on level of ROA achievement, e.g. Achievement of 95% of ROA Target = 5% adjustment downward; Achievement of 99% of ROA Target = 1% adjustment downward		+10%	90% to 110%
EPS Maximum Reached	190%	-10%			+10%	180% to 200%
For the Fiscal 2013 and Fiscal 2012 grants, the ROA adjustment will be applied on an all-or-nothing basis (10% upward/10% downward adjustment if ROA Target is met/not met).
Performance Targets, Thresholds and Maximums— Outstanding Performance-Based Grants
In March of 2012, 2013, 2014 and 2015, the Committee established the following in respect of the performance-based restricted stock units granted in January 2012, January 2013, January and March 2014 and January 2015 respectively, subject to adjustments as permitted under the applicable employee incentive plan.

For Performance Period:	EPS Threshold	EPS Target	EPS Maximum	ROA Target
February 2012 - January 2015	$9.64	$13.94	$16.77	12.0%
February 2013 - January 2016	$7.62	$11.86	$13.87	9.8%
February 2014 - January 2017	$10.18	$14.17	$16.26	11.0%
February 2015 - January 2018	$10.38	$13.89	$15.76	10.6%

As reflected in the table above, the EPS target, EPS maximum and ROA target for the performance-based restricted stock units granted in January 2015 are below those established for the performance-based restricted stock units granted in January 2014.  Those performance targets are established by the Committee each year with reference to the Company’s strategic plan.  As such, these targets may vary from grant year to grant year as a result of year-over-year variances in the Company’s strategic plan.  Please see page K-47

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of the Annual Report on Form 10-K for the year ended January 31, 2015, for the Fiscal 2015 outlook and underlying assumptions.
In March 2015, the performance-based restricted stock unit awards made to the executive officers in January 2012, for the three-year period ended January 31, 2015, vested at 49% of target shares (25% of maximum shares). This was based on cumulative EPS of $11.24 for the three-year period ended January 31, 2015, against the EPS target of $13.94 for such three-year period, and on the average ROA target not having been met for the three-year period ended January 31, 2015.
For a more complete description of the performance-based restricted stock units, including a description of the circumstances in which a portion of the units may vest in various circumstances of death, disability, a change in control or at the initiative of the executive’s employer and the goals set from year-to-year, see "Discussion of Summary Compensation Table and Grants of Plan-Based Awards–Equity Incentive Plan Awards–Performance-Based Restricted Stock Units" at PS-75.
Stock Option Grants
Each January, at a meeting that occurs on the Wednesday immediately preceding the third Thursday of the month, the Committee grants stock options in order to further link the interests of the executive officers and the Company’s shareholders in long-term growth in stock price and to support the brand stewardship over the long term.
The 2014 Employee Incentive Plan under which stock options are granted, and the 2005 Employee Incentive Plan under which stock options were previously granted, require the exercise price of each option to be established by the Committee (or determined by a formula established by the Committee) at the time the option is granted. Options are to be granted with an exercise price equal to or greater than the fair market value of a share as of the grant date. Since 2007, the Committee has calculated the exercise price to be the higher of (i) the simple arithmetic mean of the high and low sale price of such stock on the New York Stock Exchange on grant date or (ii) the closing price on such Exchange on the grant date. The incentive plan does not permit for the repricing of underwater options at a later date without shareholder approval.
For a description of the stock options see "Discussion of Summary Compensation Table and Grants of Plan-Based Awards–Equity Incentive Plan Awards–Stock Options" at PS-77.
TIME-VESTING RESTRICTED STOCK UNIT AWARDS
On occasion, the Committee may make time-vesting restricted stock unit awards for reasons such as recognition of prior performance; promotion; attraction of new talent; retention of key talent; and in lieu of cash compensation increases.
In March 2014, the Committee granted a time-vesting restricted stock unit award to Mr. Nicoletti, of 16,166 restricted stock units, in connection with his recruitment and appointment to the role of Executive Vice President - Chief Financial Officer. Subject to certain conditions, Mr. Nicoletti's award will not vest unless he remains employed through March 19, 2017.
RETIREMENT BENEFITS
Retirement benefits are offered to attract and retain qualified executive officers. Retirement benefits offer financial security in the future and are not entirely contingent upon corporate performance factors. It is the case, however, that the compensation on which the retirement benefits of each executive officer are based includes bonus and incentive awards made in the past; such awards are determined by corporate and individual performance factors in the year awarded.
Defined Contribution Retirement Benefit
For the named executive officers other than Mr. Kowalski and Ms. Cloud, a defined contribution retirement benefit is available through the Tiffany and Company Employee Profit Sharing and Retirement Savings Plan, and excess defined retirement benefit contributions ("Excess DCRB Contribution") credited to the Tiffany and

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Company Executive Deferral Plan. Employer contributions credited to the Deferral Plan are calculated to compensate executives for pay amounts curtailed by reason of the limitations under the Internal Revenue Code. Messrs. Nicoletti and Cumenal, and Ms. Beraud, are participants in each of these plans.
Mr. Cumenal receives additional retirement benefits under his employment agreement, which were intended as "make whole" payments for amounts Mr. Cumenal forfeited at his prior employer. Mr. Cumenal accrued significant long-term pension benefits with his prior employer.
Traditional Pension Retirement Benefit
Mr. Kowalski and Ms. Cloud participate in three retirement plans: they participate in the same tax-qualified pension plan available to all full-time U.S. employees hired before January 1, 2006 and also receive incremental benefits under the Excess Plan and the Supplemental Plan.
The Excess Plan credits base salary and short-term incentive in excess of amounts that the Internal Revenue Service ("IRS") allows the tax-qualified pension plan to credit in computing benefits, although benefits under both of these plans are computed under the same formula. The Committee considers it fair and consistent with the employee retention purpose of the tax-qualified pension plan to maintain for executives the relationship established for employees compensated below the IRS limit between annual cash compensation and pension benefits.
The Supplemental Plan serves as a stay-incentive for experienced executives by increasing the percentage of average final compensation provided as a benefit when the executive reaches specified service milestones.
For a further description of these traditional pension retirement benefits see "Pension Benefits Table–Features of the Pension Benefit Plans" at PS-84.
Equity Grants - Retirement Provisions
Prior to 2015, the terms applicable to awards of performance-based restricted stock units did not provide for continued vesting beyond retirement.
The Committee amended the terms applicable to the performance-based restricted stock units awarded to executive officers in January 2015, to provide for continued vesting beyond retirement. A recipient of this award who retires from employment during the Fiscal 2015-Fiscal 2017 performance period, will vest in a pro-rated portion of the award, reflective of the number of months worked during the performance period, and contingent on the satisfaction of pre-determined performance goals.

LIFE INSURANCE BENEFITS
IRS limitations render the life insurance benefits that the Company provides to all full-time U.S. employees in multiples of their annual base salaries largely unavailable to the Company’s executive officers. The Company maintains the relationship established for lower-compensated employees between annual base salaries and life insurance benefits through executive-owned, employer-paid whole-life policies. (For an explanation of the key features of the life insurance benefits, see "Discussion of Summary Compensation Table and Grants of Plan-Based Awards–Life Insurance Benefits" at PS-77.) Life insurance premiums are taxable to the executives and no gross-up is paid. Mr. Nicoletti declined this benefit upon joining the Company in Fiscal 2014, and is not a participant.

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DISABILITY INSURANCE BENEFITS
The Company provides executive officers with special disability insurance benefits because their salaries are inconsistent with the income replacement limits of the Company’s standard disability insurance policies. Thus, these special disability benefits maintain the relationship established for employees compensated below the IRS limit between annual cash compensation and disability benefits. Disability insurance premiums are taxable to the executives and no gross-up is paid.
EQUITY OWNERSHIP BY EXECUTIVE OFFICERS AND NON-EXECUTIVE DIRECTORS
The Company has in place a share ownership policy for executive officers and non-executive directors, to better align management’s interests with those of shareholders over the long term. In Fiscal 2014, the Committee revised the share ownership policy's disposition-limitations to apply to proceeds on a net basis rather than a gross basis.
Significant Portfolio
Under the share ownership policy, executive officers and non-executive directors are subject to restrictions on the disposal of shares of the Company's common stock. For each executive officer or non-executive director, "Significant Portfolio" means ownership of shares having a total market value equal to or greater than the following multiples of their annual base salaries/annual retainer:

Position/Level	Market Value of Company Stock Holdings as a Multiple of Base Salary/Retainer (Significant Portfolio Requirement)
Chief Executive Officer	Five Times
Non-Executive Directors	Five Times
President	Four Times
Executive Vice President	Three Times
Senior Vice President	Two Times
Equity Used to Meet Stock Ownership Guidelines

The share ownership policy counts shares owned as follows:

Shares Counted:	Shares not Counted:
Outstanding shares that the person beneficially owns or is deemed to beneficially own, directly or indirectly, under the federal securities laws.	Rights to acquire shares of the Company's common stock through derivative securities, including stock options.
Restricted stock units issued under the Company’s 2008 Directors Incentive Plan, which have vested but will not be delivered until retirement of the applicable director from the Board.	Shares of the Company's common stock that are pledged to a third party (for example, where common stock is held in a margin account maintained at a brokerage firm).

For purposes of determining the amount of shares constituting a Significant Portfolio, shares will be valued at the mean of the high and low trading prices on the New York Stock Exchange on the relevant calculation date.
The officer's or director's attainment of a Significant Portfolio is measured annually on April 1 or the first trading day thereafter. However, an officer or director who acquires a Significant Portfolio after the annual calculation date shall be deemed to hold a Significant Portfolio for purposes of any proposed disposition after such acquisition.

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Disposal Restrictions
An executive officer or non-executive director who has a Significant Portfolio may not dispose of shares of the Company's common stock if the disposition would cause his or her holdings to fall below the Significant Portfolio threshold. He or she is free, however, to dispose of any or all shares in excess of the Significant Portfolio threshold.
For an executive officer or non-executive director who does not have a Significant Portfolio, he or she is permitted to dispose of shares of the Company's common stock only as follows:

•	no more than 50% of the net shares deemed issued as a consequence of any vesting or exercise of an equity award;

•	under circumstances constituting a financial hardship, as so determined by the Board; or

•	pursuant to a qualified domestic relations order.
Compliance
The amended and restated policy does not contain an express compliance deadline in recognition that the disposal restrictions ensure that the executive officers and non-executive directors are making progress toward meeting the Significant Portfolio requirements and provide for greater administrative ease.
As of January 31, 2015, the Chief Executive Officer and five of the remaining ten executive officers held Significant Portfolios.  The majority of those who did not hold a Significant Portfolio became executive officers in Fiscal 2014.  Each of the eight non-executive directors held Significant Portfolios.

HEDGING NOT PERMITTED
The Board adopted a worldwide policy on Insider Information, applicable to all employees, officers and directors. The policy expressly prohibits speculative transactions (i.e., hedging), such as the purchase of calls or puts, selling short or speculative transactions as to any rights, options, warrants or convertible securities related to Company securities.

RETENTION AGREEMENTS
The Committee continues to believe that, during any time of possible or actual transition of corporate control, it would be important to keep the team of executive officers in place and free of distractions that might arise out of concern for personal financial advantage or job security. Since the Company went public in 1987, it has not had a single controlling shareholder, and, depending upon the circumstances, executive officers could consider acquisition of a controlling interest, as described in the retention agreements, to be a prelude to a significant change in corporate policies and an incentive to leave. To ensure that executive officers remain with the Company, stay focused on the business and maximize shareholder value during a period of uncertainty resulting from a potential Change in Control transaction (as defined below), the Company has entered into retention agreements with each of the executive officers (other than Mr. Cumenal, who has an employment agreement) which provide financial incentives for them to remain in place during any such times. For a description of the retention agreements, see "Potential Payments on Termination or Change in Control–Explanation of Potential Payments on a Termination following a Change in Control–Severance Arrangements" at PS-91. For a description of Mr. Cumenal’s employment agreement, which contains comparable provisions to those of the retention agreements, see "Other Employment Agreements or Severance Plans for Executives" below.
The Committee believes that the retention agreements serve the best interests of the Company’s shareholders because such agreements:

•	will increase the value of the Company to a potential acquirer that requires delivery of an intact management team;

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•	will help to keep management in place and focused should any situation arise in which a Change in Control looms but is not welcome or agreement has not yet been reached;

•	are a prudent defense to the possibility that one or more senior executive officers might retire or take a competing job offer during a time of transition; and

•	are not overly generous.
The Committee also believes that the independent directors are fully capable of weighing the merits of any proposed transaction and reaching a proper conclusion in the interests of the shareholders, even if management would benefit financially from change in control payments to the executive officers.
Dual Triggers
The retention agreements are "dual-trigger" arrangements in that they provide no benefits unless two events occur: (i) a change in control followed by (ii) a loss of employment.
Definition of "Change in Control"
The retention agreements in place for executive officers (see above) deem a "Change in Control" to occur only in the following four situations:

•	a share acquisition resulting in a person, syndicate or group beneficially owning 35% or more of the voting power of the Company;

•	incumbent directors (including those appointed or nominated by incumbent directors) cease to be a majority of the Board;

•	a corporate transaction, such as a merger, in which the shareholders prior to the transaction do not thereafter own more than 50% of the voting power of the resulting company's shares; and

•	a sale of all or substantially all of the assets of the Company or Tiffany.
No Gross-Ups
The retention agreements do not provide executive officers with reimbursement for excise taxes or other taxes in connection with severance payments or other amounts relating to the change in control.

OTHER EMPLOYMENT AGREEMENTS OR SEVERANCE PLANS FOR NAMED EXECUTIVE OFFICERS

The Company generally does not enter into employment agreements with or otherwise commit to severance benefits for its executive officers, absent a change in control, other than as necessary to recruit appropriate candidates for key roles. Apart from the retention agreements, the employment agreement entered into with Frederic Cumenal discussed below, and offer letters extended from Tiffany to Ms. Beraud and one other newly-recruited executive officer, the Company is not party to any employment agreement with an executive officer that provides for severance benefits on termination of employment.
Mr. Cumenal's and Ms. Beraud's arrangements were negotiated in connection with their respective recruitment to the Company. The Company is not obligated to pay cash severance benefits to any other named executive officer upon termination, unless a Change in Control has occurred, although it is permitted to provide such benefits if it deems it appropriate to do so.
Frederic Cumenal Employment Agreement
On March 10, 2011, Frederic Cumenal commenced employment with Tiffany as an executive officer with the title "Executive Vice President" and responsibility for sales and distribution of TIFFANY & CO. products in all markets other than the Americas. In October 2012, he was assigned such responsibility for the Americas as well, and in September 2013, was assigned responsibility for the Product and Store Design, Marketing and Merchandising functions in connection with his appointment to the role of President. Most recently, he was promoted to Chief Executive Officer effective April 1, 2015.

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Tiffany entered into an employment agreement with Mr. Cumenal as part of the recruiting process in Fiscal 2011. The employment agreement, which was approved by the Committee, addresses certain elements of the personal costs, foregone compensation and professional risk that Mr. Cumenal incurred to accept the position and relocate his family to the United States. For a discussion of the key compensatory features of that employment agreement, see "Discussion of Summary Compensation Table and Grants of Plan-Based Awards – Frederic Cumenal Employment Agreement" at PS-77.
Jill Beraud Offer Letter
On October 13, 2014, Jill Beraud commenced employment with Tiffany as an executive officer with the title "Executive Vice President" and responsibility for Global Retail Operations, including all sales channels in every region, as well as oversight of strategic store development and real estate. The offer letter extended to Ms. Beraud captured the key terms negotiated in connection with her recruitment:

•	compensatory terms relating to base salary, short-term incentive award, and long-term incentive award;

•
a one-time cash payment equal to 100% of Ms. Beraud's target short-term incentive award, pro-rated for that portion of Fiscal 2014 during which she was employed, in lieu of a performance-based short-term incentive award for Fiscal 2014;

•
a one-time sign-on cash bonus equal to $1,700,000, intended to offset the loss of equity interests in her prior employer, and subject to recoupment in the event of her resignation without good reason or termination for cause prior to the four year anniversary of her date of hire (with recoupment amounts decreasing after each one-year anniversary of her date of hire);

•	severance benefits, absent a Change in Control, in the event of her termination without cause or resignation for good reason, prior to the second year anniversary of her date of hire; and

•
post-employment restrictive covenants, composed of a six-month non-compete period, 18 month non-solicitation restriction with respect to employees and customers, and 18 month no-hire restriction with respect to employees;

For a more detailed discussion of Ms. Beraud's compensatory arrangements, see "Discussion of Summary Compensation Table and Grants of Plan-Based Awards – Jill Beraud Compensatory Arrangement" at PS-78.
Ralph Nicoletti Offer Letter
On March 19, 2014, Mr. Nicoletti commenced employment with Tiffany and was appointed as Chief Financial Officer effective April 2, 2014. In connection with Mr. Nicoletti's recruitment, an offer letter was extended to him. No severance benefits were made available to Mr. Nicoletti under the terms of the offer letter, and the Company has no severance obligation to Mr. Nicoletti in the absence of a Change in Control. The offer letter extended to Mr. Nicoletti captured the key terms negotiated in connection with his recruitment:

•	compensatory terms relating to base salary, short-term incentive award, and long-term incentive award; and

•	a one-time sign-on equity award of time-vesting restricted stock units, equal in value to $1,500,000, to vest in full on the third anniversary of the grant date.

CHANGE IN CONTROL PROVISIONS
Equity awards and executive retirement benefits provide certain entitlements following a Change in Control, which entitlements will only be triggered on a loss of employment (a "dual trigger"). For a more detailed discussion of applicable change in control provisions, see "Potential Payments on Termination or Change in Control – Explanation of Potential Payments on a Termination following a Change in Control" at PS-91.

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TERMINATION FOR CAUSE
Stock options granted under the 2005 Employee Incentive Plan or the 2014 Employee Incentive Plan may not be exercised after a termination for cause. Performance-based restricted stock units will not vest if termination for cause occurs before the conclusion of the three-year performance period.

RESTRICTIVE COVENANTS
All executive officers have signed non-competition covenants that have a two-year post-employment term. For those who are age 60 or older at termination of employment or who attain age 60 within six months after termination, the term ends six months after termination. For all executive officers, the term ends in six months after termination if a Change in Control (as defined in the retention agreements) has occurred prior to termination of employment or during the six-month period. For all executive officers, once the six-month minimum period has passed, a Change in Control will result in an early end to the term.
The non-competition covenants include a non-compete restriction, a non-solicitation restriction with respect to employees and customers and a no-hire restriction with respect to employees.
Violation of the non-compete covenants will result in:

•	loss of benefits under the non-qualified retirement plans;

•	loss of all rights under stock options and restricted stock units (whether or not vested); and

•
mandatory repayment of all proceeds from stock options exercised or restricted stock units vested during a period beginning six months before termination and throughout the duration of the non-competition covenant.

Mr. Cumenal and Ms. Beraud are further subject to additional restrictions, as described under "Discussion of Summary Compensation and Grants of Plan-Based Awards" at PS-73.

CLAWBACK POLICY
The executive officers are subject to a policy that expressly provides for recoupment of executive incentive-based compensation if an accounting restatement is required due to material noncompliance with any financial reporting requirements. For purposes of the policy, incentive-based compensation means pay which has been calculated based on objective performance criteria included in publicly-reported financial information reported by the Company, and includes performance-based restricted stock unit awards, cash incentive awards, and bonuses. Time-vesting stock options and restricted stock units, or proceeds therefrom, are not subject to this policy.
Under the policy, in the event of a material restatement, the Board will review the incentive-based compensation paid to executive officers during the three-year period preceding the issuance of the restatement to determine if excess incentive compensation was paid. Excess incentive compensation is defined to be any incentive compensation in excess of that which would have been paid if the applicable material restatement had been applied at the time of payment.
The Board may seek recoupment of after-tax excess incentive compensation from one or more of the executive officers who received excess payment.
All executive officers have acknowledged receipt of the clawback policy in writing. Further, the clawback policy is incorporated by reference into the incentive compensation award terms and agreements for Fiscal 2014 and onward.
The Committee awaits the Securities and Exchange Commission’s adoption of final rules under the Dodd-Frank Wall Street Reform and Consumer Protection Act (i.e. Section 10D to the Securities Exchange Act of

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1934) addressing compensation clawbacks. After such rules are adopted, the Committee will consider revisions to such policy in conformance with such rules.
COMPENSATION RISK ASSESSMENT
The Committee has reviewed an assessment by management of the Company's compensation programs and practices for employees, including executive and non-executive programs and practices. Selected key areas that were reviewed, together with management's assessment of these elements, included pay mix, performance metrics, performance goals and pay-out curves, payment timing and adjustments, equity incentives, stock ownership requirements and trading policies, and leadership and culture. Sound practices were identified in each of these respective areas. As a result of the review, the Committee determined that any risks that may result from the Company's compensation programs and practices are not reasonably likely to have a material adverse effect on the Company.

LIMITATION UNDER SECTION 162(m) OF THE INTERNAL REVENUE CODE
Section 162(m) of the Internal Revenue Code generally denies a federal income tax deduction to the Company for compensation in excess of $1,000,000 per year paid to any of the named executive officers other than the Chief Financial Officer. This denial of deduction is subject to an exception for "performance-based compensation" such as the performance-based restricted stock units, stock options and annual incentive awards discussed above. Although the Committee has designed the executive compensation program with tax considerations in mind, the Committee does not believe that it would be in the best interests of the Company to adopt a policy that would preclude compensation arrangements subject to deduction limitations.
The compensation actually paid to the executive officers is expected to be deductible by the Company except in the following respect: compensation that exceeds $1,000,000 in any single year for any single named executive officer, other than the Chief Financial Officer, consisting of the following elements: "Salary" and "All Other Compensation" in the Summary Compensation Table at PS-66, plus compensation that relates to the time-vesting restricted stock units described in note (c) to the Summary Compensation Table. The Committee may decide, in the course of exercising its business judgment, to adjust payouts under one or more other compensation components in a way that disqualifies such payouts as performance-based for a particular year.
* * *

TIFFANY & CO.

REPORT OF THE COMPENSATION COMMITTEE

We have reviewed and discussed with the management of Tiffany & Co. the Compensation Discussion and Analysis section of this Proxy Statement. Based on our review and discussions, we recommend to the Board of Directors, to the Chief Executive Officer and to the Chief Financial Officer that the Compensation Discussion and Analysis be included in this Proxy Statement and the Annual Report on Form 10-K for the fiscal year ended January 31, 2015.

Compensation Committee and its Stock Option Subcommittee:

Gary E. Costley, Chair
Rose Marie Bravo
Abby F. Kohnstamm
Charles K. Marquis
Peter W. May
Robert S. Singer

March 18, 2015

TIFFANY & CO.

SUMMARY COMPENSATION TABLE
Fiscal 2014, Fiscal 2013 and Fiscal 2012

Name and Principal Position	Year	Salary ($) (a)	Bonus ($) (b)	Stock Awards ($) (c)	Option Awards ($) (d)	Non- Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($)
Michael J. Kowalski	2014	$997,315	$—	$—	$—	$1,515,000	$5,488,904	$100,539	$8,101,758
Chairman and CEO	2013	$997,315	$—	$1,883,925	$1,939,516	$1,200,000	$—	$126,365	$6,147,121
	2012	$997,315	$—	$1,569,229	$1,505,835	$140,000	$1,783,014	$141,158	$6,136,551
James N. Fernandez	2014	$436,900	$—	$—	$—	$297,500	$3,030,277	$105,282	$3,869,959
Executive Vice President - COO & CFO *	2013	$847,718	$—	$895,911	$925,000	$714,000	$—	$151,556	$3,534,185
	2012	$847,748	$—	$995,603	$960,243	$85,000	$1,363,317	$150,777	$4,402,688
Ralph Nicoletti Executive Vice President - CFO *	2014	$642,117	$—	$2,851,466	$1,484,359	$530,250	$—	$166,913	$5,675,105
Frederic Cumenal	2014	$896,625	$—	$2,919,875	$3,041,032	$1,136,250	$—	$789,184	$8,782,966
President	2013	$847,718	$—	$2,227,096	$2,253,929	$910,350	$—	$729,610	$6,968,703
	2012	$847,748	$—	$883,516	$851,124	$85,000	$—	$690,278	$3,357,666
Jill Beraud Executive Vice President	2014	$244,534	$—	$797,825	$819,569	$—	$—	$1,999,192	$3,861,120
Pamela H. Cloud	2014	$547,852	$—	$534,625	$560,758	$333,300	$1,576,062	$86,572	$3,639,169
Senior Vice President - Merchandising	2013	$513,617	$321,875	$519,126	$534,113	$—	$8,388	$80,509	$1,977,628
* James N. Fernandez held the role of Chief Financial Officer from November 27, 2013 through April 1, 2014 and retired from the Company effective July 31, 2014. Ralph Nicoletti assumed responsibilities as Chief Financial Officer on April 2, 2014.

Notes to Summary Compensation Table:

(a)
Salary. Salary amounts include amounts deferred at the election of the executive under the Tiffany and Company Executive Deferral Plan (the "Deferral Plan") and under the 401(k) feature of the Company’s Employee Profit Sharing and Retirement Savings Plan (the "401(k) Plan"). Amounts deferred to the Deferral Plan are also shown in the "Nonqualified Deferred Compensation Table" at PS-88.

(b)
Bonus. Bonus amounts include amounts deferred at the election of the executive under the Deferral Plan and under the 401(k) Plan. Bonus amounts are earned in the fiscal year ended January 31 and paid as soon as reasonably practicable following the March meeting of the Committee, at which the Committee determines the pay-out of short-term incentive awards.

(c)
Stock Awards. Amounts shown represent the dollar amount of the grant date fair value of the stock unit award calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation (“Codification Topic 718”) for the fiscal year in which the award was granted (which includes the grants made on January 14, 2015). The amounts shown are based on the assumption that the earnings-per-share target and return on assets target for the three-year performance period identified by the Committee for each respective grant will be met at 100.0%.

The maximum value of each award, assuming the highest level of performance conditions are met for the applicable period, calculated in accordance with Codification Topic 718, appear in the chart below.

For Mr. Nicoletti, the 2014 amount includes, in addition to the grant date fair value for the performance-based restricted stock unit award made on January 14, 2015, (i) the grant date fair value of a one-time time-vesting restricted stock unit award of $1,434,894, made on March 19, 2014 in connection with his recruitment to the Company, and computed in accordance with Codification Topic 718, disregarding any estimates of forfeitures related

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to service-based vesting conditions; and (ii) the grant date fair value of a performance-based restricted stock unit award of $717,447, made on March 19, 2014 in lieu of the Fiscal 2014 performance-based restricted stock unit award that would have been made to him on January 16, 2014, had he commenced employment at that time.
For Mr. Cumenal, the 2013 amount includes the grant date fair value of a one-time promotion time-vesting restricted stock unit award of $954,400, computed in accordance with Codification Topic 718, disregarding any estimates of forfeitures related to service-based vesting conditions.
Maximum Value of Stock Awards at Grant Date Value

Executive	2014	2013	2012
Michael J. Kowalski	$—	$3,767,850	$2,853,144
James N. Fernandez	$—	$1,791,822	$1,810,188
Ralph Nicoletti	$4,268,038	Not a named executive officer	Not a named executive officer
Frederic Cumenal	$5,839,750	$3,499,792	$1,606,392
Jill Beraud	$1,595,650	Not a named executive officer	Not a named executive officer
Pamela H. Cloud	$1,069,250	$1,038,252	Not a named executive officer

(d)
Option Awards. Amounts shown represent the dollar amount of the grant date fair value of the stock option award (which includes the grants made on January 14, 2015) calculated in accordance with Codification Topic 718 for the fiscal year in which the award was granted.

For Mr. Nicoletti, the 2014 amount includes, in addition to the grant date fair value for the stock option award made on January 14, 2015, the grant date fair value of a stock option award of $751,061, computed in accordance with Codification Topic 718, disregarding any estimates of forfeitures related to service-based vesting conditions. This grant was awarded to Mr. Nicoletti on March 19, 2014, in lieu of the Fiscal 2014 stock option award that would have been made to him on January 16, 2014, had he commenced employment at that time.

For Mr. Cumenal, the 2013 amount includes the grant date fair value of a one-time promotion stock option award of $941,026, computed in accordance with Codification Topic 718, disregarding any estimates of forfeitures related to service-based vesting conditions.

(e)
Non-Equity Incentive Plan Compensation. This column reflects cash short-term incentive awards under the 2005 Employee Incentive Plan. These awards are earned in the fiscal year ended January 31 and are paid on the basis of achieved performance goals after the release of the Company’s financial statements for the fiscal year. (For a description of the performance goals, see "Discussion of Summary Compensation Table and Grants of Plan-Based Awards–Non-Equity Incentive Plan Awards" at PS-73.) This column includes amounts deferred at the election of the executive under the Deferral Plan. Amounts so deferred are also shown in the Nonqualified Deferred Compensation Table.

For Fiscal 2014, pursuant to the compensatory arrangements with Ms. Beraud upon her hire in October 2014, Ms. Beraud was not eligible to receive a performance-based short-term incentive award for Fiscal 2014. Ms. Beraud instead received a one-time cash payment equal to 100% of her target short-term incentive award for Fiscal 2014, pro-rated for that portion of Fiscal 2014 during which she was employed, and reflected under "All Other Compensation".

(f)
Change in Pension Value and Nonqualified Deferred Compensation Earnings. This column represents the aggregate change, over the course of the fiscal year, in the actuarial present value of the executive’s accumulated benefit under all defined benefit plans. This column does not include earnings under the Deferral Plan because it is not a defined benefit plan and because it does not pay above-market or preferential earnings on compensation that is deferred.

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For each fiscal year reported, the present value of the benefit is affected by a number of factors including compensation levels, credited years of service, the discount rate used to determine the present value of the benefit, the executive's age, and the applicable mortality table. For the reported fiscal years, applicable discount rates were as follows:

	Discount Rate Applicable to Benefits Accrued under Qualified Pension Plan	Discount Rate Applicable to Benefits Accrued under Non-Qualified Pension Plans
Fiscal 2014	3.75%	3.75%
Fiscal 2013	4.75%	5.00%
Fiscal 2012	4.50%	4.50%

The 2013 change in pension value is a negative amount for each of the following named executive officers, due to the increase in applicable discount rates (4.75% for the qualified plan, 5.0% for the non-qualified plans):

Executive	Fiscal 2013 Change in Pension Value (negative amount)
Michael J. Kowalski	$(185,874)
James N. Fernandez	$(213,446)

In addition to the change in applicable discount rate, the 2014 change in pension value also reflects an update to the applicable mortality tables. These newly-applicable tables extend life expectancy, resulting in increased present values. The applicable mortality tables are the RP-2014 Mortality Tables with White Collar Adjustments and generational projects using the Scale MP-2014.

(g)	All Other Compensation. The table below shows a detailed description of all other compensation paid to the named executive officers.

		Leadership Benefits		Broad-Based Retirement Benefits			Other	Total
Name	Year	Premium on Additional Disability Insurance ($)	Premium on Life Insurance ($)	401(k) Plan Company Match ($)	Defined Contribution Retirement Benefit ($) (i)	Excess Defined Contribution Retirement Benefit ($)
Michael J. Kowalski	2014	15,600	77,289	7,650				100,539
	2013	15,600	103,265	7,500				126,365
	2012	14,298	119,510	7,350				141,158
James N. Fernandez	2014	2,600	95,032	7,650				105,282
	2013	17,080	126,976	7,500				151,556
	2012	16,410	127,017	7,350				150,777
Ralph Nicoletti	2014	7,948	—	—			158,965 (ii)	166,913
Frederic Cumenal	2014	12,475	178,671	7,650	26,220	20,332	543,836 (iii)	789,184
	2013	12,475	150,000	7,500	7,500	39,532	512,603 (iv)	729,610
	2012	12,475	150,000	7,350	7,350	13,386	499,717 (v)	690,278
Jill Beraud	2014	3,949	4,157	—			1,991,086 (vi)	1,999,192
Pamela H. Cloud	2014	8,909	70,013	7,650				86,572
	2013	8,909	64,100	7,500				80,509

(i)	This amount reflects the benefit paid under the defined contribution retirement benefit ("DCRB") feature of the Tiffany and Company Employee Profit Sharing and Retirement Savings Plan.

(ii)
For Mr. Nicoletti, the amount reported as "other compensation" for Fiscal 2014 reflects relocation expenses incurred by Mr. Nicoletti in his relocation to New York in connection with his commencement of employment with the Company.

TIFFANY & CO.

(iii)
For Mr. Cumenal, the amount reported as "other compensation" for Fiscal 2014 includes the following elements: Defined Contribution to French Pension Scheme ($84,655); Payment to Special Retirement Account ($435,291); Payment towards tax preparation consultation services ($23,890). Please see the discussion of Mr. Cumenal's Senior Executive Employment Agreement and compensation paid thereunder, in connection with the commencement of employment in March 2011, under "Discussion of Summary Compensation Table and Grants of Plan-Based Awards – Frederic Cumenal Employment Agreement" at PS-77.

(iv)
For Mr. Cumenal, the amount reported as "other compensation" for Fiscal 2013 included the following elements: Defined Contribution to French Pension Scheme ($88,333); Payment to Special Retirement Account ($397,270); and Payment towards tax preparation consultation services ($27,000).

(v)
For Mr. Cumenal, the amount reported as "other compensation" for Fiscal 2012 included the following elements: Defined Contribution to French Pension Scheme ($88,946); Payment to Special Retirement Account ($378,481); and Payment towards tax preparation consultation services ($32,290).

(vi)
For Ms. Beraud, the amount reported as "other compensation" for Fiscal 2014 included the following elements: relocation expenses incurred by Ms. Beraud in her relocation to New York in connection with her commencement of employment with the Company ($90,086); a one-time cash payment, equal to 100% of her target short-term incentive award for Fiscal 2014, pro-rated for that portion of Fiscal 2014 during which she was employed, in lieu of a performance-based short-term incentive award for Fiscal 2014 ($201,000); and a one-time sign-on cash bonus intended to offset the loss of equity interests in her prior employer, and subject to full or partial recoupment (pursuant to a schedule) in the event of her departure prior to the four year anniversary of her date of hire ($1,700,000). For a more detailed discussion of Ms. Beraud's compensatory arrangements, see "Discussion of Summary Compensation Table and Grants of Plan-Based Awards – Jill Beraud Compensatory Agreement" at PS-78.

TIFFANY & CO.

GRANTS OF PLAN-BASED AWARDS
Fiscal 2014
2005 Employee Incentive Plan
2014 Employee Incentive Plan

Name	Award Type	Grant Date	Estimated Future Pay-outs Under Non-Equity Incentive Plan Awards			Estimated Future Pay-outs Under Equity Incentive Plan Awards (a)			All Other Option/ Stock Awards: Number of Securities Underlying Options/Awards (#)	Exercise or Base Price of Option/ Stock Awards ($/Sh) (b)	Grant Date Fair Value of Equity Awards (c) (d)
			Threshold ($)	Target ($)	Maximum ($)	Threshold Number of Shares (assuming actual EPS equals EPS Threshold, and ROA Target is under-achieved by 10%)	Target Number of Shares (assuming actual EPS equals EPS Target, with no adjustment for ROA because ROA Target is met at 100.0%)	Maximum Number of Shares (assuming EPS Target is exceeded by $2.09 and ROA Target is exceeded by 10%)
Michael J. Kowalski	Annual Incentive		$—	$—	$—
	Performance-Based RSU	1/14/2015				—	—	—			$—
	Stock Option	1/14/2015							—	$—	$—
James N. Fernandez	Annual Incentive		$—	$—	$—
	Performance-Based RSU	1/14/2015				—	—	—			$—
	Stock Option	1/14/2015							—	$—	$—
Ralph Nicoletti	Annual Incentive		$—	$525,000	$1,050,000
	January 2015 Performance-Based RSU	1/14/2015				2,125	8,500	17,000			$699,125
	March 2014 Performance-Based RSU	3/19/2014				2,021	8,083	16,166			$717,447
	Time-Vesting RSU	3/19/2014							16,166	$88.76	$1,434,894
	January 2015 Stock Option	1/14/2015							34,000	$86.74	$733,298
	March 2014 Stock Option	3/19/2014							29,976	$92.79	$751,061
Frederic Cumenal	Annual Incentive		$—	$1,875,000	$3,750,000
	Performance-Based RSU	1/14/2015				8,875	35,500	71,000			$2,919,875
	Stock Option	1/14/2015							141,000	$86.74	$3,041,032
Jill Beraud	Annual Incentive		$—	$595,000	$1,190,000
	Performance-Based RSU	1/14/2015				2,425	9,700	19,400			$797,825
	Stock Option	1/14/2015							38,000	$86.74	$819,569
Pamela H. Cloud	Annual Incentive			$345,000	$690,000
	Performance-Based RSU	1/14/2015				1,625	6,500	13,000			$534,625
	Stock Option	1/14/2015							26,000	$86.74	$560,758

TIFFANY & CO.

Notes to Grants of Plan-Based Awards Table

(a)
No portion of these awards will pay out unless the EPS Threshold is attained over the three-year Performance Period ending January 31, 2018. If the EPS Threshold is attained, the Committee may vest the Maximum Number of Shares, but has the discretion to reduce the vested number of shares by any amount down to zero shares.

The Committee has communicated to the executive officers that it intends to exercise its discretion as indicated in the chart below, subject to interpolation if actual EPS falls between the EPS Threshold and EPS Target, or between the EPS Target and EPS Maximum:

EPS Performance	Percentage of Target Shares Earned under EPS Goal	ROA ADJUSTMENT TO SHARES EARNED UNDER EPS GOAL				Percentage of Target Shares Earned with Impact of ROA Adjustment
		ROA Achievement of 0 to 89.9%	ROA Achievement of 90.0% to 99.9%	ROA Achievement of 100.0% to 109.9%	ROA Achievement of 110% or Greater
EPS Threshold Not Reached	0%	No ROA Adjustment	No ROA Adjustment	No ROA Adjustment	No ROA Adjustment	0%
EPS Threshold Reached	25%	No ROA Adjustment	No ROA Adjustment	0% to 9% upward adjustment contingent on level of ROA achievement, e.g. Achievement of 105% of ROA Target = 5% adjustment upward; Achievement of 109% of ROA Target = 9% adjustment upward	+10%	25% to 35%
EPS Target Reached	100%	-10%	-1% to -9% downward adjustment contingent on level of ROA achievement, e.g. Achievement of 95% of ROA Target = 5% adjustment downward; Achievement of 99% of ROA Target = 1% adjustment downward		+10%	90% to 110%
EPS Maximum Reached	190%	-10%			+10%	180% to 200%

In March 2015, the Committee set the threshold, target, and maximum in terms of the Company’s aggregate net earnings per share on a diluted basis (subject to adjustments as permitted under the 2014 Employee Incentive Plan) ("EPS") over the three-year Performance Period.
•The EPS Threshold is $10.38 per diluted share.
•The EPS Target is $13.89 per diluted share.
•The EPS Maximum is $15.76 per diluted share.

The Committee set the ROA Target in terms of the Company’s return on average assets in each of the fiscal years in the Performance Period, expressed as a percentage, and then averaged over the entire Performance Period.
•The ROA Target is 10.6%.
Amounts listed in the sub-column labeled "Target Number of Shares" reflect the Target Number of Shares, assuming the EPS Target is met and the ROA Target is achieved at 100.0% (resulting in no ROA adjustment). By contrast, if the EPS Target is met, and the ROA Target is met at, for example, 105%, exercise of the Committee's discretion in accordance with the table above will result in vesting of aggregate shares as follows (inclusive of a 5% increase in vesting due to 105% ROA target achievement): Ralph Nicoletti, 8,487 for the

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March 19, 2014 grant and 8,925 for the January 14, 2015 grant; Frederic Cumenal, 37,275; Jill Beraud, 10,185; and Pamela H. Cloud, 6,825.

(b)
The exercise price of all options was equal to or greater than the closing price of the underlying shares on the New York Stock Exchange on the grant date. The Committee adopted the following pricing convention on January 18, 2007: the higher of (i) the simple arithmetic mean of the high and low sales price of such stock on the New York Stock Exchange on the grant date or (ii) the closing price on such Exchange on the grant date. Options granted before January 18, 2007 were priced at the simple arithmetic mean of the high and low sales price of such stock on the New York Stock Exchange on the grant date.

(c)	The grant date fair value of each option award was computed in accordance with Codification Topic 718.

(d)
The grant date fair value of each performance-based restricted stock unit award was computed assuming that the EPS Target and ROA Target were each met at 100.0%, resulting in vesting of the Target Number of Shares, with no adjustment for the ROA Target. For additional information regarding performance-based restricted stock unit awards, see the table titled "Outstanding Equity Awards at Fiscal Year-End" at PS-80.

TIFFANY & CO.

DISCUSSION OF SUMMARY COMPENSATION TABLE
AND GRANTS OF PLAN-BASED AWARDS
NON-EQUITY INCENTIVE PLAN AWARDS
Fiscal 2014
Operating Earnings Threshold & Performance Goals
At the beginning of Fiscal 2014, the Committee granted cash (non-equity) short-term incentive awards to the named executive officers (other than Ms. Beraud, who joined the Company in October 2014 and, pursuant to her compensatory arrangements, was not eligible to receive a performance-based short-term incentive award for Fiscal 2014), which would be paid subject to the achievement of certain performance goals. The Committee established target and maximum short-term incentive opportunities for the named executive officers, the payment of which would be wholly contingent on the Company meeting an operating earnings threshold. The Committee advised the executive officers that, if the operating earnings threshold was met, award pay-outs would be determined in part based on corporate performance (the "Corporate Portion", up to 160% of the target award) and in part based on individual performance (the "Individual Portion", up to 40% of the target award). Further, for the Corporate Portion of the award, the Committee exercised its discretion to establish earnings targets which were substantially in excess of the threshold amount.
Corporate Portion
The Committee advised the executive officers that it would use its discretion to determine pay-out of the Corporate Portion of the award based on the following operating earnings targets, subject to interpolation if Fiscal 2014 operating earnings fall between the amounts in the first column:

If Operating Earnings, as adjusted, Equal:	Then Percentage Pay-out of Incentive Award Will Be:
$711 million or below	0%
$889 million	80% of Target Short-term Incentive Award
$1,067 million	160% of Target Short-term Incentive Award
Individual Portion
The Committee advised the executive officers that it would use its discretion to determine pay-out of the Individual Portion of the award based on the following factors:

•	strategic thinking;

•	leadership, including development of effective management teams and employee talent;

•	demonstrated adherence to the Company’s Business Conduct Policy - Worldwide, and professionalism;

•	financial metrics relevant to the executive’s specific areas of responsibility; and

•	specific objectives set for the executive officer by the Chief Executive Officer, or, in the case of the Chief Executive Officer, by the Board.
Permissible Adjustments to Evaluation of Performance
The applicable employee incentive plan (the 2005 Employee Incentive Plan, approved by the shareholders) permits the Committee, in evaluating achievement of a performance goal, to exclude any of the following events that occurs during a Performance Period: (i) asset write-downs, (ii) litigation or claim judgment or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs, and (v) extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 (which is currently referred

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to as FASB Codification reference ASC 225-20) and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Annual Report for the applicable year.
Fiscal 2014 Performance & Pay-out
The Fiscal 2014 threshold of $534 million was met, excluding certain charges as permitted under the 2005 Employee Incentive Plan. As a result, each named executive officer, other than Ms. Beraud (see note (e) at PS-67), was eligible to receive a short-term incentive award equal to 200% of target.
The Committee, however, exercised its discretion to award a percentage less than 200%. In March 2015, after reviewing and concurring with the recommendation of the Chief Executive Officer, the Committee determined that the pay-out percentage for the Corporate Portion would be 81% of the target short-term incentive award, as Fiscal 2014 operating earnings were $891.4 million.
The Committee also reviewed and concurred with the Chief Executive Officer's recommendations with respect to the pay-out of the Individual Portion for all other executive officers. The Committee independently evaluated the performance of the Chief Executive Officer for purposes of the Individual Portion. Each named executive officer's individual performance was compared to the specific objectives set at the beginning of Fiscal 2014 or, for Mr. Nicoletti, upon hire.
Based on the above, the Committee determined to pay each named executive officer, other than Ms. Beraud (see note (e) at PS-67), an additional 20% of his or her target short-term incentive for Fiscal 2014 based on the Individual Portion.
Fiscal 2013 and Fiscal 2012
In Fiscal 2013 and 2012, short-term incentive awards were paid out as follows:

•
In Fiscal 2013, the Company’s consolidated net earnings, on a non-GAAP basis (see Appendix I at PS-98), exceeded the target established by the Committee, and short-term incentive awards were paid out at 124% of the target amount, on average.

•
In Fiscal 2012, the Company’s consolidated net earnings exceeded the threshold but fell below the target established by the Committee, and short-term incentive awards were paid out at 15% of the target amount, on average.

Difference between Bonus Awards and Annual Incentive Awards
Annual incentive awards paid to the named executive officers differ from bonuses paid to other executive officers as follows:

•
Annual incentive awards to named executive officers are paid under the terms of the 2005 Employee Incentive Plan and will be paid only if the Company meets objective performance goals. This promise is set out in written agreements.

•
Bonuses are not subject to written agreements. The Committee has the discretion to increase, decrease or withhold such bonuses. It has been the Committee’s practice to align bonuses with annual incentive awards.

•
Annual incentive awards to named executive officers are designed so that the amounts paid out will be deductible to the Company and not count against the $1,000,000 limitation under Section 162(m) of the Internal Revenue Code. Each of the named executive officers, other than the Chief Financial Officer, is subject to that limitation.

•
If a bonus is paid, and the total annual cash compensation paid to that executive in the year of bonus was to exceed the $1,000,000 limitation, the excess would not be deductible to the Company for federal income tax purposes.

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Beginning in 2015, and under the 2014 Employee Incentive Plan, annual incentive awards as described above will be paid to all executive officers.

EQUITY INCENTIVE PLAN AWARDS – PERFORMANCE-BASED RESTRICTED STOCK UNITS
The Committee's practice has been to award Performance-Based Restricted Stock Units ("Units") to executive officers in January of each year. The January 2015 award is reflected in the GRANTS OF PLAN-BASED AWARDS table under the column headed "Estimated Future Payouts Under Equity Incentive Plan Awards."
General terms of Unit grants are:

•	Units are exchanged on a one-to-one basis for shares of the Company’s common stock if the Units vest;

•	Vesting is determined at the end of a three-year performance period;

•
No Units vest if the executive voluntarily resigns (including for retirement, subject to the change made in 2015 described immediately below) or is terminated for cause during the three-year performance period, although partial vesting is provided for in cases of termination for death or disability;

•
For awards granted prior to January 2015, a retirement event is treated as a voluntary resignation, resulting in forfeiture. For awards granted in January 2015, Units vest on a pro-rated basis in the event of retirement, reflective of the portion of the performance period worked, but remaining wholly contingent on the pre-established performance goals;

•	No dividends are paid or accrued on Units;

•
No Units vest (other than for reasons of death, disability or on a change in control) if the Company fails to meet a three-year cumulative EPS threshold set by the Compensation Committee within 90 days after the start of the performance period; and

•
EPS performance above the threshold, at the target or maximum levels, results in a greater payout, while failure to achieve an ROA target, if the target or maximum EPS goals are met, results in a reduced payout. If EPS performance is at or above the threshold, target, or maximum levels, achievement above the ROA Target will result in an enhanced pay-out.

Performance tests for Performance-Based Restricted Stock Unit Awards Granted in 2012, 2013, 2014 and 2015
In January 2012, 2013, 2014 and 2015 (and upon the hire of Mr. Nicoletti in March 2014) the Committee awarded performance-based restricted stock units, to vest at the end of a three-year performance period, provided certain performance hurdles were met. For each of these grants:

•	the Committee established the performance goals presented in the table below, based on cumulative net earnings per share on a diluted basis and return on assets, for the three-year performance period;

•	no units will vest if the EPS threshold is not achieved;

•
if the EPS threshold is reached, the Committee has the discretion to vest the maximum number of shares but has indicated that it will use its retained discretion to reduce the award based on the guidance that follows:

TIFFANY & CO.

For Performance Period:	EPS Threshold	EPS Target	EPS Maximum	ROA Target
February 2012 - January 2015	$9.64	$13.94	$16.77	12.0%
February 2013 - January 2016	$7.62	$11.86	$13.87	9.8%
February 2014 - January 2017	$10.18	$14.17	$16.26	11.0%
February 2015 - January 2018	$10.38	$13.89	$15.76	10.6%

As reflected in the table above, the EPS target, EPS maximum and ROA target for the performance-based restricted stock units granted in January 2015 are below those established for the performance-based restricted stock units granted in January 2014.  Those performance targets are established by the Committee each year with reference to the Company’s strategic plan.  As such, these targets may vary from grant year to grant year as a result of year-over-year variances in the Company’s strategic plan.  Please see page K-47 of the Annual Report on Form 10-K for the year ended January 31, 2015, for the Fiscal 2015 outlook and underlying assumptions.

If the EPS threshold is achieved, Target Shares (50% of the Units granted) will tentatively vest based on the following EPS performance goals (without giving effect to ROA target achievement), with interpolation if actual EPS falls between the EPS threshold and EPS target, or between the EPS target and EPS maximum:

25% of Target Shares if EPS Threshold is achieved
100% of Target Shares if EPS Target is achieved
190% of Target Shares if EPS Maximum is achieved
After tentative vesting is determined, an ROA modifier is applied as described in the table at PS-71, for those Units granted in January 2014, March 2014, and January 2015.

For Units granted in January 2012 and January 2013:

If EPS Threshold is met or exceeded, achievement of ROA Target will result in a 10% increase in vesting.
If EPS Target is met or exceeded, but ROA Target is not achieved, the tentatively vested Units will be reduced by 10%.
100% vesting (twice Target Shares) occurs only if the Company attains the EPS Maximum and achieves the ROA Target.
Under no combination of circumstances will vesting occur for more than the number of Units granted (twice Target Shares).
Vesting of Performance-Based Restricted Stock Units for February 2012 - January 2015 Performance Period

In March 2015, for the three-year performance period ending January 31, 2015, it was determined that a cumulative net EPS of $11.24 per diluted share was achieved, compared to the EPS Target of $13.94, and the ROA Target was not achieved. As a result, 25% vesting of the maximum shares granted occurred.
General Note: As permitted under the 2005 Employee Incentive Plan, the Committee retains the discretion to adjust achieved performance so that executive officers will not be advantaged or disadvantaged by extraordinary transactions. For Fiscal 2013, the EPS considered for the purpose of those performance-based restricted stock units scheduled to vest in March 2015 excluded charges of approximately $299 million, most notably an after-tax charge of approximately $293 million in connection with the adverse arbitration ruling in favor of the Swatch Group Ltd. and certain of its affiliates. For Fiscal 2014, the EPS considered for the purpose of those performance-based restricted stock units scheduled to vest in March 2015 excluded a

TIFFANY & CO.

charge of approximately $61 million related to the redemption of certain senior notes prior to their scheduled maturities. See Appendix I at PS-98.
EQUITY INCENTIVE PLAN AWARDS – STOCK OPTIONS
Stock options typically vest (become exercisable) in four equal annual installments. Vesting of each installment is contingent on continued employment, except in the event of death, disability or Change in Control (see "Potential Payments on Termination or Change in Control - Explanation of Potential Payments on Termination following a Change in Control" at PS-91). Special grants are occasionally made in connection with promotions and new hires, and may be awarded on a cliff-vesting basis.
The exercise price for each share subject to a stock option is its fair market value on the date of grant. (For an explanation of the method of determining the exercise price of options, see Note (b) to the "Grants of Plan-Based Awards" table at PS-72.)
Stock options expire no later than the tenth anniversary of the grant date. Stock options expire earlier on:

•	termination of employment, other than for cause, (three months after termination); or

•	death, disability or retirement (two years after the event).
LIFE INSURANCE BENEFITS
The key features of the life insurance benefit that the Company provides to its executive officers, other than Mr. Nicoletti, who declined this benefit, are:

•	executive officers own whole life policies on their own lives;

•	the death benefit is three times annual base salary and target short-term incentive award or bonus, as the case may be;

•	the Company pays the premium on such policies in an amount sufficient to accumulate cash value;

•	premiums are calculated to accumulate a target cash value at age 65;

•
the target cash value will allow the policy to remain in force after age 65 without payment of further premiums with a death benefit equivalent to twice the executive officer’s ending annual base salary and target short-term incentive or bonus amount;

•	the amount of the premiums paid by the Company is taxable income to the executive officer; and

•	the Company does not pay any additional amounts to offset the income tax attributable to the premiums paid on behalf of the executives.

FREDERIC CUMENAL EMPLOYMENT AGREEMENT

Elements of Mr. Cumenal's compensation disclosed in the Summary Compensation Table are provided pursuant to an employment agreement, entered into between Tiffany, the Company and Mr. Cumenal as part of his recruiting process in March 2011. The employment agreement, which was approved by the Compensation Committee, addresses certain elements of the personal costs, foregone compensation and professional risk that Mr. Cumenal incurred to accept the position and relocate his family to the United States. That employment agreement included the following key compensatory features, subject to increase:

•
Term: three-year initial term with sequential one-year extensions thereafter. Either Tiffany, the Company or Mr. Cumenal may give prior notice of non-extension. In the event of a Change in Control, the term will continue for at least two years;

•	Compensatory terms related to base salary, short-term incentive award, long-term incentive award, and a sign-on three-year time-vesting restricted stock unit grant;

TIFFANY & CO.

•	Relocation Payment: a one-time award of $650,000 subject to a claw-back of 38% should Mr. Cumenal resign without good reason within 18 months of employment;

•
Deferred Compensation: Because Mr. Cumenal is not eligible to participate in any defined benefit pension plan offered by Tiffany, Tiffany will credit $365,000 per year for the first 10 years of his employment to an interest-bearing account for Mr. Cumenal’s retirement. He became fully vested in this account after three years of employment;

•
French Pension Scheme Payments: Tiffany will make payments of approximately $75,000 per year of employment for the benefit of Mr. Cumenal’s account with the French social security and complementary pension schemes;

•	Tax Consultation: Tiffany will provide or reimburse Mr. Cumenal for income tax preparation assistance for 2011 and 2012 up to a maximum of $30,000 each year;

•
Severance Absent a Change in Control – Applicable in the event of Termination without Cause; Resignation for Good Reason (including Tiffany’s refusal to extend the term): $605,000; plus Base Salary for the balance of Term (minimum of one year; maximum of two years); plus continuation of medical and dental benefits for one year;

•
Severance Following a Change in Control – Applicable in the event of Termination without Cause; Resignation for Good Reason (including Tiffany’s refusal to extend the term): $1,210,000; plus two times Base Annual Salary; plus continuation of medical and dental benefits for two years; and

•	If Mr. Cumenal terminates employment, Tiffany would also pay him an additional $200,000 payment if Tiffany wanted him to adhere to his non-compete.

The Deferred Compensation provisions of Mr. Cumenal’s employment agreement, together with the sign-on equity awards, were intended by the Committee and Mr. Cumenal as "make whole" payment for amounts Mr. Cumenal would forfeit at his prior employer. Mr. Cumenal had accrued significant long-term pension benefits with his prior employer.
The French Pension Scheme Payments were intended by the Committee to avoid loss of Mr. Cumenal’s accruals under the French social security and complementary pension schemes.
The employment agreement contains definitions of "Cause" and "Good Reason" and has been filed with the Securities and Exchange Commission as Exhibit 10.154 to the Company's Report on Form 8-K dated March 21, 2011.
As disclosed in the Summary Compensation Table at PS-66, since being hired in Fiscal 2011 under the terms of his employment agreement, Mr. Cumenal has received various compensation increases and promotions outside of the original terms of his Agreement.

JILL BERAUD COMPENSATORY ARRANGEMENT
Elements of Ms. Beraud's compensation disclosed in the Summary Compensation Table are provided pursuant to the terms of the offer letter extended to Ms. Beraud in connection with her recruitment to the Company. These terms, which were approved by the Compensation Committee, address certain elements of the personal costs, foregone compensation and professional risk that Ms. Beraud incurred to accept the position. The key terms of the offer letter were:

•	Base Salary: $850,000 per year;

•	Target Annual Incentive Award, starting in Fiscal 2015: $595,000 (70% of Base Salary);

•	Target Long-term Incentive Award, for Fiscal 2015: $1,700,000 (200% of Base Salary);

•
Sign-on Cash Grant equal to $1,700,000, subject to recoupment on a graduated basis in the event of Ms. Beraud's resignation without good reason or Termination for Cause, prior to the four-year anniversary of her commencement date. This sign-on bonus was intended to offset the loss of equity interests in her prior employer;

TIFFANY & CO.

•
One-time cash payment, equal to 100% of her target short-term incentive award, pro-rated for that portion of Fiscal 2014 during which Ms. Beraud was employed, in lieu of a performance-based short-term incentive award for Fiscal 2014;

•	Relocation benefits in support of Ms. Beraud's relocation for the role; and

•
Severance Absent a Change in Control – Applicable in the event of Termination without Cause; Resignation for Good Reason: one year of Base Salary; pro-rated short-term incentive award for the current year; plus reimbursement of continued health coverage for one year. The severance benefits will be available to Ms. Beraud for the two-year period following her commencement date.

The offer letter contains definitions of "Cause" and "Good Reason" and has been filed with the Securities and Exchange Commission as Exhibit 10.32 to the Company’s Annual Report on Form 10-K dated March 20, 2015.
RALPH NICOLETTI COMPENSATORY ARRANGEMENT
Elements of Mr. Nicoletti's compensation disclosed in the Summary Compensation Table are provided pursuant to the terms of the offer letter extended to Mr. Nicoletti in connection with his recruitment to the Company. The key terms of the offer letter were:

•	Base Salary: $750,000 per year;

•	Target Annual Incentive Award: $525,000 (70% of Base Salary);

•	Target Long-term Incentive Award: $1,500,000 (200% of Base Salary);

•	One-time sign-on equity award of time-vesting restricted stock units, equal in value to $1,500,000, to vest in full on the third anniversary of the grant date; and

•	Relocation benefits in support of Mr. Nicoletti's relocation for the role.

TIFFANY & CO.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
January 31, 2015

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date (a)	Equity Incentive Plan Awards Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)(b)		Equity Incentive Plan Awards Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
Michael J. Kowalski
	67,000	—	$58.00	1/20/2021
	53,250	17,750	$60.54	1/18/2022
	34,500	34,500	$63.76	1/16/2023
	16,250	48,750	$88.77	1/16/2024
					12,500/50,000	(c)	$1,083,000	(i)
					29,226/47,600	(d)	$2,532,141	(j)
					16,965/45,000	(e)	$1,446,455	(k)
Ralph Nicoletti
	—	29,976	$92.79	3/19/2024
	—	34,000	$86.74	1/14/2025
					5,998/16,166	(e)	$519,667	(k)
					8,500/17,000	(f)	$736,440	(l)
					16,166/16,166	(g)	$1,400,622	(m)
Frederic Cumenal
	27,876	9,292	$62.44	3/10/2021
	30,000	10,000	$60.54	1/18/2022
	19,500	19,500	$63.76	1/16/2023
	—	36,523	$80.52	9/19/2023
	11,000	33,000	$88.77	1/16/2024
	—	141,000	$86.74	1/14/2025
					7,150/28,600	(c)	$619,476	(i)
					16,455/26,800	(d)	$1,425,661	(j)
					11,278/30,400	(e)	$977,126	(k)
					35,500/71,000	(f)	$3,075,720	(l)
					12,419/12,419	(h)	$1,075,982	(m)
Jill Beraud
	—	38,000	$86.74	1/14/2025
					9,700/19,400	(f)	$840,408	(l)
Pamela H. Cloud
	20,000	—	$43.37	1/20/2020
	17,000	—	$58.00	1/20/2021
	13,500	4,500	$60.54	1/18/2022
	9,000	9,000	$63.76	1/16/2023
	4,475	13,425	$88.77	1/16/2024
	—	26,000	$86.74	1/14/2025
					3,250/13,000	(c)	$281,580	(i)
					7,491/12,200	(d)	$649,020	(j)
					4,600/12,400	(e)	$398,544	(k)
					6,500/13,000	(f)	$563,160	(l)

TIFFANY & CO.

 Notes to Outstanding Equity Awards at Fiscal Year-End Table

(a)
For any option reported, the grant date was 10 years prior to the expiration date shown. All options vest 25% per year over the four-year period following a grant date other than the option grant expiring September 23, 2023 (to Mr. Cumenal's benefit). This stock option award shall vest on a 3-year cliff-vesting basis.

(b)
In this column, the number to the left of the slash mark indicates the number of shares on which the payout value shown in the column to the right was computed. See Notes (g), (h), (i), (j) and (m) below. The number to the right of the slash mark indicates the total number of shares that would vest upon attainment of all performance objectives over the three-year performance period.

(c)	This 2012 grant vested three business days following the date on which the Company’s audited financial results for Fiscal 2014 were publicly reported.

(d)	This 2013 grant will vest three business days following the date on which the Company’s audited financial results for Fiscal 2015 are publicly reported.

(e)	This 2014 grant will vest three business days following the date on which the Company’s audited financial results for Fiscal 2016 are publicly reported.

(f)	This 2015 grant will vest three business days following the date on which the Company’s audited financial results for Fiscal 2017 are publicly reported.

(g)	This one-time time-vesting restricted stock unit award, granted to Mr. Nicoletti in connection with his recruitment to the Company, will vest on March 19, 2017.

(h)	This one-time time-vesting restricted stock unit award will vest three business days following the date on which the Company's audited financial results for Fiscal 2016 are publicly reported.

(i)
This value has been computed at 25% of maximum based on Company EPS and ROA performance in Fiscal 2012, Fiscal 2013 and Fiscal 2014. The resulting value was computed on the basis of the stock closing price of $86.64 on January 31, 2015.

(j)
This value has been computed at 61.4% of maximum based upon Company EPS and ROA performance in Fiscal 2013 and Fiscal 2014 and projections for Fiscal 2015. The resulting value was computed on the basis of the stock closing price of $86.64 on January 31, 2015.

(k)
This value has been computed at 37.1% of maximum based upon Company EPS and ROA performance in Fiscal 2014 and projections for Fiscal 2015 and Fiscal 2016. The resulting value was computed on the basis of the stock closing price of $86.64 on January 31, 2015.

(l)
This value has been computed on the assumption that the EPS target will be met and on the assumption that the ROA target will have been achieved at 100.0%. The resulting value was computed on the basis of the stock closing price of $86.64 on January 31, 2015.

(m)	The value was computed on the basis of the Company's stock closing price of $86.64 on January 31, 2015.

TIFFANY & CO.

OPTION EXERCISES AND STOCK VESTED
Fiscal 2014

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael J. Kowalski	353,000	(a)	$18,978,047	19,050	$1,674,590
James N. Fernandez	187,750	(b)	$6,753,304	27,150	$2,564,071
Ralph Nicoletti	—		$—	—	$—
Frederic Cumenal	—		$—	38,035	$3,484,235
Jill Beraud	—		$—	—	$—
Pamela H. Cloud	52,000	(c)	$3,282,552	4,875	$428,537

Notes to Option Exercises and Stock Vested Table

(a)	Weighted-average holding period for options exercised: 6.4 years.

(b)	Weighted-average holding period for options exercised: 3.7 years.

(c)	Weighted-average holding period for options exercised: 5.8 years.

TIFFANY & CO.

PENSION BENEFITS TABLE

Name	Plan Name (a)	Number of Years Credited Service		Actuarial Present Value of Accumulated Benefits	Payments During Last Fiscal Year
Michael J. Kowalski	Pension Plan	36	(b) (c)	$1,711,435	$—
	Excess Plan	36	(b) (c)	$18,353,592	$—
	Supplemental Plan	36	(b) (c)	$1,540,360	$—
James N. Fernandez	Pension Plan	36	(b) (e)	$1,461,675	$37,191
	Excess Plan	36	(b) (e)	$8,836,811	$—
	Supplemental Plan	36	(b) (e)	$834,001	$—
Ralph Nicoletti	Pension Plan	—	(d)	$—	$—
	Excess Plan	—		$—	$—
	Supplemental Plan	—		$—	$—
Frederic Cumenal	Pension Plan	—	(d)	$—	$—
	Excess Plan	—		$—	$—
	Supplemental Plan	—		$—	$—
Jill Beraud	Pension Plan	—	(d)	$—	$—
	Excess Plan	—		$—	$—
	Supplemental Plan	—		$—	$—
Pamela H. Cloud	Pension Plan	20		$506,224	$—
	Excess Plan	20		$1,270,354	$—
	Supplemental Plan	20		$737,619	$—

Notes to Pension Benefits Table

(a)
The formal names of the plans are: the Tiffany and Company Pension Plan ("Pension Plan"), the Tiffany and Company Un-funded Retirement Income Plan to Recognize Compensation in Excess of Internal Revenue Code Limits ("Excess Plan") and the Tiffany and Company Supplemental Retirement Income Plan ("Supplemental Plan").

(b)
Mr. Kowalski and Mr. Fernandez have each been credited with 6.4 and 6.3 years of service respectively for periods of employment prior to October 15, 1984 with the corporation that was, immediately before that date, Tiffany’s parent corporation. Under the Supplemental Plan, the combined benefit available under the retirement plans and Social Security is 60% of average final compensation for a participant with 25 or more years of service (see "Features of the Pension Retirement Plans - Supplemental Plan" below). Because Messrs. Kowalski and Fernandez attained 25 years of service with Tiffany as of October 14, 2009, the total retirement benefit available to each will not increase as a result of the credited 6.4 or 6.3 years of service described above. Rather, the effect of this credited service has been to augment the present value each of these officers' accumulated benefit under the Pension Plan and Excess Plan only as follows, resulting in a reduced obligation under the Supplemental Plan:

	Michael J. Kowalski	James N. Fernandez
Pension Plan	$298,822	$255,938
Excess Plan	$3,204,595	$1,547,317
Supplemental Plan	$(3,503,417)	$(1,803,255)

TIFFANY & CO.

(c)
Mr. Kowalski is currently eligible for early retirement under each of the Pension, Excess and Supplemental Plans. See "Features of the Pension Retirement Plans - Early Retirement and Extra Service Credit" below. He is eligible for early retirement because he has reached age 55 and has accumulated at least 10 years of credited service. The normal retirement age under each of the plans is 65. However those eligible for early retirement may retire with a reduced benefit. For retirement at age 55, the reduction in benefit would be 40%, as compared to the benefit at age 65. The benefit reduction for early retirement is computed as follows:

•	For retirement between age 60 and age 65, the executive’s age at early retirement is subtracted from 65; for each year in the remainder, the benefit is reduced by five percent;

•	Thus, for retirement at age 60 the reduction is 25%;

•	For retirement between age 55 and age 60, the reduction is 25% plus an additional three percent for each year by which retirement age precedes age 60.

(d)
Executive officers hired prior to January 1, 2006 are eligible for participation in the Pension Plan, Excess Plan, and Supplemental Plan. Messrs. Cumenal and Nicoletti and Ms. Beraud accordingly do not participate in these plans.

(e)
Mr. Fernandez retired from the Company effective August 1, 2014, at age 59. The present value of his benefits under the Pension Plan, Excess Plan, and Supplemental Plan, reported in this table, reflect Mr. Fernandez's accrued benefit at his termination date of July 31, 2014, his election for commencement of reduced benefits prior to the Normal Retirement Age of 65, and his election to receive retirement benefits as a 100% annuity over the lives of himself and his spouse. See Note (c) above for a discussion of early retirement benefits under the plans.

Pursuant to the terms of the Excess Plan and Supplemental Plan, payments under these plans were held in escrow for six months following Mr. Fernandez's separation from the Company. He commenced receiving benefits under these plans on February 1, 2015, and received a catch-up payment equal to the accumulated value of the six months of missed payments, with interest. This six-month catch-up payment is incorporated into the present value of benefits as of January 31, 2015.

Assumptions Used in Calculating the Present Value of the Accumulated Benefits
The assumptions used in the Pension Benefit Table are that an active executive would retire at age 65; post-retirement mortality based upon the RP2014 Male/Female Mortality Table with White Collar Adjustments and generational projections using the Scale MP-2014; a discount rate of 3.75% for the Pension Plan and 3.75% for the Excess and Supplemental Plans. All assumptions were consistent with those used to prepare the financial statements for Fiscal 2014.
Features of the Pension Benefit Plans
Tiffany established three traditional pension retirement plans for eligible employees hired before January 1, 2006: the Pension Plan, the Excess Plan and the Supplemental Plan. Messrs. Kowalski and Fernandez, and Ms. Cloud, are eligible to participate in these plans.

Average Final Compensation
Average final compensation is used in each plan to calculate benefits. A participant’s "average final compensation" is the average of the highest five years of compensation received in the last 10 years of creditable service.
In general, compensation reported in the Summary Compensation Table at PS-66 as "Salary", "Bonus" or "Non-Equity Incentive Plan Compensation" is compensation for purposes of the Plans; amounts attributable to the exercise of stock options or to the vesting of restricted stock are not included. However, Internal

TIFFANY & CO.

Revenue Code requirements limit the amount of compensation that may be included in calculating the benefit under the Pension Plan.

Pension Plan
These are the key features of the Pension Plan:

•	it is a "tax-qualified" plan, that is, it is designed to comply with those provisions of the Internal Revenue Code applicable to retirement plans;

•	it is a "funded" plan (money has been deposited into a trust that is insulated from the claims of the Company’s creditors);

•	it is available at no cost to U.S. employees hired by Tiffany before January 1, 2006;

•	executive officers hired before January 1, 2006 are participants;

•	benefits vest after five years of service;

•	benefits are based on the participant’s average final compensation and years of service;

•	benefits are subject to Internal Revenue Code limitations on the total benefit and the amount that may be included in average final compensation; and

•	benefits are not offset by Social Security.
The benefit formula under the Pension Plan first calculates an annual amount based on average final compensation and then multiplies it by years of service. This is the formula: [[(average final compensation less covered compensation) x 0.015] plus [(average final compensation up to covered compensation) x 0.01]] x years of service. "Covered compensation" varies by the participant’s birth date and it is an average of taxable wage bases calculated for Social Security purposes.
Example: covered compensation for a person born in 1952 is $79,824. This person has average final compensation of $100,000 and 25 years of service. The Pension benefit at age 65 would be calculated as follows: [[($100,000 - $79,824) x 0.015] plus [($79,824) x 0.01]] x 25 = $27,522 annual benefit for a single life annuity.
The form of benefit elected can reduce the amount of benefit. The highest benefit is available for an unmarried participant who elects to take the benefit over the course of his or her own life (a single-life annuity). A person who elects to take the benefit over the course of two lives, such as a 100% annuity over the lives of the participant and his or her spouse, will experience an actuarial reduction in the amount of his or her benefit.
Excess Plan
These are the key features of the Excess Plan:

•	it is not a qualified plan and is not subject to Internal Revenue Code limitations;

•	it is not funded (benefits are paid out of the Company’s general assets, which are subject to the claims of the Company’s creditors);

•
it is available only to officers and other select management employees whose benefits under the Pension Plan are affected by Internal Revenue Code limitations, including executive officers who participate in the Pension Plan;

•
it uses the same retirement benefit formula as is set forth in the Pension Plan, but includes in average final compensation earnings that are excluded under the Pension Plan due to Internal Revenue Code Limitations;

•	benefits are offset by benefits payable under the Pension Plan;

•	benefits are not offset by benefits payable under Social Security;

TIFFANY & CO.

•	benefits vest after five years of service;

•	benefits are subject to forfeiture if employment is terminated for cause;

•	for those who leave Tiffany prior to age 65, benefits are subject to forfeiture for failure to execute and adhere to non-competition and confidentiality covenants;

•	benefits are payable upon the later of the participant’s separation from service, as defined under the plan, or attainment of age 55; and

•	participants will not receive any distribution from the plan until six months following separation from service.

Supplemental Plan

These are the key features of the Supplemental Plan:

•	it is not a qualified plan and is not subject to Internal Revenue Code limitations;

•	it is not funded (benefits are paid out of the Company’s general assets, which are subject to the claims of the Company’s creditors);

•	it is available only to executive officers hired by Tiffany before January 1, 2006;

•	it uses a different benefit formula than that used by the Pension Plan and the Excess Plan;

•	benefits are offset by benefits payable under the Pension Plan and the Excess Plan;

•	benefits are offset by benefits payable under Social Security;

•
benefits do not vest until the executive attains, while employed by Tiffany, age 65, or age 55 if he or she has provided 10 years of service (benefits will vest earlier on a termination from employment following a change in control - see "Potential Payments on Termination or Change in Control - Explanation of Potential Payments on Termination following a Change in Control - Definition of a Change in Control" at PS-93);

•	benefits are subject to forfeiture if employment is terminated for cause;

•	for those who leave Tiffany prior to age 65, benefits are subject to forfeiture for failure to execute and adhere to non-competition and confidentiality covenants; and

•	participants will not receive any distribution from the plan until six months following separation from service as defined under the plan.

As its name implies, the Supplemental Plan supplements payments under the Pension Plan, the Excess Plan and from Social Security so that total benefits equal a variable percentage of the participant’s average final compensation.
Depending upon the participant’s years of service with Tiffany, the combined benefit under the Pension Plan, the Excess Plan, the Supplemental Plan and from Social Security would be as follows:

Years of Service	Combined Annual Benefit As a Percentage of Average Final Compensation
less than 10	(a)
10-14	20%
15-19	35%
20-24	50%
25 or more	60%

TIFFANY & CO.

(a)
The formula for benefits under the Pension and Excess Plans is a function of years of service and covered compensation (subject to Internal Revenue Code limitations in the case of the Pension Plan) and not any specific percentage of the participant’s average final compensation (see above). A retiree with less than 10 years of service would not receive any benefit under the Supplemental Plan but could expect to receive a benefit of approximately 13% of average final compensation under the Pension and Excess Plans.

Early Retirement and Extra Service Credit
Please refer to Note (c) at PS-84 for a discussion of the early retirement features of the Pension, Excess, and Supplemental Plans.
Tiffany does not have a policy for or practice of granting extra years of credited service under the Excess, Pension and Supplemental Plans. Mr. Kowalski and Mr. Fernandez have credit for service with Tiffany’s former parent corporation. This credit was arranged in 1984 when the Company purchased Tiffany.

Retirement Benefits for Executive Officers hired on or after January 1, 2006

Executive officers hired on or after January 1, 2006 are eligible for a defined contribution retirement benefit through the Tiffany and Company Employee Profit Sharing and Retirement Savings Plan, and for excess defined retirement benefit contributions ("Excess DCRB Contribution"), credited on their behalf to an account under the Tiffany and Company Executive Deferral Plan. For details about the Excess DCRB Contribution, see "Excess DCRB Feature of the Executive Deferral Plan" at PS-89. Messrs. Nicoletti and Cumenal and Ms. Beraud are eligible to receive the Excess DCRB Contribution.
Mr. Cumenal receives additional retirement benefits under his employment agreement, which benefits were intended as "make whole" payments for amounts Mr. Cumenal forfeited at his prior employer. Mr. Cumenal accrued significant long-term pension benefits with his prior employer. For details about Mr. Cumenal's additional retirement benefits, see "Frederic Cumenal Employment Agreement" at PS-77.

TIFFANY & CO.

NONQUALIFIED DEFERRED COMPENSATION TABLE
(Fiscal 2014)

Name	Executive Contribution In Last Fiscal Year (a) ($)	Registrant Contribution In Last Fiscal Year ($)	Aggregate Earnings In Last Fiscal Year (b) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance At Last Fiscal Year End (c) ($)
Michael J. Kowalski	$—	$—	$19,575	$—	$362,098
James N. Fernandez	$93,245	$—	$276,822	$—	$2,836,644
Ralph Nicoletti	$—	$—	$—	$—	$—
Frederic Cumenal	$455,175	$20,332	$70,626	$—	$1,142,058	(d)
Jill Beraud	$—	$—	$—	$—	$—
Pamela H. Cloud	$—	$—	$—	$—	$—

Note to Nonqualified Deferred Compensation Table

(a)	This column includes amounts that are also included in the amounts shown in the columns headed "Salary" or "Non-Equity Incentive Plan Compensation" in the Summary Compensation Table at PS-66.

(b)
Amounts shown in this column are not reported as compensation in the Summary Compensation Table because the Company’s Executive Deferral Plan does not pay above-market or preferential earnings on compensation that is deferred.

(c)
Amounts shown in this column include amounts that were reported as compensation in the Summary Compensation Table to the extent that such amounts were contributed by the executive but not to the extent that such amounts represent earnings. See Note (b) above.

(d)
Under the terms of the Executive Deferral Plan, in March 2014, and as noted under "Registrant Contributions in Last Fiscal Year" in the table above Mr. Cumenal received an Excess DCRB Contribution of $20,332 for Fiscal 2013. As of January 31, 2015, Mr. Cumenal was vested in 40% of the Excess DCRB Contributions credited to him under the Executive Deferral Plan, based on his years of service. See "Excess DCRB Feature of the Executive Deferral Plan" below.

Features of the Executive Deferral Plan
These are the key features of the Company’s Executive Deferral Plan:

•	Participation is open to directors and executive officers of the Company as well as other vice presidents and "director-level" employees of Tiffany;

•	Directors of the Company may defer all of their cash compensation;

•	Employees may defer up to 50% of their salary and up to 90% of their short-term cash incentive or bonus compensation;

•
Other than the Excess Defined Contribution Retirement Benefits available to individuals who do not participate in the Company's defined benefit pension plan, the Company makes no contribution to the plan;

•	The Company guarantees no specific return on contributions under the plan;

•	Deferrals are placed in a trust that is subject to the claims of Tiffany’s creditors;

TIFFANY & CO.

•	Deferred compensation is invested by the trustee in various mutual funds as directed by Tiffany, which follows the directions of participants;

•	The value in the participant’s account (and Tiffany’s responsibility for payment) is measured by the return on the investments selected by the participant;

•	Deferrals may be made to a Retirement Account and to accounts which will pay out on specified "in-service" dates;

•	Participants must elect to make deferrals in advance of the period during which the deferred compensation is earned;

•	Retirement Accounts pay out in 5, 10, 15 or 20 annual installments after retirement as elected in advance by the participant;

•
Except in the case of previously elected "in-service" payout dates, participants are not allowed to withdraw funds while they remain employed other than for unforeseeable emergencies and then only with the permission of Tiffany’s Board;

•	Termination of services generally triggers a distribution of all account balances other than, in the case of retirement or disability, retirement balances; and

•	Most participants, including all executive officers, will not receive any distribution from the plan until six months following termination of services.
Excess DCRB Feature of the Executive Deferral Plan
The Executive Deferral Plan provides for an Excess DCRB Contribution each year with respect to certain eligible employees under the DCRB feature of the Tiffany and Company Employee Profit Sharing and Retirement Savings Plan (the "401(k) Plan"). If an eligible employee under the DCRB feature (i) holds a title of Vice President or above, (ii) receives a DCRB Contribution under the 401(k) Plan in a given year, and (iii) such DCRB Contribution is curtailed by reason of the limitations under Sections 401(a)(17) or 415 of the Internal Revenue Code, the eligible employee shall have an Excess DCRB Contribution credited to his or her Deferred Benefit Accounts under the Executive Deferral Plan.
The Excess DCRB feature is intended to benefit those eligible employees who were hired on or after January 1, 2006, and accordingly were precluded from participation in the Pension Plan, Excess Plan and Supplemental Plan. Messrs. Cumenal and Nicoletti and Ms. Beraud are eligible for benefits under the Excess DCRB feature of the Executive Deferral Plan.

The Excess DCRB Contribution vests in accordance with the vesting schedule for DCRB Contributions under the 401(k) Plan, as follows:

Years of Service	Vested Percentage
Less than 2 Years	—%
2 years or more	20%
3 years or more	40%
4 years or more	60%
5 years or more	80%
6 years or more	100%

TIFFANY & CO.

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE IN CONTROL
The following table shows benefits payable to the named executive officers upon involuntary termination, absent a Change in Control (defined below), and benefits payable to the named executive officers upon involuntary termination, subsequent to a Change in Control. In either case, the values below assume the named executive officer was involuntarily terminated on January 31, 2015. An "involuntary termination" does not include a termination for cause, but does include a resignation for good reason.

	Involuntary Terminations Absent a Change in Control				Involuntary Terminations Following a Change in Control
Name	Cash Severance Payment (a)	Welfare Benefit (a)	Early Vesting of Equity Awards (b)	Total	Early Vesting of Supplemental Plan (c)	Cash Severance Payment (d)	Welfare Benefits (e)	Early Vesting of Stock Options (f)	Early Vesting of Restricted Stock Units (g)	Total
Michael J. Kowalski	$—	$—	$—	$—	$—	$5,000,000	$32,056	$1,249,875	$9,363,185	$15,645,116
Ralph Nicoletti	$—	$—	$1,400,622	$1,400,622	$—	$2,550,000	$43,771	$—	$2,170,938	$4,764,709
Frederic Cumenal	$900,000	$21,869	$1,075,982	$1,997,851	$—	$3,054,031	$43,771	$896,361	$6,627,873	$10,622,036
Jill Beraud	$1,445,000	$21,869	$—	$1,466,869	$—	$2,890,000	$43,771	$—	$—	$2,933,771
Pamela H. Cloud	$—	$—	$—	$—	$754,125	$1,760,000	$43,771	$323,370	$2,457,110	$5,338,376

Notes to Potential Payments on Termination or Change in Control Table

(a)
Mr. Cumenal and Ms. Beraud are the only named executive officers to whom the Company is committed to pay severance benefits in the event of involuntary termination, without cause, in the absence of a Change in Control. For a summary of these arrangements, see "Discussion of Summary Compensation Table and Grants of Plan-Based Awards" at PS-73.

(b)
The terms applicable to the one-time awards of time-vesting restricted stock units, made to Mr. Cumenal on September 19, 2013 (12,419), with respect to his promotion to President, and to Mr. Nicoletti on March 19, 2014 (16,166), with respect to his joining the Company, provide for acceleration of 100% outstanding shares in the event of an involuntary termination without cause.

(c)
Absent a Change in Control followed by termination of employment, the Supplemental Plan will vest only when the participant attains the in-service age of 55 years with 10 years of service, or in-service age of 65 years.

(d)
For the executive officers other than Mr. Cumenal, cash severance payments were determined by multiplying the sum of (i) actual salary and (ii) the target short-term incentive award or bonus, by two. Mr. Cumenal’s cash severance payment is comprised of the sum of (i) actual salary multiplied by two, and (ii) $1,254,031, pursuant to the terms of his employment agreement.

(e)
The amounts shown in this column represent two years of health-care coverage determined on the basis of the Company’s "COBRA" rates for post-employment continuation coverage. Such rates are available to all participating employees who terminate from employment and were determined on the basis of the coverage elections made by the executive officer.

(f)
The value of early vesting of stock options granted in January 2012, 2013 and 2014 was determined using $86.64, the closing value of the Company’s common stock on January 31, 2015. In the event of a Change in Control that is not a Terminating Transaction (as defined below), the unvested portion of such options will vest only upon the executive’s involuntary termination from employment. For the purposes of this table, it is assumed that the Change in Control was a 35% share acquisition and not a Terminating Transaction. This column also assumes a 100% early vesting of the special promotion-related stock option grant awarded to Mr. Cumenal in September 2013 (36,523).

TIFFANY & CO.

(g)
The value of early vesting of restricted stock units granted in 2012, 2013 and 2014 was determined using $86.64, the closing value of the Company’s common stock on January 31, 2015. In the event of a Change in Control that is not a Terminating Transaction, only a portion of unvested performance-based restricted stock units will vest, pursuant to a schedule based on the applicable three-year performance period. For the purposes of this table, it is assumed that the Change in Control was a 35% share acquisition and not a Terminating Transaction. Accordingly, this column assumes 100% early vesting of performance-based restricted stock units granted in January 2012; 70% early vesting of performance-based restricted stock units granted in January 2013; and 55% early vesting of performance-based restricted stock units granted in January 2014. This column also assumes a 100% early vesting of the special time-vesting restricted stock grants awarded to Mr. Cumenal on September 19, 2013 (12,419) and to Mr. Nicoletti on March 19, 2014 (16,166).

Explanation of Potential Payments on a Termination absent a Change in Control

Severance Arrangements
The Company generally does not enter into employment agreements with or otherwise commit to severance benefits for its executive officers, absent a Change in Control, other than as necessary to recruit appropriate candidates for key roles. Mr. Cumenal and Ms. Beraud are both party to formal severance arrangements with the Company, applicable in the event of an involuntary termination in the absence of a Change in Control. For a full discussion of these arrangements, see "Compensation Discussion and Analysis - Other Employment Agreements or Severance Plans for Named Executive Officers" at PS-61. The Company is not obligated to pay cash severance benefits to any other named executive officer upon termination, unless a Change in Control has occurred, although it is permitted to provide such benefits if it deems it appropriate to do so.
Time-Based Restricted Stock Unit Awards
Additionally, Messrs. Cumenal and Mr. Nicoletti are eligible for accelerated vesting of outstanding time-based restricted stock units in the event of an involuntary termination absent a Change in Control, as described in note (b) above.
Performance-Based Restricted Stock Unit Awards
The terms of award applicable to outstanding performance-based restricted stock unit grants ("PSUs") reserve the right of the Committee, under certain circumstances, to permit vesting of PSUs in the event of an involuntary termination absent a Change in Control. The terms set forth certain parameters for and limitations on such vesting.
Explanation of Potential Payments on Termination following a Change in Control
Severance Arrangements
The Company and Tiffany have entered into retention agreements with each of the executive officers, other than Mr. Cumenal, whose employment agreement with the Company addresses severance benefits following a change in control. These agreements would provide a covered executive with compensation if he or she should incur an involuntary termination after a change in control.
In the event that a Change in Control occurs, the covered executives would have fixed terms of employment under their retention agreements for two years.
If the executive incurs an involuntary termination during his or her fixed term of employment under a retention agreement, compensation would be payable to the executive as follows:

•	Two times the sum of the executive’s salary and target short-term incentive award or bonus, as severance; and

•	Two years of benefits continuation under Tiffany’s health and welfare plans.

TIFFANY & CO.

Mr. Cumenal's employment agreement provides for severance benefits following a Change in Control as described at PS-77.
Vesting of Options and Restricted Stock Units on an Involuntary Termination following a Change in Control
Stock Option Grants
For grants awarded in 2009 or later, outstanding stock options will vest in full and become exercisable in the event of a Change in Control if it results in the dissolution of the Company, or the Company goes out of existence or comes under the substantial ownership (80%) of another person, and the acquiring party does not arrange to assume or replace the grant. These types of change in control events are referred to as "Terminating Transactions." (See "Definition of a Change in Control" below.)
For all other Change in Control events (see "Definition of a Change in Control" below), early vesting will occur in full but only if the named executive officer is involuntarily terminated from employment following the Change in Control.
Performance-Based Restricted Stock Unit Grants
Terms of Awards for Grants Made in January 2012 and January 2013:
For grants awarded in January 2012 and January 2013, outstanding performance-based restricted stock units will vest in full and convert to shares in the event of a Terminating Transaction.
For all other Change in Control events (see "Definition of a Change in Control" below), performance-based restricted stock units will vest in full if the Change in Control event occurs in the last fiscal year of a three-year performance period, 70% if it occurs in the second fiscal year of a three-year performance period; and 30% if it occurs in the first fiscal year of a three-year performance period. In the event of the first type of Change in Control event described in the definition below (a 35% share acquisition), such proportionate vesting will occur only if the named executive officer is involuntarily terminated following the Change in Control event.
Terms of Awards for Grants Made in January 2014, March 2014 and January 2015:
In January 2014, the Committee modified the terms of award for performance-based restricted stock unit awards made in that month, from the terms used in January 2012 and January 2013, to provide for conversion of performance-based restricted stock units to time-vesting restricted stock units, in the event of a Change in Control, as follows:

(i)
If a Change in Control occurs before the start of the three-year performance period (for the January 2014 grant, that would mean anytime before February 1, 2014), no conversion or vesting shall occur for the award in connection with the change in control;

(ii)
If a Change in Control occurs in the first or second fiscal year of the three-year performance period, then 55% of the performance-based stock units awarded shall convert to time-vesting restricted stock units; and

(iii)
If a Change in Control occurs in the last fiscal year of the three-year performance period, the percentage of the performance-based restricted stock units to convert to time-vesting restricted stock units will be based on the Company’s cumulative performance during the first and second fiscal year of the performance period, as compared to the performance goals expressed in the original notice of grant; however, such performance goals (but for the ROA target, which will be disregarded under such circumstances) will be pro-rated for the cumulative two-year period (66.67%).

The time-vesting restricted stock units resulting as described above will vest on the earlier of (i) the original maturity date in the notice of grant (three business days following the public announcement of the Company’s audited, consolidated financial results for the last fiscal year in the performance period, which for the January 2014 grant would be in March 2017), or (ii) if the executive officer is earlier involuntarily terminated without cause, on such termination date.

TIFFANY & CO.

Time-Vesting Restricted Stock Unit Grants
Outstanding time-vesting restricted stock units will vest in full and convert to shares in the event of a Terminating Transaction.
For all other Change in Control events (see "Definition of a Change in Control" below), time-vesting restricted stock units will vest in full if the Change in Control event occurs and if the named executive officer is involuntarily terminated following the Change in Control event.
Supplemental Retirement Benefits Vest on a Change in Control
Mr. Kowalski and Ms. Cloud participate in the Pension Plan, Excess Plan, and Supplemental Plan. Both are vested in the Pension Plan and Excess Plan. Mr. Kowalski is further vested in the Supplemental Plan. Ms. Cloud is not vested in the Supplemental Plan. No other named executive officers as of January 31, 2015 were participants in these retirement plans.
Definition of a Change in Control
For purposes of the Supplemental Plan, equity awards made in 2009 and thereafter, and the retention agreements, the term "Change in Control" means that one of the following events has occurred:

•
Any person or group of persons acting in concert (a "person" being an individual or organization) acquires 35% or more in voting power or stock of the Company, or the right to obtain such voting power;

•
A majority of the Board is, for any reason, not made up of individuals who were either on the Board on January 15, 2009, or, if they became members of the Board after that date, were approved by the directors;

•	As a result of a corporate transaction such as a merger, the shareholders of Tiffany immediately prior to such transaction do not own more than 50% of Tiffany’s outstanding shares; or

•	All or substantially all assets of the Company or Tiffany are sold or disposed of to an unrelated party.
Certain Change in Control events will be considered "Terminating Transactions," provided the acquirer does not arrange to assume or replace the grant. Terminating Transactions include (i) the dissolution of the Company, or (ii) if the Company comes under the substantial ownership (80%) of another person. The definition of "change in control" for equity awards made prior to 2009 is somewhat, but not substantially, different.
Non-Competition Covenants Affected by Change in Control
In the event of a Change in Control, the duration of certain non-competition covenants could be reduced from as long as two years following termination of employment to as little as six months in the event a Change in Control were to occur. In the table above, we have not assigned any value to a potential reduction.

OTHER TERMINATIONS
Early Retirement
Mr. Kowalski was eligible to take early retirement on January 31, 2015. His early retirement benefit under the Pension Plan, the Excess Plan and the Supplemental Plan would have been approximately $1,421,365 per year had he retired effective January 31, 2015, subject to applicable offsets by benefits payable under Social Security.
Death or Disability
If any of the named executive officers had died or become disabled on January 31, 2015, stock options then unvested would have vested, at the values disclosed in the column "Early Vesting of Stock Options" in the table above at PS-90. Further, certain performance-based restricted stock units and time-vesting restricted stock units would have vested, under the terms of the outstanding awards, at the following values: Mr. Kowalski, $3,137,234; Mr. Nicoletti, $1,638,709; Mr. Cumenal, $2,916,909; Ms. Beraud, $0; and Ms. Cloud, $816,842.

TIFFANY & CO.

DIRECTOR COMPENSATION TABLE
Fiscal 2014

Name	Fees Earned or Paid in Cash ($) (a)	Option Awards ($) (b) (c)	Stock Awards ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (d)	All Other Compensation ($)	Total ($)
Rose Marie Bravo	$75,000	$75,318	$74,389	$87,123	$—	$311,830
Gary E. Costley	$95,000	$75,318	$74,389	N/A	$—	$244,707
Lawrence K. Fish	$90,000	$75,318	$74,389	N/A	$—	$239,707
Abby F. Kohnstamm	$75,000	$75,318	$74,389	N/A	$—	$224,707
Charles K. Marquis	$90,000	$75,318	$74,389	$82,007	$—	$321,714
Peter W. May	$75,000	$75,318	$74,389	N/A	$—	$224,707
William A. Shutzer	$90,000	$75,318	$74,389	$89,219	$—	$328,926
Robert S. Singer	$95,000	$75,318	$74,389	N/A	$—	$244,707

Notes to Director Compensation Table

(a)	Includes amounts deferred under the Executive Deferral Plan.

(b)
Amounts shown represent the grant-date fair value for stock options granted for Fiscal 2014. In valuing option awards the Company made certain assumptions. For a discussion of those assumptions, please refer to Part II of the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2015. See Note N. "Stock Compensation Plans," in Notes to Consolidated Financial Statements, under Item 8. Financial Statements and Supplementary Data.

(c)	Supplementary Table: Outstanding Director Option Awards at Fiscal Year End

Name	Aggregate Number of Option Awards Outstanding at Fiscal Year End (number of underlying shares)
Rose Marie Bravo	29,794
Gary E. Costley	15,077
Lawrence K. Fish	11,217
Abby F. Kohnstamm	49,794
Charles K. Marquis	39,794
Peter W. May	39,794
William A. Shutzer	49,794
Robert S. Singer	8,740

(d)
The actuarial valuation shown takes into account the current age of the director and is based on the following assumptions, consistent with those used in preparing the Company's financial statements: RP2014 Male/Female Mortality Table with White Collar Adjustments and generational projections using the Scale MP-2014; a change in discount rate from 4.75% to 3.75%; and assumed retirement age

TIFFANY & CO.

of 65 (if the director is over age 65, the director is assumed to retire on January 31, 2015). This column does not include earnings under the Deferral Plan because the Deferral Plan does not pay above-market or preferential earnings on compensation that is deferred. Where an N/A appears, the director is not eligible for this benefit.
Discussion of Director Compensation Table

Directors who are not employees of the Company or its subsidiaries are paid or provided with the following for their service on the Board:

Board Fees
Annual Cash Retainer	$75,000
Stock Options - 10 year option vested immediately; options have a strike price equal to fair market value on date of grant	targeted at approximately $75,000
Restricted Stock Units - payable after one year of service or on retirement, at the prior election of the director	targeted at approximately $75,000
Committee Fees
Audit Committee Chair	$20,000
Compensation Committee Chair	$20,000
Corporate Social Responsibility Committee Chair	$15,000
Finance Committee Chair	$15,000
Nominating/Corporate Governance Committee Chair	$15,000

Tiffany also reimburses directors for expenses they incur in attending Board and committee meetings, including expenses for travel, food and lodging.
Directors first elected prior to January 1, 1999 who retire as non-employee directors with five or more years of Board service are also entitled to receive an annual retirement benefit equal to $38,000, payable at the later of age 65 or the retirement date. This benefit is payable quarterly and continues for a period of time equal to the director’s length of service on the Board, including periods served as an employee director, or until death, if earlier. Directors Bravo, Marquis and Shutzer are the only directors entitled to participate in this benefit plan.

Under Tiffany’s Executive Deferral Plan, directors may defer up to one hundred percent (100%) of their cash compensation and invest the amounts they defer in various accounts and funds established under the plan. However, the Company does not guarantee any return on said investments. The following table provides data concerning director participation in this plan:

Name	Director Contribution In Last Fiscal Year ($)	Registrant Contribution In Last Fiscal Year ($)	Aggregate Earnings In Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance At Last Fiscal Year End ($)
Gary E. Costley	$—	$—	$11,330	$—	$261,273
Charles K. Marquis	$—	$—	$50,391	$—	$657,165
William A. Shutzer	$—	$—	$135,357	$—	$1,415,066
Messrs. Kowalski and Cumenal are employees of Tiffany and, therefore, receive no separate compensation for service as directors.

TIFFANY & CO.

EQUITY COMPENSATION PLAN INFORMATION
(As of Fiscal Year 2014)

	Column A		Column B	Column C
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column A)
Equity compensation plans approved by security holders	1,692,052	[a]	$68.76	3,123,188	[b]
Equity compensation plans not approved by security holders	—		—	—
Total	1,692,052	[a]	$68.76	3,123,188	[b]

(a)	Shares indicated do not include 1,222,206 shares issuable under awards of stock units already made.

(b)
Shares indicated are the aggregate of those available for grant under the Company’s 2014 Employee Incentive Plan (the "Employee Plan") and the Company’s 2008 Directors Equity Plan (the "Directors Plan"). All plans provide for the issuance of options and stock awards. However, under the Directors plan, the maximum number of shares that may be issued (1,000,000) is subject to reduction by 1.58 shares for each share that is delivered on vesting of a stock award. Column C reflects this reduction assuming that all shares granted as stock awards will vest.

TIFFANY & CO.

OTHER MATTERS
Shareholder Proposals for Inclusion in the Proxy Statement for the 2016 Annual Meeting
If you wish to submit a proposal to be included in the Proxy Statement for our 2016 Annual Meeting, we must receive it no later than December 12, 2015. Proposals should be sent to the Company at 727 Fifth Avenue, New York, New York 10022 addressed to the attention of Corporate Secretary (Legal Department).
Other Proposals
Our By-laws set forth certain procedures for shareholders of record who wish to nominate directors or propose other business to be considered at an annual meeting. In addition, we will have discretionary voting authority with respect to any such proposals to be considered at the 2016 Annual Meeting unless the proposal is submitted to us no earlier than January 29, 2016 and no later than February 28, 2016 and the shareholder otherwise satisfies the requirement of SEC Rule 14a-4.

Householding
The SEC allows us to deliver a single proxy statement and annual report to an address shared by two or more of our shareholders. This delivery method, referred to as “householding,” can result in significant cost savings for us. In order to take advantage of this opportunity, the Company and banks and brokerage firms that hold your shares have delivered only one proxy statement and annual report to multiple shareholders who share an address unless one or more of the shareholders has provided contrary instructions. The Company will deliver promptly, upon written or oral request, a separate copy of the proxy statement and annual report to a shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of the proxy statement and annual report, now or in the future, may obtain one, without charge, by addressing a request to Annual Report Administrator, Tiffany & Co., 200 Fifth Avenue, 14th floor, New York, New York 10010 or by calling 212-230-5302. You may also obtain a copy of the proxy statement and annual report from the Company’s website www.tiffany.com, by clicking “Investors” at the bottom of the page, and selecting “Financial Information” from the left-hand column. Shareholders of record sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future should submit their request by contacting us in the same manner. If you are the beneficial owner, but not the record holder, of the Company’s shares and wish to receive only one copy of the proxy statement and annual report in the future, you will need to contact your broker, bank or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.
Reminder to Vote
Please be sure to either complete, sign and mail the enclosed proxy card in the return envelope provided or call in your instructions or vote by Internet as soon as you can so that your vote may be recorded and counted.
BY ORDER OF THE BOARD OF DIRECTORS
Leigh M. Harlan
Secretary
New York, New York
April 10, 2015

TIFFANY & CO.

APPENDIX I
NON-GAAP MEASURES

Net Sales. The Company's reported net sales reflect either a translation-related benefit from strengthening foreign currencies or a detriment from a strengthening U.S. dollar. Internally, management monitors and measures its sales performance on a non-GAAP basis that eliminates the positive or negative effects that result from translating sales made outside the U.S. into U.S. dollars ("constant-exchange-rate basis"). Management believes this constant-exchange-rate basis provides a more representative assessment of sales performance and provides better comparability between reporting periods. The following table reconciles the sales percentage increases (decreases) from the GAAP to the non-GAAP basis versus the previous year:

	2014
	GAAP Reported	Translation Effect	Constant- Exchange- Rate Basis
Net Sales:
Worldwide	5%	(2)%	7%
Americas	6	—	6
Asia-Pacific	9	(1)	10
Japan	(4)	(8)	4
Europe	6	—	6
Other	26	—	26

Net earnings. Internally, management monitors and measures its earnings performance excluding certain items listed below. Management believes excluding such items presents the Company's results on a more comparable basis to the corresponding period in the prior year, thereby providing investors with an additional perspective to analyze the results of operations of the Company. The following table reconciles certain GAAP amounts to non-GAAP amounts:

(in thousands, except per share amounts)	GAAP	Debt extinguishment [a] increase/ (decrease)	Non-GAAP
Year Ended January 31, 2015
Loss on extinguishment of debt	$93,779	$(93,779)	$—
Provision for income taxes	253,358	32,823	286,181
Net earnings	484,179	60,956	545,135
Diluted earnings per share	3.73	0.47	4.20

a.
Expenses associated with the redemption of $400,000,000 in aggregate principal amount of certain senior notes prior to their scheduled maturities. See "Item 8. Financial Statements and Supplementary Data - Note G - Debt" in our Annual Report on Form 10-K, filed with the SEC on March 20, 2015 for further information.

TIFFANY & CO.

(in thousands, except per share amounts)	GAAP	Arbitration award [b] increase/ (decrease)	Specific cost-reduction initiatives [c](decrease)/increase	Non-GAAP
Year Ended January 31, 2014
Selling, general and administrative expenses	$1,555,093	$—	$(9,379)	$1,546,524
Earnings from operations	304,329	480,211	9,379	793,919
As a % of sales	7.5%			19.7%
Other income, net	13,191	(7,489)	—	5,702
Provision for income taxes	73,497	179,319	3,594	256,410
Effective tax rate	28.8%			34.8%
Net earnings	181,369	293,403	5,785	480,557
As a % of sales	4.5%			11.9%
Diluted earnings per share	1.41	2.28	0.04	3.73

b.
Amounts associated with the award issued in arbitration between the Swatch Group Ltd. and the Company. See "Item 8. Financial Statements and Supplementary Data - Note J - Commitments and Contingencies" in our Annual Report on Form 10-K, filed with the SEC on March 20, 2015 for further information.

c.
Expenses associated with specific cost-reduction initiatives which included severance related to staffing reductions and subleasing of certain office space for which only a portion of the Company's future rent obligations will be recovered.

TIFFANY & CO.

TIFFANY & CO.

TIFFANY & CO.
200 FIFTH AVENUE
ATTN: INVESTOR RELATIONS
NEW YORK, NY 10010

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. EDT the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. EDT the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

SHAREHOLDER MEETING REGISTRATION:
To vote and/or attend the meeting, go to "shareholder meeting registration" link at www.proxyvote.com.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M86459-P62800

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TIFFANY & CO.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors	For	Against	Abstain
1a. Michael J. Kowalski	☐	☐	☐
1b. Rose Marie Bravo	☐	☐	☐
1c. Gary E. Costley	☐	☐	☐
1d. Frederic Cumenal	☐	☐	☐
1e. Lawrence K. Fish	☐	☐	☐
1f. Abby F. Kohnstamm	☐	☐	☐
1g. Charles K. Marquis	☐	☐	☐
1h. Peter W. May	☐	☐	☐
1i. William A. Shutzer	☐	☐	☐
1j. Robert S. Singer	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain
2. Ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending January 31, 2016.	☐	☐	☐
3. Approval of the Compensation Paid to the Company's Named Executive Officers in Fiscal 2014.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS to be held
THURSDAY, MAY 28, 2015

The Annual Meeting of Shareholders of Tiffany & Co. (the "Company") will be held at the W New York-Union Square hotel, 201 Park Avenue South, New York, New York on Thursday, May 28, 2015, at 9:30 a.m. EDT to consider and take action on the following:

1. Election of ten (10) directors to hold office until the next Annual Meeting of Shareholders and until their respective successors have been elected and qualified; and
2. Ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending January 31, 2016; and
3. Approval of the compensation paid to the Company's named executive officers in Fiscal 2014.

All shareholders are cordially invited to attend, although only those shareholders of record as of the close of business on March 30, 2015 will be entitled to notice of and to vote at the Meeting or any adjournments thereof. The transfer books will not be closed.

A list of shareholders entitled to vote will be available for inspection by interested shareholders at the offices of the Company, 727 Fifth Avenue, New York, New York commencing on May 14, 2015 during ordinary business hours.

BY ORDER OF THE BOARD OF DIRECTORS

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders.
The Proxy Statement and the Annual Report to Shareholders for the year ended January 31, 2015 are available at: www.proxyvote.com

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM IN THE ENCLOSED ENVELOPE. ▼

M86460-P62800

TIFFANY & CO.

Proxy — Tiffany & Co.

SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING OF SHAREHOLDERS OF TIFFANY & CO. (THE "COMPANY") TO BE HELD MAY 28, 2015 AT 9:30 A.M. EDT AT THE W NEW YORK – UNION SQUARE HOTEL, 201 PARK AVENUE SOUTH, NEW YORK, NEW YORK. THE BOARD OF DIRECTORS RECOMMENDS: A VOTE "FOR" ALL NOMINEES FOR DIRECTOR IN ITEM 1; "FOR" RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JANUARY 31, 2016 IN ITEM 2; AND "FOR" APPROVAL OF THE COMPENSATION PAID TO THE COMPANY'S NAMED EXECUTIVE OFFICERS IN FISCAL 2014 IN ITEM 3.

SHARES REPRESENTED BY THIS PROXY WILL BE SO VOTED UNLESS OTHERWISE INDICATED, IN WHICH CASE THEY WILL BE VOTED AS MARKED. IF NO DIRECTION IS GIVEN, SUCH SHARES WILL BE VOTED "FOR" ALL NOMINEES FOR DIRECTOR IN ITEM 1 AND "FOR" ITEMS 2 AND 3. IF ANY NOMINEE NAMED ON THE REVERSE SIDE OF THIS CARD IS UNABLE TO SERVE AS A DIRECTOR, THE BOARD OF DIRECTORS MAY NOMINATE ANOTHER PERSON OR PERSONS IN SUBSTITUTION FOR SUCH NOMINEE AND THE PROXIES NAMED BELOW WILL VOTE FOR THE PERSON OR PERSONS SO NOMINATED.

The undersigned hereby appoints F. CUMENAL, R. NICOLETTI and R. M. WAPNER, and each of them proxies, with full power of substitution, to act for the undersigned, and to vote all shares of common stock represented by this proxy which the undersigned may be entitled to vote at the 2015 Annual Meeting of Shareholders (and any adjournment thereof) as directed and permitted on the reverse side of this card and, in their judgement, on such matters as may be incident to the conduct of or may properly come before the meeting.

YOUR VOTE IS IMPORTANT. EVEN IF IT IS YOUR DESIRE TO ATTEND THE ANNUAL MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE PAID ENVELOPE, VOTE BY INTERNET OR CALL IN YOUR VOTE.